Exhibit 10.1
CREDIT AGREEMENT
dated as of October 31, 2006
among
CRAWFORD & COMPANY
and
CRAWFORD & COMPANY INTERNATIONAL, INC.,
as Borrowers
THE LENDERS FROM TIME TO TIME PARTY HERETO
and
SUNTRUST BANK,
as Administrative Agent

SUNTRUST ROBINSON HUMPHREY
(a division of SunTrust Capital Markets, Inc.),
as Sole Lead Arranger and Sole Bookrunner

v

Schedules

Schedule I	-	Applicable Margin and Applicable Percentage
Schedule 1.1	-	Foreign Currency Payment Accounts
Schedule 1.2	-	Commitments
Schedule 1.3	-	Existing Letters of Credit
Schedule 4.11	-	Owned and Leased Real Property
Schedule 4.14	-	Subsidiaries
Schedule 4.17	-	Dormant Companies
Schedule 7.1	-	Existing Indebtedness
Schedule 7.2	-	Existing Liens
Schedule 7.4	-	Existing Investments
Schedule 7.5	-	Existing Earnout Obligations
Schedule 7.8	-	Restrictive Agreements
Schedule 7.13	-	Location of Chief Executive Office, Principal Place of Business, Offices that Maintain Books and Records, Inventory and Equipment
Exhibits

Exhibit A	-	Form of Assignment and Acceptance
Exhibit B	-	Form of Pledge Agreement
Exhibit C	-	Form of Revolving Credit Note
Exhibit D	-	Form of Subsidiary Guaranty Agreement
Exhibit E	-	Form of Swingline Note
Exhibit F	-	Form of Term Loan Note
Exhibit G	-	Form of Security Agreement
Exhibit 2.3	-	Notice of Revolving Borrowing
Exhibit 2.5	-	Notice of Swingline Borrowing
Exhibit 2.8	-	Form of Continuation/Conversion
Exhibit 2.20	-	Mandatory Costs Rate

CREDIT AGREEMENT
          THIS CREDIT AGREEMENT is made and entered into as of October 31, 2006 by and among CRAWFORD & COMPANY, a Georgia corporation (“Crawford”), CRAWFORD & COMPANY INTERNATIONAL, INC., a Georgia corporation (“International”; Crawford and International are each referred to herein individually as a “Borrower”, and collectively, the “Borrowers”), the several banks and other financial institutions from time to time party hereto (the “Lenders”), and SUNTRUST BANK, in its capacity as Issuing Bank, and in its capacity as Administrative Agent for the Lenders (the “Administrative Agent”).
W I T N E S S E T H:
          WHEREAS, pursuant to the terms and conditions of the Purchase Agreement, Crawford will purchase 100% of the outstanding capital stock of Broadspire Management Services, Inc. (the “Target”) directly from the Seller (the “Transaction”);
          WHEREAS, on the Closing Date, the Borrowers intend to refinance certain Indebtedness, including, without limitation, certain Indebtedness currently outstanding under the Existing Credit Agreement and the Private Placement Loan Documents;
          WHEREAS, the Borrowers have requested that the Lenders extend credit in an aggregate principal amount of up to $310,000,000 on the terms and conditions set forth in this Agreement in order to fund the Transaction, refinance such Indebtedness and provide for working capital needs of the Borrowers and other general corporate purposes; and
          WHEREAS, on the terms and conditions contained herein, the Lenders have agreed to extend senior secured credit facilities to the Borrowers in an aggregate amount not to exceed $310,000,000 consisting of: (i) a revolving credit facility in the principal amount of $100,000,000 (which will include a $5,000,000 swingline subfacility and a $100,000,000 letter of credit subfacility) and (ii) a term loan B facility in the principal amount of $210,000,000.
          NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrowers, the Lenders and the Administrative Agent agree as follows:
ARTICLE I.
DEFINITIONS; CONSTRUCTION
          Section 1.1 Definitions. In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):
          “Acquisition” shall mean any acquisition of, whether by purchase of Equity Interests, asset purchase, merger, consolidation or otherwise of a Person, all or substantially all of the assets of a Person or a business line or division of a Person.

          “Adjusted LIBOR” shall mean, with respect to each Interest Period for a LIBO Rate Borrowing, the rate per annum obtained by multiplying (i) LIBOR for such Interest Period by (ii) the Statutory Reserve Rate.
          “Administrative Agent” shall have the meaning assigned to such term in the opening paragraph hereof.
          “Affiliate” shall mean, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote ten percent (10%) or more of the securities having ordinary voting power for the election of the board of directors, board of managers or other governing body of such Person or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of Voting Interest, by contract or otherwise.
          “Agreement” shall mean this Credit Agreement, together with all Exhibits and Schedules attached hereto.
          “Alternate Lending Office” shall mean, as to each Lender, such office, branch, affiliate or correspondent of such Lender as such Lender may from time to time designate by notice to Borrowers and the Administrative Agent as such Lender’s office for making or receiving payments of Revolving Loans denominated in a Foreign Currency.
          “Aggregate Revolving Commitments” shall mean the sum of the Revolving Commitments of all Lenders at any time outstanding. On the Closing Date, the Aggregate Revolving Commitments equal $100,000,000.
          “Applicable Lending Office” shall mean, for each Lender and for each Type of Loan, the “Lending Office” of such Lender (or an Affiliate of such Lender) designated for such Type of Loan on such Lender’s signature page hereto or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrowers as the office by which its Loans of such Type are to be made and maintained.
          “Applicable Margin” shall mean, as of any date, with respect to (i) all Revolving Loans outstanding on any date and the Revolving LC Participation Fee, as the case may be, the percentage per annum determined by reference to the applicable Leverage Ratio in effect on such date as set forth on Schedule I attached hereto, as adjusted and otherwise determined from time to time in accordance with Section 2.16, (ii) all Term Loans outstanding on any date, 1.50% on Base Rate Loans and 2.50% on LIBO Rate Loans.
          “Applicable Percentage” shall mean, at any date, with respect to the commitment fee the percentage per annum determined by reference to the applicable Leverage Ratio in effect on such date as set forth on Schedule I attached hereto, as adjusted and otherwise determined from time to time in accordance with Section 2.16.

          “Applicable Pledge Amount” shall mean, in respect of the amount of Equity Interest of any Foreign Subsidiary to be pledged to the Administrative Agent, for the benefit of the Lenders, pursuant to a Pledge Agreement, the lesser of (i) sixty-five percent (65%) of all outstanding Equity Interest of such Foreign Subsidiary and (ii) the total amount of all outstanding Equity Interest of such Foreign Subsidiary owned by the Borrowers and their other Subsidiaries.
          “Approved Fund” means any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.
          “Arranger” shall have the meaning assigned to such term in Section 3.1(a).
          “Asset Sale” shall mean any one or series of related transactions in which a Consolidated Party conveys, transfers, assigns, sells, leases, licenses or otherwise disposes of, directly or indirectly, any of its properties, businesses or assets (including, without limitation, the sale or issuance of Equity Interests of any Subsidiary, any merger or any sale-leaseback transaction) whether owned on the Closing Date or thereafter acquired.
          “Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.4(b)) and accepted by the Administrative Agent, in the form of Exhibit A attached hereto or any other form approved by the Administrative Agent.
          “Base Rate” shall mean the higher of (i) the per annum rate which the Administrative Agent publicly announces from time to time to be its prime lending rate, as in effect from time to time, and (ii) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%). The Administrative Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate charged to customers. The Administrative Agent may make commercial loans or other loans at rates of interest at, above or below the Administrative Agent’s prime lending rate. Each change in the Base Rate hereunder shall be effective on the effective date of any change in the Administrative Agent’s prime lending rate.
          “Borrower” and “Borrowers” shall have the meanings given such terms in the introductory paragraph hereof.
          “Borrowing” shall mean a borrowing consisting of (i) Loans of the same Class and Type, made, converted or continued on the same date and in the case of LIBO Rate Loans, as to which a single Interest Period is in effect, or (ii) a Swingline Loan.
          “Business Day” shall mean any day other than a Saturday or Sunday or other day on which banks are not authorized or required to close in Atlanta, Georgia or New York, New York and, if the applicable Business Day relates to the advance or continuation of, conversion into, or payment on a LIBO Rate Borrowing (i) in a currency other than Euros, on which banks are dealing in Dollar or any Foreign Currency (other than Euros) deposits, as applicable, in the applicable interbank eurocurrency market in London, England, and in the country of issue of the currency of such LIBO Rate Borrowing, and (ii) in Euros, on which the TARGET payment system is open for the settlement of payments in Euros.
          “Capital Expenditures” shall mean, in respect of any Person, all expenditures by such Person which would be required to be capitalized in accordance with GAAP, including all such expenditures with respect to fixed or capital assets (including, without limitation, expenditures for maintenance and repairs which should be capitalized in accordance with GAAP), all such expenditures in respect of internally developed software by such Person and, without duplication, the amount of Capitalized Lease Obligations incurred by such Person.
          “Capital Lease Obligations” of any Person shall mean all obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
          “Casualty Event” shall mean, with respect to any property (including any interest in property) of the Consolidated Parties, any loss or destruction of, damage to, or condemnation or other taking of, such property for which the applicable Consolidated Party receives insurance proceeds, proceeds of a condemnation award or other compensation.
          “Change in Control” shall mean the occurrence of one or more of the following events: (a) any sale, lease, exchange or other transfer (in a single transaction or a series of related transactions) of all or substantially all of the assets of Crawford to any Person or “group” (within the meaning of the Securities Exchange Act of 1934, as amended, and the rules of the Securities and Exchange Commission from time to time issued thereunder)(collectively, the “Exchange Act”); (b) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or “group” (as defined immediately above) of 30% or more of the outstanding shares of the Voting Interest of Crawford; (c) Crawford ceases to own directly 100% of the outstanding capital stock of International; or (d) occupation of a majority of the seats (other than vacant seats) on the board of directors of Crawford by persons who were neither (i) nominated by the then current board of directors or (ii) appointed by directors so nominated.
          “Change in Law” shall mean (i) the adoption of any applicable law, rule or regulation after the date of this Agreement, (ii) any change in any applicable law, rule or regulation, or any change in the interpretation or application thereof, by any Governmental Authority after the date of this Agreement, or (iii) compliance by any Lender (or its Applicable Lending Office) or the Issuing Bank (or for purposes of Section 2.20(b), by such Lender’s or the Issuing Bank’s holding company, if applicable) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.
          “Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Swingline Loans or Term Loans and when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment, Term Loan Commitment or a Swingline Commitment.

          “Closing Date” shall mean the first day on which all of the conditions precedent set forth in Section 3.1 and Section 3.2 have been satisfied or waived in accordance with Section 10.2.
          “Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.
          “Collateral” shall mean all “Collateral” as defined in the Security Agreement, all “Pledged Collateral” as defined in any Pledge Agreement and any other property or asset subject to a Security Document or that may otherwise at any time be or become subject to a Lien securing the Obligations.
          “Commitment” shall mean, with respect to each Lender, such Lender’s Revolving Credit Commitment, Term Loan Commitment and Swingline Commitment.
          “Consolidated EBITDA” shall mean, for the Consolidated Parties for any period, an amount equal to the sum of: (a) Consolidated Net Income for such period plus (b) without duplication and only to the extent deducted in determining Consolidated Net Income for such period, (i) Consolidated Interest Expense, (ii) income tax expense, (iii) depreciation and amortization, (iv) non-cash stock based compensation expense, and (v) all other non-cash charges satisfactory to the Administrative Agent in its reasonable discretion (including (1) non-cash charges for such period taken for the impairment of goodwill in accordance with Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets” issued by the Financial Accounting Standards Board, but excluding (2) any non-cash charge that will result in a cash charge in a future period); provided that the “Consolidated EBITDA” of the Target for (x) each of the fiscal quarters ended March 31, 2006, June 30, 2006 and September 30, 2006 shall be deemed to be $4,226,000; (y) the month of October, 2006, shall be deemed to be $1,408,666; and (z) the months of November and December, 2006, shall be, without duplication, the actual Consolidated EBITDA of the Target and its Subsidiaries for such months.
          “Consolidated Interest Expense” shall mean, for the Consolidated Parties for any period determined on a consolidated basis in accordance with GAAP, the sum of (i) total cash interest expense including, without limitation, the interest component of any payments in respect of Capital Lease Obligations capitalized or expensed during such period (whether or not actually paid during such period) plus (ii) the net amount payable (or minus the net amount receivable) under Hedging Agreements during such period (whether or not actually paid or received during such period); provided that on any day prior to the expiration of four full fiscal quarters of Crawford following the Closing Date, “Consolidated Interest Expense” of the Target shall be determined for the period commencing on the Closing Date and ending on the last day of the most recently ended fiscal quarter, annualized on a simple arithmetic basis for purposes of calculations made with respect to the financial covenants in Article VI and the “Restricted Payments Coverage Ratio” in Section 7.5(b).
          “Consolidated Net Income” shall mean, for any period, the net income (or loss) of the Consolidated Parties for such period determined on a consolidated basis in accordance with GAAP, but excluding therefrom (to the extent otherwise included therein): (i) any extraordinary gains or losses, (ii) any gains attributable to write-ups of assets, (iii) any equity interest of any

Consolidated Party in the unremitted earnings of any Person that is not a Subsidiary (such Person, a “JV”) to the extent the unremitted earnings of such JV, together with the unremitted earnings of all other JVs during such period of determination, does not exceed $500,000 (it being understood that the aggregate amount of unremitted earnings of all JVs in excess of $500,000 during any such period shall be excluded from net income under this clause (iii)), (iv) any income (or loss) of any Person accrued prior to the date such Person that becomes a Subsidiary or is merged into or consolidated with Crawford or any Subsidiary or the date that such Person’s assets are acquired by Crawford or any such Subsidiary and (v) any income of any Subsidiary which is not a Subsidiary Loan Party to the extent the payment of such income in the form of dividends or other distributions to either Crawford or any Subsidiary is then prohibited, whether on account of restrictions in such Subsidiary’s organizational documents or restrictions in any agreement, document, contract, deed or other instrument applicable to such Subsidiary, including, without limitation, this Agreement, restrictions by applicable laws, rules or regulations or otherwise.
          “Consolidated Net Worth” shall mean, as of any date, (i) the total assets of the Consolidated Parties that would be reflected on Crawford’s consolidated balance sheet as of such date prepared in accordance with GAAP, after eliminating all amounts properly attributable to minority interests, if any, in the stock and surplus of Subsidiaries, minus (ii) the sum of (x) the total liabilities of the Consolidated Parties that would be reflected on Crawford’s consolidated balance sheet as of such date prepared in accordance with GAAP and (y) the amount of any write-up in the book value of any assets resulting from a revaluation thereof or any write-up in excess of the cost of such assets acquired reflected on Crawford’s consolidated balance sheet as of such date prepared in accordance with GAAP.
          “Consolidated Parties” shall mean, at any time, Crawford and each Consolidated Subsidiary of Crawford at such time.
          “Consolidated Party” shall mean any one of the Consolidated Parties.
          “Consolidated Subsidiary” shall mean, at any date, any Person that, in accordance with GAAP, would or should be consolidated in Crawford’s consolidated financial statements on such date.
          “Consolidated Total Funded Debt” shall mean, at any time, all then outstanding Indebtedness of the Consolidated Parties on a consolidated basis including, without limitation, all Obligations under the Loan Documents but excluding Indebtedness arising under any performance or surety bond issued in the ordinary course of business and consistent with past practices.
          “Control Agreement” shall mean each control agreement executed and delivered or to be executed and delivered by a securities intermediary or depositary bank in favor of the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent.
          “Currency Calculation Date” means (a) each date of delivery of a Notice of Revolving Borrowing in accordance with Section 2.3, (b) the date of any required conversion of LIBO Rate Loans pursuant to Section 2.8(c) and (c) each other date on which the Administrative Agent shall, in its discretion, calculate the Dollar Equivalent of a Revolving Loan denominated in a

Foreign Currency, other than on a Currency Calculation Date as set forth in clause (a) of this definition.
          “Crawford” shall have the meaning set forth in the introductory paragraph hereof.
          “Debt Issuance” shall mean any sale or issuance of Indebtedness by a Consolidated Party other than those permitted pursuant to Section 7.1.
          “Default” shall mean any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.
          “Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.
          “Disqualified Stock” shall mean that portion of any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof, in any case, on or prior to the 91st day after the later of the Term Loan Maturity Date and the Revolving Credit Termination Date.
          “Dollar(s)” and the sign “$” shall mean lawful money of the United States of America.
          “Dollar Equivalent” of any amount expressed in a Foreign Currency, means the equivalent amount of Dollars as of the most recent date on which Administrative Agent in its judgment determines to make a foreign exchange calculation, after giving effect to a conversion of such amount of such Foreign Currency to Dollars at the Spot Rate quoted for the purchase of Dollars with such Foreign Currency on any Currency Calculation Date in accordance with its normal practice.
          “Dormant Company” and “Dormant Companies” shall mean the Subsidiaries of the Borrowers specifically designated as “dormant” on Schedule 4.14 hereto.
          “Earnout Obligations” shall mean payments made by any Consolidated Party under a contractual arrangement entered into with a seller in connection with a Permitted Acquisition (whether consummated prior to or after the Closing Date) as part of the consideration given to such seller for such Permitted Acquisition where the amounts of such payments are based upon, and are dependent upon, the business acquired pursuant to such Permitted Acquisition achieving meaningful revenue, earnings or other performance target levels agreed upon in good faith by Crawford and such seller.
          “Employee Benefit Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA maintained or contributed to by any Consolidated Party or any ERISA Affiliate, other than a Guaranteed Pension Plan or a Multiemployer Plan.

          “EMU” means the economic and monetary union as contemplated in the Treaty on European Union.
          “EMU Legislation” shall mean the legislative measures of the European Council (including without limitation European Council regulations) for the introduction of, changeover to or operation of the Euro.
          “Environmental Laws” shall mean all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters.
          “Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of either Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any actual or alleged exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
          “Equity Interests” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests (including, without limitation, membership, partnership or trust interests) in a Person (other than a corporation) and any and all warrants, rights or options to purchase or acquire any of the foregoing.
          “Equity Issuance” means the sale or issuance by a Consolidated Party of any Equity Interests of such Consolidated Party, other than any sale or issuance to Crawford or to any of its Subsidiaries.
          “ERISA” shall mean the Employee Retirement Income Security Act of 1974.
          “ERISA Affiliate” shall mean any Person which, together with any of the Consolidated Parties, is treated as a single employer under Section 414 of the Code.
          “ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Guaranteed Pension Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Guaranteed Pension Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by either

Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by either Borrower or any ERISA Affiliate from the PBGC or a plan administrator appointed by the PBGC of any notice relating to an intention to terminate any Guaranteed Pension Plan or Guaranteed Pension Plans or to appoint a trustee to administer any Guaranteed Pension Plan; (f) the incurrence by either Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Guaranteed Pension Plan or Multiemployer Plan; or (g) the receipt by either Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from either Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
          “Euro” or “E” shall mean the single currency of the Participating Member States of the European Community.
          “European Community” means those European countries that are signatories to the Treaty on European Unions.
          “Event of Default” shall have the meaning provided in Article VIII.
          “Exchange Act” shall have the meaning provided in the defined term “Change in Control”.
          “Excess Cash Flow” shall mean, for any fiscal year of Crawford, based on the audited financial statements for such fiscal year required to be provided under Section 5.1(a), the remainder, if any, without duplication, of (a) the sum of: (i) Consolidated EBITDA for such fiscal year plus (ii) the net decrease in Working Capital of Crawford and its Subsidiaries during such fiscal year minus (b) the sum of the following (without duplication): (i) Unfinanced Capital Expenditures made by Crawford and its Subsidiaries during such fiscal year; (ii) cash payments of federal, state, local and foreign income tax, franchise taxes, state single business unitary and similar taxes imposed in lieu of income tax made by Crawford and its Subsidiaries during such fiscal year; (iii) the aggregate Consolidated Interest Expense paid in cash by Crawford and its Subsidiaries during such fiscal year; (iv) scheduled repayments of principal in respect of Indebtedness (for purposes of this definition, ‘principal’ shall include the principal component of payments for such period in respect of Capitalized Lease Obligations) paid during such fiscal year; (v) voluntary prepayments applied to the Term Loan during such fiscal year; (vi) an amount equal to the aggregate gain on Asset Sales during such period to the extent (x) included in arriving at such Consolidated EBITDA and (y) the Net Cash Sale Proceeds of such Asset Sales are applied to the prepayment of Loans in accordance with Section 2.13(b)(v) during such period; provided, that, the immediately preceding clause (y) shall not apply to sale proceeds received by Crawford in respect of the sale of Crawford’s corporate headquarters located at 5620 Glenridge Drive, Atlanta, Georgia; and (vii) the net increase in Working Capital of Crawford and its Subsidiaries during such fiscal year.
          “Excluded Taxes” shall mean with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which any of its offices is located or, in the case of any Lender, in which its Applicable Lending Office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which either Borrower is located and (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.22, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from a Borrower with respect to such withholding tax pursuant to Section 2.22.
          “Existing Credit Agreement” shall mean that certain First Amended and Restated Credit Agreement dated as of September 30, 2005 by and among the Borrowers, the lenders party thereto and the Administrative Agent, as the same shall have been amended, restated or otherwise modified from time to time.
          “Existing Letters of Credit” shall mean the letters of credit issued by SunTrust Bank for the account of the Borrowers prior to the Closing Date, all as more particularly described in Schedule 1.3.
          “Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average rounded upwards, if necessary, to the next 1/100th of 1% of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.
          “Fixed Charge Coverage Ratio” shall mean, for any period of four consecutive fiscal quarters of Crawford ending on or most recently preceding the date of determination, the ratio of (a) (i) Consolidated EBITDA for such period minus (ii) the amount of Unfinanced Capital Expenditures made during such period minus (iii) income taxes paid in cash during such period to (b) (i) Consolidated Interest Expense for such period plus (ii) scheduled principal payments on all Indebtedness (including the principal component of payments made in respect of all Capitalized Lease Obligations) for such period plus (iii) all Restricted Payments made during such period; provided, however, that for purposes of determining the Fixed Charge Coverage Ratio, (x) scheduled principal payments on Indebtedness described in clause (b)(ii) above for each of the fiscal quarters ended December 31, 2005, March 31, 2006, June 30, 2006 and September 30, 2006 shall be $525,000 and (y) Restricted Payments described in clause (b)(iii) above for each of the fiscal quarters ended December 31, 2005, March 31, 2006, June 30, 2006 and September 30, 2006 shall be $0.
          “Foreign Currency” shall mean, individually and collectively, as the context requires, (i) Euros, (ii) the lawful currency of each of the following countries, provided that such currencies are not deemed unavailable to a Lender as a result of any of the circumstances relevant to such Lender as set forth in Section 2.18, Section 2.19 or Section 2.20 (subject to the Borrowers’ right to replace any such affected Lender under Section 2.24): Canada, Japan, Norway, Australia,

Sweden, United Kingdom of Great Britain, Northern Ireland, Switzerland, New Zealand, Mexico, Singapore and South Africa and (iii) any other currencies that in the opinion of the Administrative Agent and all of the Lenders are freely transferable and convertible into US Dollars and readily utilized for the settlement of private debt transactions; provided, however, that no such currency under this clause (iii) shall be included as a Foreign Currency hereunder, or included in a Notice of Revolving Borrowing, unless (x) the Borrowers have first submitted a request to the Administrative Agent and the Lenders that it be so included, and (y) the Administrative Agent and the Lenders, in their sole discretion, have agreed to such request.
          “Foreign Currency Payment Accounts” shall mean those bank accounts specified on Schedule 1.1 for receipt of payments in Foreign Currencies, both from the Lenders in accordance with Section 2.7(a) and the Borrowers in accordance with Section 2.23, or such other bank accounts as may hereafter be specified by the Administrative Agent in writing to the Borrowers and the Lenders as being the applicable bank accounts for receipt of payments in such currencies.
          “Foreign Currency Sublimit” shall mean $50,000,000, as such amount may be reduced from time to time pursuant to the terms of this Agreement.
          “Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that of the Borrowers. For purposes of this definition, the United States of America or any political subdivision thereof shall constitute one jurisdiction.
          “Foreign Subsidiary” shall mean any direct or indirect Subsidiary of Crawford that is organized under the laws of a jurisdiction other than the United States of America or any political subdivision thereof.
          “Fund” shall mean any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and other similar extensions of credit.
          “GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3.
          “Governmental Authority” shall mean the government of the United States of America, any other foreign country or nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (whether foreign or domestic).
          “Guarantee” of or by any Person (the “guarantor”) shall mean any legally binding obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness or obligation; provided, that the term “Guarantee” shall not include endorsements for collection or deposits in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.
          “Guaranteed Pension Plan” shall mean any employee pension benefit plan within the meaning of Section 3(2) of ERISA which is subject to Title IV of ERISA (other than a Multiemployer Plan) and which is maintained or contributed to or by any of the Consolidated Parties, or any ERISA Affiliates.
          “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
          “Hedging Agreements” shall mean interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodity agreements, forward agreements and other similar agreements or arrangements designed to protect against fluctuations in interest rates, currency values, stock values or commodity values.
          “Indebtedness” of any Person shall mean, without duplication: (i) obligations of such Person for borrowed money, (ii) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business on terms customary in the trade), (iv) obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (v) Capital Lease Obligations of such Person, (vi) obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (vii) guaranties by such Person of the type of indebtedness described in clauses (i) through (vi) immediately above, (viii) all indebtedness or other obligations of another Person secured by any Lien on property owned by such Person, whether or not such indebtedness or obligations have been assumed by such Person, (ix) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Equity Interest of such Person, (x) off-balance sheet liability retained in connection with asset securitization programs, Synthetic Leases, sale and leaseback transactions or other similar obligations arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet of such Person and its Subsidiaries, and (xi) obligations under any Hedging Agreement or foreign exchange agreement. For purposes of determining Indebtedness under clause (xi) the obligations of either Borrower or any Subsidiary in respect to any Hedging Agreement or foreign exchange agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Borrower or such Subsidiary would be required to pay if such Hedging

Agreement or foreign exchange agreement were terminated at such time. Notwithstanding the foregoing, Earnout Obligations shall not be Indebtedness.
          “Indemnified Taxes” shall mean Taxes imposed upon any payment made by either Borrower or any other Loan Party to any Lender under any Loan Document other than Excluded Taxes.
          “Interest Period” shall mean (i) with respect to any LIBO Rate Borrowing, a period of one, two, three or six months and (ii) with respect to a Swingline Loan, a period of such duration not to exceed 30 days, as Crawford may request and the Swingline Lender may agree in accordance with Section 2.5; provided, that:
     (i) the initial Interest Period for such Borrowing shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of another Type), and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;
     (ii) if any Interest Period would otherwise end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless, in the case of a LIBO Rate Borrowing, such Business Day falls in another calendar month, in which case such Interest Period would end on the next preceding Business Day;
     (iii) any Interest Period (other than with respect to a Swingline Loan) which begins on the last Business Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of such calendar month; and
     (iv) no Interest Period may extend beyond (A) the Revolving Credit Termination Date with respect to Revolving Loans, (B) the Term Loan Maturity Date with respect to Term Loans, or (C) the Swingline Termination Date with respect to Swingline Loans.
          “Investment” shall mean all expenditures made and all liabilities incurred (contingently or otherwise) for an Acquisition or for the acquisition of any Equity Interest or Indebtedness of, or for loans, advances, capital contributions or transfers of property or assets to, or in respect of any Guarantees (or other commitments as described under the definition of Indebtedness), or obligations of, any Person. In determining the aggregate amount of Investments outstanding at any particular time: (a) the amount of any Investment represented by a Guarantee shall be taken at not less than the principal amount of the obligations guaranteed and still outstanding or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.; (b) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (c) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (d) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (b) may be deducted when paid; and (e) there shall not be deducted from the aggregate amount of Investments any decrease in the value thereof.
          “Issuing Bank” shall mean SunTrust Bank, in its capacity as an issuer of Letters of Credit pursuant to Section 2.25.
          “Leasehold Mortgage” shall mean each leasehold mortgage (however denominated) and fixture filing required to be entered into on the Closing Date or after the Closing Date pursuant to Section 5.13 by any Loan Party in favor of the Administrative Agent.
          “LC Commitment” shall mean that portion of the Aggregate Revolving Commitments that may be used by the Borrowers for the issuance of Letters of Credit in an aggregate stated amount not to exceed $100,000,000.
          “LC Disbursement” shall mean a payment made by the Issuing Bank pursuant to a drawing under a Letter of Credit.
          “LC Documents” shall mean the Letters of Credit and all applications, agreements and instruments relating to the Letters of Credit.
          “LC Exposure” shall mean, at any time, the sum of (i) the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (ii) the aggregate amount of all LC Disbursements that have not been reimbursed by or on behalf of the Borrowers at such time. The LC Exposure of any Revolving Credit Lender shall be its Pro Rata Share of the total LC Exposure at such time.
          “Lenders” shall have the meaning assigned to such term in the opening paragraph of this Agreement and shall include the Revolving Credit Lenders, the Term Loan Lenders and, where appropriate, the Swingline Lender.
          “Lender Default” shall mean (a) the failure (which has not been cured) of any Lender to make available its portion of any Borrowing or to fund its portion of any unreimbursed payment under Section 2.25 or (b) a Lender having notified the Administrative Agent and/or the Borrowers that it does not intend to comply with its obligations under Section 2.1, Section 2.2, Section 2.4, and Section 2.25.
          “Letter of Credit” shall mean any standby letter of credit issued pursuant to Section 2.25 pursuant to the LC Commitment by the Issuing Bank for the account of a Borrower and shall include each Existing Letter of Credit.
          “Leverage Ratio” shall mean, as of any date of determination, the ratio of (i) Consolidated Total Funded Debt as of such date to (ii) Consolidated EBITDA for the four fiscal quarters of Crawford ending on or most recently preceding the date of determination.
          “LIBOR” means the rate of interest per annum determined on the basis of the rate for deposits in Dollars or applicable Foreign Currency deposits, as the case may be, in minimum amounts of at least the Dollar Equivalent of $1,000,000 for a period equal to the applicable Interest Period which appears for Dollar deposits and for Foreign Currency deposits, respectively, on the Dow Jones Markets page 3750 at approximately 11:00 a.m. (London time), two (2) Business Days prior to the first day of the applicable Interest Period (rounded upward, if necessary, to the nearest one-hundredth of one percent (1/100%)). If, for any reason, such rate does not appear on Dow Jones Markets page 3750, then LIBOR shall be determined by the Administrative Agent to be the arithmetic average (rounded upward, if necessary, to the nearest one-hundredth of one percent (1/100%)) of the rate per annum at which deposits in Dollars or the applicable Foreign Currency would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period and in an amount substantially equal to the amount of the applicable Loan.
          “LIBO Rate” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBOR and the Applicable Margin.
          “Lien” shall mean any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement, or other arrangement having the practical effect of the foregoing or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing).
          “Liquidation Currency” shall have the meaning assigned to such term in Section 2.6(d).
          “Loan Documents” shall mean, collectively, this Agreement, the Notes, the LC Documents, all Notices of Borrowing, the Subsidiary Guarantee Agreement, the other Security Documents, Hedging Agreements entered into by the Borrowers or any Subsidiary Loan Party with a Person that was a Lender or an Affiliate of a Lender at the time it entered into such Hedging Agreement, and any and all other instruments, agreements, documents and writings executed in connection with any of the foregoing.
          “Loan Parties” shall mean the Borrowers and the Subsidiary Loan Parties.
          “Loans” shall mean all Revolving Loans, all Term Loans and all Swingline Loans in the aggregate or any of them, as the context shall require.
          “Majority Revolving Credit Lenders” means, at any time, Non-Defaulting Lenders owed or holding at least a majority in interest of the aggregate outstanding Revolving Credit Exposures held by Non-Defaulting Lenders at such time or if the Non-Defaulting Lenders have no Revolving Credit Exposure outstanding, then Non-Defaulting Lenders owed or holding at least a majority in interest of the Aggregate Revolving Commitments of all Non-Defaulting Lenders at such time.

          “Majority Term Loan Lenders” means, at any time, Non-Defaulting Lenders owed or holding at least a majority in interest of the aggregate principal amount of the Term Loans held by all Non-Defaulting Lenders at such time.
          “Mandatory Costs Rate” shall have the meaning set forth in Section 2.20(c).
          “Margin Regulations” shall mean Regulation T, Regulation U and Regulation X of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time.
          “Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, a material adverse change in, or a material adverse effect on, (i) the business, results of operations, financial condition, affairs, properties, assets or liabilities of the Consolidated Parties taken as a whole, (ii) the ability of either Borrower or any Subsidiary Loan Party to perform any of their respective obligations under the Loan Documents, (iii) the rights and remedies of the Administrative Agent, the Issuing Bank and/or the Lenders under any of the Loan Documents or (iv) the legality, validity or enforceability of any of the Loan Documents.
          “Material Foreign Subsidiary” shall have the meaning given such term in Section 5.15(d).
          “Moody’s” shall mean Moody’s Investors Service, Inc.
          “Mortgage” shall mean each mortgage required to be entered into on or after the Closing Date by a Loan Party pursuant to Section 5.12 with respect to the fee interests of such Loan Party in the real property and in form and substance reasonably satisfactory to the Administrative Agent.
          “Multiemployer Plan” shall mean any multiemployer plan within the meaning of Section 3(37) of ERISA maintained or contributed to by any of the Consolidated Parties or any ERISA Affiliate.
          “National Currency Unit” shall mean the unit of currency (other than a Euro) of a Participating Member State.
          “Net Cash Debt Issuance Proceeds” shall mean, with respect to any Debt Issuance, the excess of the gross cash proceeds received by such Person for such Debt Issuance after deduction of all transaction expenses (including, without limitation, legal and accounting fees, investment banking fees, underwriting discounts and commissions and other customary fees and expenses reasonably acceptable to the Administrative Agent) actually incurred in connection with such Debt Issuance.

          “Net Cash Equity Issuance Proceeds” shall mean, with respect to any Equity Issuance, the excess of the gross cash proceeds received by such Person for such Equity Issuance after deduction of all transaction expenses (including, without limitation, legal and accounting fees, investment banking fees, underwriting discounts and commissions and other customary fees and expenses reasonably acceptable to the Administrative Agent) actually incurred in connection with such Equity Issuance.
          “Net Cash Sale Proceeds” shall mean the net cash proceeds received by a Person in respect of any Asset Sale, less the sum of (a) all out-of-pocket fees, commissions and other expenses actually incurred in connection with such Asset Sale, including the amount of any transfer or documentary taxes required to be paid by such Person in connection with such Asset Sale, (b) the aggregate amount of cash so received by such Person which is required to be used to retire (in whole or in part) any Indebtedness (other than under the Loan Documents) of such Person permitted by this Agreement that was secured by a Lien permitted by this Agreement having priority over the Liens of the Administrative Agent (for the benefit of the Administrative Agent and the Lenders) with respect to such assets transferred and which is required to be repaid in whole or in part (which repayment, in the case of any other revolving credit arrangement or multiple advance arrangement, reduces the commitment thereunder) in connection with such Asset Sale, (c) any cash proceeds received by Crawford after the Closing Date with respect to the sale of its corporate headquarters located at 5620 Glenridge Drive, Atlanta, Georgia and (d) any appropriate amounts set up as a reserve against liabilities associated with the assets or business so disposed of and retained by such Person after such Asset Sale, as reasonably determined by the Borrowers and the Administrative Agent; provided, that, to the extent all or any portion of such reserve is reversed or otherwise brought into income, the amount so reversed or otherwise recognized as income shall be included as Net Cash Sale Proceeds on a pro forma basis as if such amount were included at the time of such Asset Sale, and any incremental amount that would otherwise have been required to be prepaid pursuant to Section 2.13(b)(iii)(1) shall be due and payable within three (3) Business Days following any such reversal of such reserve or other recognition as income.
          “Net Decrease In Deferred Revenue” shall mean, for any period of determination in accordance with Section 7.5(b), the decrease in the deferred revenue of the Target during such period plus the amount released from Funds In Trust during such period plus the net change in the “deferred tax asset” related to such deferred revenue during such period. For purposes of this definition, “Funds In Trust” shall mean “funds in trust” as such term is used in the financial statements of the Target with respect to the funds held pursuant to that certain Collateral Trust Agreement by and among the Target (as successor to NATLSCO, Inc.), Lumbermens Mutual Casualty Company, American Manual Insurance Company and LaSalle Bank National Association dated as of July 22, 2003.
          “Net Offering Proceeds” shall mean the aggregate cash proceeds received by Crawford in respect of any Offering, net of the direct costs relating to such Offering (including, without limitation, legal, accounting and investment banking fees, printing, sales and distribution costs and expenses, and sales commissions).
          “Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

          “Notes” shall mean, collectively, the Revolving Credit Notes, the Term Loan Notes and the Swingline Note.
          “Notices of Borrowing” shall mean, collectively, the Notices of Revolving Borrowing and the Notices of Swingline Borrowing.
          “Notice of Conversion/Continuation” shall have the meaning as set forth in Section 2.8(b).
          “Notice of Revolving Borrowing” shall have the meaning as set forth in Section 2.3.
          “Notice of Swingline Borrowing” shall have the meaning as set forth in Section 2.5.
          “Obligations” shall mean all amounts owing by the Borrowers to the Administrative Agent, the Issuing Bank or any Lender (including the Swingline Lender) pursuant to or in connection with this Agreement or any other Loan Document, including without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to either Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all actual and reasonable fees and expenses of counsel to the Administrative Agent and any Lender (including the Swingline Lender) incurred pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, together with all renewals, extensions, modifications or refinancings thereof. Without limiting the foregoing, the term “Obligations” shall include any and all obligations or liabilities with respect to Hedging Agreements entered into by the Borrowers or their Subsidiaries with a Lender or an Affiliate of a Lender.
          “Offering means an underwritten public offering of any capital stock of Crawford, or any debt security convertible into or exchangeable for capital stock of Crawford (whether conditionally or unconditionally, convertible or exchangeable or convertible currently or in the future), or any debt security issued with a warrant or other instrument conferring upon its owner the right to purchase capital stock of Crawford, in each case pursuant to an effective registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act of 1933, as amended. In no event shall an Offering include any issuances of stock and stock options to employees and directors of Crawford or its Subsidiaries.
          “Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from the execution, delivery or enforcement of this Agreement or any other Loan Document.
          “Participant” shall have the meaning set forth in Section 10.4(c).
          “Participating Member State” means each country so described in any EMU Legislation.

          “Payment Office” shall mean the office of the Administrative Agent located at 303 Peachtree Street, N.E., 25th Floor, Atlanta, Georgia 30308, or such other location as to which the Administrative Agent shall have given written notice to the Borrowers and the other Lenders.
          “PBGC” shall mean the Pension Benefit Guaranty Corporation created by Section 4002 of ERISA and any successor entity or entities having similar responsibilities.
          “Permitted Acquisitions” shall mean any Acquisition so long as (a) at the time of such Acquisition, no Default or Event of Default is in existence, (b) such Acquisition has been approved or recommended by the board of directors (or similar governing body) of the Person being acquired and (c) the Total Acquisition Consideration of such Acquisition, when aggregated with the Total Acquisition Consideration of all Acquisitions consummated by the Consolidated Parties during the preceding 12 month period does not exceed the Permitted Acquisition Basket; provided, however, that consideration paid or payable in respect of Acquisitions consummated prior to the Closing Date shall not be included in the calculation of Total Acquisition Consideration under this clause (c).
          “Permitted Acquisition Basket” shall mean $12,500,000 minus the aggregate amount of Investments made under Section 7.4(i) during the 12-month period preceding the date of determination.
          “Permitted Encumbrances” shall mean:
     (i) Liens imposed by law for taxes, assessments or governmental charges not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;
     (ii) normal and customary rights of set-off on deposits of cash in favor of banks and other depositary institutions;
     (iii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;
     (iv) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;
     (v) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
     (vi) judgment and attachment liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;
     (vii) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of Crawford and its Subsidiaries taken as a whole;
     (viii) encumbrances arising under leases or subleases of real property that do not, in the aggregate, materially detract from the value of such real property or interfere with the ordinary conduct of the business conducted and proposed to be conducted at such real property;
     (ix) financing statements with respect to a lessor’s rights as a lessor in and to personal property leased to such person by such lessor in the ordinary course of business; and
     (x) Liens created in favor of the Administrative Agent to secure the Obligations;
provided, that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness (except for clause (x) above).
          “Permitted Investments” shall mean:
     (i) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;
     (ii) commercial paper having the highest rating, at the time of acquisition thereof, of S&P or Moody’s and in either case maturing within twelve (12) months from the date of acquisition thereof;
     (iii) certificates of deposit, bankers’ acceptances and time deposits maturing within 360 days of the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any state thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;
     (iv) fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (i) above and entered into with a financial institution satisfying the criteria described in clause (iii) above; and
     (v) mutual funds investing solely in any one or more of the Permitted Investments described in clauses (i) through (iv) above.

          “Person” shall mean any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Authority.
          “Pledge Agreement” shall mean each Pledge Agreement in favor of SunTrust Bank, as Administrative Agent for the benefit of the Lenders, and in substantially the form of Exhibit B, or such other forms as may be required by the Administrative Agent to properly perfect its interests under the laws of the applicable jurisdiction of a Foreign Subsidiary.
          “Pledged Foreign Subsidiary” shall mean any Foreign Subsidiary whose Equity Interests are subject to a Lien created by a Pledge Agreement.
          “Private Placement Loan Documents” shall mean the Note Purchase Agreement dated as of September 30, 2003 among the Borrowers and the Purchasers listed on Schedule A attached thereto, as amended, restated, supplemented or otherwise modified to the Closing Date and all other agreements, instruments and other documents executed and delivered in connection with such Note Purchase Agreement.
          “Pro Rata Share” of (i) any Revolving Credit Lender at any time shall mean the percentage of the Aggregate Revolving Commitment represented by such Lender’s Revolving Commitment and (ii) any Term Loan Lender at any time shall mean the percentage of the aggregate outstanding principal amount of Term Loans represented by such Lender’s Term Loan. In the event the Revolving Commitments shall have expired or been terminated, the Pro Rata Share of any Revolving Credit Lender shall be determined on the basis of the percentage of the aggregate outstanding Revolving Credit Exposure represented by such Lender’s Revolving Loans.
          “Purchase Agreement” means that certain Stock Purchase Agreement dated as of August 18, 2006 by and between the Seller and Crawford with respect to the acquisition of the Target, as amended, supplemented or otherwise modified from time to time prior to the Closing Date with the consent of the Administrative Agent and, after the Closing Date, in accordance with Section 7.11 and the other terms hereof.
          “Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
          “Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person.
          “Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.
          “Required Lenders” shall mean, at any time, Non-Defaulting Lenders owed, holding or representing at least a majority of the sum of the Aggregate Revolving Commitments of all Non-Defaulting Lenders at such time (or if the Revolving Commitments have been terminated, then the

Revolving Credit Exposure of all Non-Defaulting Lenders at such time) and the aggregate principal amount of the Term Loans held by all Non-Defaulting Lenders at such time.
          “Responsible Officer” shall mean any of the president, the chief executive officer, the chief operating officer, the chief financial officer, the treasurer, controller or a vice president in the finance division of Crawford or such other representative of Crawford as may be designated in writing by any one of the foregoing with the consent of the Administrative Agent; and, with respect to the financial covenants only, the chief financial officer or the treasurer of Crawford.
          “Restricted Payment” shall have the meaning set forth in Section 7.5.
          “Revolving Commitment” shall mean, with respect to each Revolving Credit Lender, the obligation of such Lender to make Revolving Loans to the Borrowers and to participate in Letters of Credit and Swingline Loans in an aggregate principal amount not exceeding the amount set forth on Schedule 1.2 with respect to such Lender, or in the case of a Person becoming a Revolving Credit Lender after the Closing Date, the amount of the assigned “Revolving Commitment” as provided in the Assignment and Acceptance Agreement executed by such Person as an assignee, as the same may be changed pursuant to the terms hereof.
          “Revolving Credit Availability Period” shall mean the period from the Closing Date to the Revolving Credit Termination Date.
          “Revolving Credit Exposure” shall mean, with respect to any Revolving Credit Lender at any time, the sum at such time, without duplication, of (i) the Dollar Equivalent of the outstanding principal amount of such Lender’s Revolving Loans, (ii) the Dollar Equivalent of such Lender’s LC Exposure and (iii) the Dollar Equivalent of such Lender’s Swingline Exposure.
          “Revolving Credit Lender” shall mean each Lender with a Revolving Commitment or, to the extent the Revolving Commitments have been terminated, a Revolving Loan or other Revolving Credit Exposure.
          “Revolving Credit Note” shall mean a promissory note of the Borrowers payable to the order of a requesting Revolving Credit Lender in the principal amount of such Lender’s Revolving Commitment, in substantially the form of Exhibit C.
          “Revolving Credit Termination Date” shall mean the earlier of (i) October 30, 2011 and (ii) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise).
          “Revolving LC Participation Fee” shall have the meaning given such term in Section 2.15(c).
          “Revolving Loan” shall mean a loan made by a Lender (other than the Swingline Lender) to the Borrowers under its Revolving Commitment, which may be either a Base Rate Loan or a LIBO Rate Loan.

          “S&P” shall mean Standard & Poor’s.
          “Sanctioned Entity” shall mean (a) an agency of the government of, (b) an organization directly or indirectly controlled by, or (c) a Person resident in, in each case, a country that is subject to a sanctions program identified on the list maintained by the OFAC and published from time to time, as such program may be applicable to such agency, organization or Person.
          “Sanctioned Person” shall mean a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by the OFAC as published from time to time.
          “Security Agreement” shall mean the Security Agreement in favor of the Administrative Agent for the benefit of the Lenders, and substantially in the form of Exhibit G, executed and delivered by each Loan Party on the Closing Date, as the same may be amended, modified or supplemented from time to time in accordance with its terms.
          “Security Documents” shall mean the Security Agreement, the Pledge Agreement, each Control Agreement, any Mortgage, each Leasehold Mortgage, the certificates evidencing the Equity Interests as delivered pursuant to the Pledge Agreement and related powers delivered in connection therewith and each other agreement, document, instrument or writing executed and delivered by the Loan Parties securing the Obligations, and in any event shall include any UCC-1 financing statement filed to perfect the Liens under any of the foregoing.
          “Seller” means Platinum Equity, LLC a Delaware limited liability company.
          “Solvent” means, with respect to any Person as of a particular date, (i) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (ii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (iii) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s assets would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engaged, (iv) the fair value of the assets of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (v) the aggregate fair saleable value of the assets of such Person will exceed its debts and other liabilities (including contingent, subordinated, unmatured and unliquidated debts and liabilities). For purposes of this definition, “debt” means any liability on a claim, and “claim” means (i) a right to a payment or (ii) a right to an equitable remedy for breach of performance, if in light of all of the facts and circumstances existing at such time, such right can reasonably be expected to give rise to an actual or matured liability.
          “Spot Rate” for a currency shall mean the rate quoted by the Administrative Agent as the spot rate for the purchase by the Administrative Agent of such currency with another currency through its foreign exchange trading office at approximately 8:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made.

          “Statutory Reserve Rate” shall mean, with respect to any currency, a fraction (expressed as a decimal), the numerator of which is the number 1 and the denominator of which is the number 1 minus the aggregate of the maximum reserve, liquid asset or similar percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by any Governmental Authority of the United States or of the jurisdiction of such currency or any jurisdiction in which Loans in such currency are made to which banks in such jurisdiction are subject for any category of deposits or liabilities customarily used to fund loans in such currency or by reference to which interest rates applicable to loans in such currency are determined. Such reserve, liquid asset or similar percentages shall include those imposed pursuant to Regulation D of the Board of Governors of the Federal Reserve System. LIBO Rate Loans shall be deemed to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any other applicable law, rule or regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
          “Subsidiary” shall mean, with respect to any Person (the “parent”), any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would or should be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power, or in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, directly or indirectly, by the parent. Unless otherwise indicated, all references to “Subsidiary” hereunder shall mean a Subsidiary of Crawford.
          “Subsidiary Guaranty Agreement” shall mean the Subsidiary Guaranty Agreement, substantially in the form of Exhibit D, to be entered into by the Subsidiary Loan Parties in favor of the Administrative Agent for the benefit of the Lenders.
          “Subsidiary Loan Party” shall mean each Subsidiary that is not a Foreign Subsidiary.
          “Swingline Commitment” shall mean the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding not to exceed $5,000,000.
          “Swingline Exposure” shall mean, with respect to each Revolving Credit Lender, the principal amount of the Swingline Loans in which such Lender is legally obligated either to make a Base Rate Loan or to purchase a participation in accordance with Section 2.5, which shall equal such Lender’s Pro Rata Share of all outstanding Swingline Loans.
          “Swingline Lender” shall mean SunTrust Bank.
          “Swingline Loan” shall mean a loan made to the Borrowers by the Swingline Lender under the Swingline Commitment.

          “Swingline Note” shall mean the promissory note of the Borrowers payable to the order of the Swingline Lender in the principal amount of the Swingline Commitment, substantially the form of Exhibit E.
          “Swingline Rate” shall mean, for any Interest Period, the rate as offered by the Swingline Lender and accepted by Crawford in writing.
          “Swingline Termination Date” shall mean the date that is five (5) Business Days prior to the Revolving Credit Termination Date.
          “Synthetic Lease” shall mean any synthetic lease, tax retention operating lease or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease under GAAP.
          “TARGET” shall mean the Trans-European Automated Real-Time Gross Settlement Express Transfer system.
          “Target” shall have the meaning given such term in the recitals hereto.
          “Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
          “Term Loan” shall mean each loan made or to be made by the Term Loan Lenders to the Borrowers on the Closing Date pursuant to Section 2.1 of this Agreement.
          “Term Loan Commitment” shall mean the amount set forth on Schedule 1.2 to this Agreement as the amount of such Lender’s commitment to make a Term Loan to the Borrowers on the Closing Date. As of the Closing Date the aggregate Term Loan Commitment equals $210,000,000.
          “Term Loan Lender” shall mean, as of the Closing Date, each Lender with a Term Loan Commitment, and thereafter, each Lender holding an outstanding Term Loan.
          “Term Loan Maturity Date” shall mean the earlier of (i) October 30, 2013 and (ii) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise).
          “Term Loan Note” shall mean a promissory note of the Borrowers payable to the order of a requesting Term Loan Lender in the principal amount of such Term Loan Lender’s Term Loan Commitment, in substantially the form of Exhibit F.
          “Total Acquisition Consideration” shall mean, for any Acquisition, the sum of the following without duplication: (i) the amount of any cash and fair market value of other property given as consideration, including the deferred payment of any such amounts (other than Earnout Obligations), (ii) the amount (determined by using the outstanding amount or the amount payable at maturity, whichever is greater) of any obligations for money borrowed incurred, assumed or acquired by either Borrower or any Subsidiary in connection with such Acquisition, (iii) all amounts paid in respect of covenants not to compete and consulting agreements that should be recorded on the financial statements of Crawford and its Subsidiaries in accordance with GAAP, and (iv) the aggregate fair market value of all other consideration given by either Borrower or any Subsidiary (including any Equity Interest of either Borrower or any Subsidiary) in connection with such Acquisition.
          “Transaction” shall have the meaning given such term in the recitals hereto.
          “Transaction Documents” shall mean the Purchase Agreement (including the exhibits and schedules thereto) and all other agreements and documents required to be entered into and/or delivered pursuant thereto in connection with the Transaction.
          “Treaty on European Union” means the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed at Maastricht on February 7, 1992, and came into force on November 1, 1993), as amended from time to time.
          “Type”, when used in reference to a Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBOR or the Base Rate.
          “Unfinanced Capital Expenditures” shall mean Capital Expenditures which are not financed by Indebtedness (other than Borrowings of Revolving Loans), other than such Capital Expenditures (i) to the extent funded with the Net Cash Sale Proceeds or the net proceeds of a Casualty Event and (ii) with respect to tenant improvements of leased real property which improvements are financed by allowances provided by the lessor of such leased real property for such purposes; provided, that, for purposes of calculations made with respect to the financial covenants in Article VI and the Restricted Payments Coverage Ratio in Section 7.5(b), the “Unfinanced Capital Expenditures” of the Target for (x) each of the fiscal quarters ended March 31, 2006, June 30, 2006 and September 30, 2006 shall be deemed to be $944,000; (y) the month of October, 2006, shall be deemed to be $314,667; and (z) the months of November and December, 2006, shall be, without duplication, the actual Unfinanced Capital Expenditures of the Target and its Subsidiaries for such months.
          “Voting Interest” shall mean Equity Interests of any class or classes (however designated), the holders of which are at the time entitled, as such holders, to vote for the election of a majority of the directors, managers (or persons performing similar functions) of the corporation, limited liability company, association, trust or other business entity involved, whether or not the right so to vote exists by reason of the happening of a contingency.
          “Wholly-Owned Subsidiary” shall mean any Subsidiary all of the Equity Interests of which (except directors’ qualifying shares, or, in the case of a Foreign Subsidiary, such nominal ownership interests which are required to be held by third parties under the laws of the foreign jurisdiction under which such Foreign Subsidiary was incorporated or organized) are at the time directly or indirectly owned by Crawford.

          “Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
          “Working Capital” shall mean, on any date, without duplication, the difference of (a) all assets (other than cash and cash equivalents) which, in accordance with GAAP, would be included as current assets on Crawford’s consolidated balance sheet at such date as current assets, excluding deferred taxes and taxes receivable, in each case, to the extent included in “current assets” minus (b) all amounts which, in accordance with GAAP, would be included as current liabilities (other than the current portion of long term debt) on Crawford’s consolidated balance sheet at such date, excluding deferred taxes, taxes payable and deferred revenue related to client advances for out-of-pocket expenses of The Garden City Group, Inc., in each case, to the extent included as “current liabilities”.
          Section 1.2 Classifications of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g. “Revolving Loan” or “Term Loan”) or by Type (e.g. “LIBO Rate Loan” or “Base Rate Loan”) or by Class and Type (e.g. “Revolving LIBO Rate Loan”). Borrowings also may be classified and referred to by Class (e.g. “Revolving Borrowing” or “Term Loan Borrowing”) or by Type (e.g. “LIBO Rate Borrowing”) or by Class and Type (e.g. “Revolving LIBO Rate Borrowing”).
          Section 1.3 Accounting Terms and Determination. Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent (except for such changes approved by Crawford’s independent public accountants or as a result of an interpretation issued by the Securities and Exchange Commission) with the most recent audited consolidated financial statement of Crawford delivered pursuant to Section 5.1(a); provided, that if Crawford notifies the Administrative Agent that Crawford wishes to amend any covenant in Article VI to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies Crawford that the Required Lenders wish to amend Article VI for such purpose), then Crawford’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to Crawford and the Required Lenders.
          Section 1.4 Currency Equivalents Generally. For all purposes of this Agreement (but not for purposes of the preparation of any financial statements delivered pursuant hereto or determining in compliance with any covenant herein), the equivalent in any Foreign Currency or other currency of an amount in Dollars, and the equivalent in Dollars of an amount in any Foreign Currency or other currency, shall be determined at the Spot Rate.

          Section 1.5 Special Provisions Relating to Currency.
          (a) Currency Translations; Rounding. Any translation from one currency or currency unit to another shall be at the rate specified herein or, if not so specified, then at the official rate of exchange legally recognized by the central bank of the country issuing such currency for the conversion of that currency or currency unit into the other. Any such translation shall be rounded up or down by the Administrative Agent acting in accordance with any applicable law on rounding or, if there is no such law, acting reasonably in accordance with its market practice.
          (b) Changes in Currency. If a change in any currency of a country occurs, the Borrowers agree to negotiate promptly and in good faith an amendment to this Agreement that effectuates those modifications that the Administrative Agent (acting reasonably and in consultation with Crawford) specifies to be necessary to reflect the change in currency and to put the parties hereto in the same position, as far as possible, that they would have been in if no change in currency had occurred; provided that any such amendments will not adversely affect the Lenders. If, in relation to the currency of any member state of the European Community, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Loan in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Loan, at the end of the then current Interest Period.
          Section 1.6 Terms Generally; Rules of Interpretation. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement and (v) all references to a specific time shall be construed to refer to the time in the city and state of the Administrative Agent’s principal office, unless otherwise indicated. To the extent that any of the representations and warranties contained in Section IV under this Agreement, in any of the other Loan Documents is qualified by “Material Adverse Effect”, then the qualifier “in all material respects” contained in Section 3.2 and the qualifier “in any material respect” contained in Section 8.1(c) shall not apply. Unless otherwise indicated, all references to time are references to Eastern Standard Time or Eastern Daylight Savings Time, as the case may be. Unless otherwise expressly provided herein, all references to dollar amounts shall mean Dollars.

ARTICLE II.
AMOUNT AND TERMS OF THE COMMITMENTS
          Section 2.1 Term Loans. Subject to the terms and conditions set forth herein, each Term Loan Lender severally and not jointly agrees to make available to the Borrowers on the Closing Date, a Term Loan in an aggregate amount not to exceed such Lender’s Term Loan Commitment. Amounts repaid or prepaid on the Term Loans may not be reborrowed. The Term Loans may be, from time to time, Base Rate Loans or LIBO Rate Loans or a combination thereof; provided, that on the Closing Date all Term Loans shall be Base Rate Loans. The execution and delivery of this Agreement by the Borrowers and the satisfaction of all conditions precedent pursuant to Section 3.1 and Section 3.2 shall be deemed to constitute the Borrower’s request to borrow the Term Loans on the Closing Date.
          Section 2.2 Revolving Loans. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make Revolving Loans to the Borrowers from time to time on any Business Day during the Revolving Credit Availability Period, in an aggregate principal amount outstanding at any time (determined in the case of any Revolving Loan denominated in a Foreign Currency by reference to the Dollar Equivalent thereof on such Business Day) that will not result in (a) the Dollar Equivalent of such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment or (b) the Dollar Equivalent of the sum of the aggregate Revolving Credit Exposures of all Revolving Credit Lenders exceeding the Aggregate Revolving Commitments. During the Revolving Credit Availability Period, the Borrowers shall be entitled to borrow, prepay and reborrow Revolving Loans in accordance with the terms and conditions of this Agreement. Funding of any Revolving Loans shall be in any combination of Dollars or a Foreign Currency as specified by the Borrowers as set forth in Section 2.3; provided that the Dollar Equivalent amount of outstanding Revolving Loans funded in a Foreign Currency determined from time to time by the Administrative Agent in its discretion shall at no time exceed the Foreign Currency Sublimit then in effect.
          Section 2.3 Procedure for Revolving Borrowings. The Borrowers shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Revolving Borrowing substantially in the form of Exhibit 2.3 attached hereto (a “Notice of Revolving Borrowing”) prior to 11:00 a.m. (x) one (1) Business Day prior to the requested date of each Base Rate Borrowing, (y) three (3) Business Days prior to the requested date of each LIBO Rate Borrowing and (z) four (4) Business Days prior to the requested date of each Borrowing denominated in a Foreign Currency. Each Notice of Revolving Borrowing shall be irrevocable and shall specify: (i) the aggregate principal amount of such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) the Type of such Revolving Loan comprising such Borrowing, which on the Closing Date shall be Base Rate Loans and (iv) in the case of a LIBO Rate Borrowing, the requested Foreign Currency (if such Borrowing is not denominated in Dollars) and the duration of the initial Interest Period applicable thereto (subject to the provisions of the definition of Interest Period). Each Revolving Borrowing shall consist entirely of Base Rate Loans or LIBO Rate Loans, as the Borrowers may request. The aggregate principal amount of each LIBO Rate Borrowing shall be not less than $1,000,000 (or, if applicable, the Dollar Equivalent thereof in the Foreign Currency in which such LIBO Rate Borrowing is denominated) or a larger multiple of $100,000, (or, if applicable, the Dollar Equivalent thereof in the Foreign Currency in which such LIBO Rate Borrowing is denominated) and the aggregate principal amount of each Base Rate Borrowing shall not be less than $1,000,000 or a larger multiple of $100,000; provided, that Base Rate Loans made pursuant to Section 2.5 or Section 2.25(e) may be made in lesser amounts as provided therein. At no time shall the total number of LIBO Rate Borrowings of Term Loans and Revolving Loans outstanding at any time (including, without limitation, any Borrowings outstanding at such time denominated in a Foreign Currency) exceed fourteen (14). Promptly following the receipt of a Notice of Revolving Borrowing in accordance herewith, the Administrative Agent shall advise each Revolving Credit Lender of the details thereof and the amount of such Revolving Credit Lender’s Revolving Loan to be made as part of the requested Revolving Borrowing.
          Section 2.4 Swingline Commitment. Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrowers, from time to time from the Closing Date to the Swingline Termination Date, in an aggregate principal amount outstanding at any time not to exceed the lesser of (i) the Swingline Commitment then in effect and (ii) the difference between the Aggregate Revolving Commitments and the aggregate Revolving Credit Exposures of all Revolving Credit Lenders; provided, that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Until the Swingline Termination Date, the Borrowers shall be entitled to borrow, repay and reborrow Swingline Loans in accordance with the terms and conditions of this Agreement. Notwithstanding anything herein to the contrary, the Borrowers are under no obligation to accept any offer by the Swingline Lender to make a Swingline Loan, and the Swingline Lender is under no obligation whatsoever to offer to make a Swingline Loan to the Borrowers.
          Section 2.5 Procedure for Swingline Borrowing; Etc.
          (a) The Borrowers shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Swingline Borrowing substantially in the form of Exhibit 2.5 attached hereto (“Notice of Swingline Borrowing”) prior to 11:00 a.m. on the requested date of each Swingline Borrowing. Each Notice of Swingline Borrowing shall be irrevocable and shall specify: (i) the principal amount of such Swingline Loan, (ii) the date of such Swingline Loan (which shall be a Business Day) and (iii) the account to which the proceeds of such Swingline Loan should be credited. The Administrative Agent will promptly advise the Swingline Lender of each Notice of Swingline Borrowing. Each Swingline Loan shall accrue interest at the Swingline Rate and shall have an Interest Period (subject to the definition thereof) as agreed between Crawford and the Swingline Lender. The aggregate principal amount of each Swingline Loan shall be not less than $500,000 or a larger multiple of $100,000, or such other minimum amounts agreed to by the Swingline Lender and the Borrowers. The Swingline Lender will make the proceeds of each Swingline Loan available to the Borrowers in Dollars in immediately available funds at the account specified by the Borrowers in the applicable Notice of Swingline Borrowing not later than 3:00 p.m. on the requested date of such Swingline Loan. The Administrative Agent will notify the Revolving Credit Lenders on a quarterly basis if any Swingline Loans occurred during such quarter.
          (b) If (i) any Swingline Loan matures and remains unpaid; (ii) any Default or Event of Default occurs or (iii) the Swingline Lender’s total amount of outstanding aggregate

Revolving Credit Exposures and Swingline Loans exceed the Swingline Lender’s Revolving Commitment, the Swingline Lender may, on behalf of the Borrowers (which hereby irrevocably authorize and direct the Swingline Lender to act on their behalf), give a Notice of Revolving Borrowing to the Administrative Agent requesting the Revolving Credit Lenders (including the Swingline Lender) to make Base Rate Loans in an amount equal to the unpaid principal amount of any Swingline Loan. Each Revolving Credit Lender will make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of the Swingline Lender in accordance with Section 2.7, which will be used solely for the repayment of such Swingline Loan.
          (c) If for any reason a Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing clause (b), then each Revolving Credit Lender (other than the Swingline Lender) shall purchase an undivided participating interest in such Swingline Loan in an amount equal to its Pro Rata Share thereof on the date that such Base Rate Borrowing should have occurred. On the date of such required purchase, each Revolving Credit Lender shall promptly transfer, in immediately available funds, the amount of its participating interest to the Administrative Agent for the account of the Swingline Lender. If such Swingline Loan bears interest at a rate other than the Base Rate, such Swingline Loan shall automatically become a Base Rate Loan on the effective date of any such participation and interest shall become payable on demand.
          (d) Each Revolving Credit Lender’s obligation to make a Base Rate Loan pursuant to Section 2.5(b) or to purchase the participating interests pursuant to Section 2.5(c) shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Credit Lender or any other Person may have or claim against the Swingline Lender, either Borrower or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of any Lender’s Revolving Commitment, (iii) the existence (or alleged existence) of any event or condition which has had or could reasonably be expected to have a Material Adverse Effect, (iv) any breach of this Agreement or any other Loan Document by either Borrower, the Administrative Agent or any Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If such amount is not in fact made available to the Swingline Lender by any Revolving Credit Lender, the Swingline Lender shall be entitled to recover such amount on demand from such Revolving Credit Lender, together with accrued interest thereon for each day from the date of demand thereof at the Federal Funds Rate. Until such time as such Revolving Credit Lender makes its required payment, the Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of the unpaid participation for all purposes of the Loan Documents. In addition, such Revolving Credit Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans and any other amounts due to it hereunder, to the Swingline Lender to fund the amount of such Lender’s participation interest in such Swingline Loans that such Lender failed to fund pursuant to this Section, until such amount has been purchased in full.

          Section 2.6 Multi-Currency Options.
          (a) The Borrowers may request Borrowings of Revolving Loans in any Foreign Currency; provided, however, that the aggregate outstanding amount of Revolving Loans made in Foreign Currencies shall not exceed at any time the Foreign Currency Sublimit. Each Revolving Credit Lender’s Pro Rata Share of each Revolving Loan made in a Foreign Currency shall be determined by reference to its Dollar Equivalent on the date each such Revolving Loan is made. As to any Revolving Loan made in a Foreign Currency, each Revolving Credit Lender may elect to fulfill its commitment to make such Revolving Loan by causing an Alternate Lending Office to make such Revolving Loan; provided, however, that no such election shall be made if as a result thereof either Borrower would be required to pay United States withholding taxes or any additional amounts. Notwithstanding anything herein to the contrary, all Base Rate Loans and all Swingline Loans shall be funded only in Dollars. LIBO Rate Loans may be funded in either Dollars or in a Foreign Currency, in either case, as requested by the Borrowers pursuant to Section 2.3.
          (b) If, after the Closing Date, any Change in Law shall make it unlawful or impossible for Revolving Credit Lenders to make or maintain or fund Revolving Loans in the applicable Foreign Currency, the Administrative Agent shall notify Borrowers. Upon receipt of such notice, the applicable LIBO Rate Loan made in a Foreign Currency shall be repaid by the Borrowers and/or converted to an available Foreign Currency or Dollars on either: (i) the last day of the then current Interest Period for the affected LIBO Rate Loan, if Revolving Credit Lenders may lawfully continue to maintain a Revolving Loan at such Foreign Currency to such day, or (ii) immediately, if Revolving Credit Lenders may not lawfully continue to so maintain such LIBO Rate Loan.
          (c) All payments of Obligations under this Agreement, the Notes or any other Loan Document shall be made in Dollars, except for LIBO Rate Revolving Loans funded in a Foreign Currency, which shall be repaid, including interest thereon, in the applicable Foreign Currency. If any payment of any Obligation shall be made in a currency other than the currency required hereunder, such amount shall be converted into the currency required hereunder at the current market rate for the purchase of the currency required hereunder with the currency in which such Obligation was paid, as quoted by the Administrative Agent in accordance with the methods customarily used by the Administrative Agent for such purposes as the time of such determination. The parties hereto hereby agree, to the fullest extent that they may effectively do so under applicable law, that (i) if for the purposes of obtaining any judgment or award it becomes necessary to convert from any currency other than the currency required hereunder into the currency required hereunder any amount in connection with the Obligations, then the conversion shall be made as provided above on the Business Day before the day on which the judgment or award is given, (ii) in the event that there is a change in the rate of exchange prevailing between the Business Day before the day on which the judgment or award is given and the date of payment, the Borrowers will pay to the Administrative Agent, for the benefit of the Lenders, such additional amounts (if any) as may be necessary, and the Administrative Agent, on behalf of the Lenders, will pay to the Borrowers such excess amounts (if any) as result from such change in the rate of exchange, to assure that the amount paid on such date is the amount in such other currency, which when converted at the rate of exchange described herein on the date of payment, is the amount then due in the currency required hereunder, and (iii) any amount due from the Borrowers under this Section 2.6(c) shall be due as a separate debt and shall not be affected by judgment or award being obtained for any other sum due. For the avoidance of doubt, the parties affirm and agree that neither the fixation of the conversion rate of any Foreign Currency against the Euro as a single currency, in accordance with the Treaty on

European Union, nor the conversion of the Obligations under this Agreement from any Foreign Currency into Euros will be a reason for early termination or revision of this Agreement or repayment of any amount due under this Agreement or create any liability of any party towards any other party for any direct or consequential loss arising from any of these events. Subject to Section 1.5, as of the date that any Foreign Currency is no longer the lawful currency of its respective country, all funding and payment Obligations to be made in such affected currency under this Agreement shall be satisfied in Euros.
          (d) If either Borrower shall wind up, liquidate, dissolve or become a debtor in bankruptcy while there remains outstanding: (i) any amounts owing to the Lenders hereunder or under the Notes, (ii) any damages owing to the Lenders in respect of a breach of any of the terms hereof, or (iii) any judgment or order rendered in respect of such amounts or damages, the Borrowers shall indemnify and hold the Revolving Credit Lenders harmless against any deficiency with respect to the applicable Foreign Currency in the amounts received by the Revolving Credit Lenders arising or resulting from any variation as between: (i) the rate of exchange at which the applicable Foreign Currency is converted into another currency (the “Liquidation Currency”) for purposes of such winding-up, liquidation, dissolution or bankruptcy with regard to the amount in the applicable Foreign Currency due or contingently due hereunder or under the Notes or under any judgment or order to which the relevant Obligations hereunder or under the Notes shall have been merged and (ii) the rate of exchange at which Administrative Agent could, in accordance with normal banking procedures, be able to purchase the applicable Foreign Currency with the Liquidation Currency at the earlier of (A) the date of payment of such amounts or damages and (B) the final date or dates for the filing of proofs of a claim in a winding-up, liquidation, dissolution or bankruptcy. As used in the preceding sentence, the “final date” or dates for the filing of proofs of a claim in a winding-up, liquidation, dissolution or bankruptcy shall be the date fixed by the liquidator under the applicable law as being the last practicable date as of which the liabilities of the applicable Borrower may be ascertained for such winding-up, liquidation, dissolution or bankruptcy before payment by the liquidator or other appropriate person in respect thereof.
          (e) The Borrowers agree to indemnify the Administrative Agent and the Lenders against any loss or expense which the Administrative Agent or such Lenders may sustain or incur in liquidating or employing deposits from third parties acquired to effect, fund or maintain any Revolving Loan made in a Foreign Currency or any part thereof as a consequence of (i) the Borrowers’ failure to make a payment on other than the due date of such Revolving Loan, or (ii) the Borrowers’ failure to borrow under, convert to or renew under the applicable Foreign Currency on a binding effective date of such borrowing, conversion or renewal. The Administrative Agent’s determination of an amount payable under this paragraph (e) shall, in the absence of error, be conclusive and shall be payable on demand.
          (f) The Administrative Agent may from time to time in its discretion calculate the Dollar Equivalent of any Revolving Loan denominated in a Foreign Currency. In the event that the aggregate Dollar Equivalent of the outstanding principal amount of the Revolving Loans denominated in a Foreign Currency at any time exceeds the Foreign Currency Sublimit, the Administrative Agent shall promptly give notice of such fact to the Borrowers and the Revolving Credit Lenders, and the Borrowers shall be required to make a payment to the Administrative Agent to reduce the outstanding principal amount of the outstanding Revolving Loans denominated in a

Foreign Currency so that the Dollar Equivalent thereof equals not more than the Foreign Currency Sublimit. Such payment shall be made within two (2) Business Days following the date of receipt of such notice given by the Administrative Agent. Each such prepayment shall be accompanied by a payment of all accrued and unpaid interest on the Revolving Loans prepaid and any applicable breakage fees and funding losses pursuant to Section 2.21.
          (g) With respect to the payment of any amount denominated in the Euro or in a National Currency Unit, the Lenders shall not be liable to the Borrowers in any way whatsoever for any delay, or the consequences of any delay, in the crediting to any account of any amount required by this Agreement to be paid by a Revolving Credit Lender if such Revolving Credit Lender has made reasonable efforts to effect all relevant steps to achieve, on the date required by this Agreement, the payment of such amount in immediately available, freely transferable, cleared funds (in the Euros or, as the case may be, in a National Currency Unit) to the account with the bank in the principal financial center in the Participating Member State which the Borrowers shall have specified for such purpose. In this paragraph, “all relevant steps” means all such steps as may be prescribed from time to time by the regulations or operating procedures of such clearing or settlement system as such Revolving Credit Lender may from time to time select for the purpose of clearing or settling payment of the Euro.
          (h) The Lenders shall be under no obligation to make Revolving Loans in a requested Foreign Currency if the Administrative Agent has received notice from the Majority Revolving Credit Lenders by 12:30 p.m. two Business Days prior to the date of a requested Revolving Borrowing to be denominated in a Foreign Currency that deposits in the relevant Foreign Currency (in the applicable amounts) are not being offered to such Lenders in the interbank eurocurrency market for such Interest Period in which event the Administrative Agent will give notice to the Borrowers, no later than 1:30 p.m. on the second Business Day prior to the requested date of such Borrowing that the Borrowing in the requested Foreign Currency is not then available, and notice thereof will also be given promptly by the Administrative Agent to the Revolving Credit Lenders. If the Administrative Agent shall have notified the Borrowers that any requested Revolving Loan to be denominated in a Foreign Currency is not then available, the Notice of Borrowing relating to such requested Revolving Loan shall be deemed to be withdrawn, the Borrowing requested therein shall not occur and the Administrative Agent will promptly so notify each Revolving Credit Lender.
          (i) In the case of a proposed continuation of a Revolving Loan denominated in a Foreign Currency for an additional Interest Period pursuant to Section 4.2, the Revolving Credit Lenders shall be under no obligation to continue such Revolving Loan if the Administrative Agent has received notice from the Majority Revolving Credit Lenders by 12:30 p.m. two Business Days prior to the requested date of such continuation that deposits in the relevant Foreign Currency (in the applicable amounts) are not being offered to such Lenders in the interbank eurocurrency market for such Interest Period in which event the Administrative Agent will give notice to the Borrowers no later than 1:30 p.m. on the second Business Day prior to the requested date of such continuation that the continuation of such Revolving Loan denominated in such Foreign Currency is not then available, and notice thereof will also be given promptly by the Administrative Agent to the Revolving Credit Lenders. If the Administrative Agent shall have notified the Borrowers of a Revolving Loan denominated in a Foreign Currency, that the requested continuation is not then available, the Notice of Continuation with respect thereto shall be deemed to be withdrawn and such Revolving Loan shall be repaid on the last day of the Interest Period with respect thereto.
          Section 2.7 Funding of Borrowings.
          (a) Each Revolving Credit Lender will make available each Borrowing in Dollars of Revolving Loans to be made by it hereunder on the proposed date thereof by wire transfer in immediately available funds by 11:00 a.m. to the Administrative Agent at the Payment Office. Swingline Loans will be made as set forth in Section 2.5. If any Revolving Borrowing is to be denominated in a Foreign Currency, not later than 11:00 a.m. each Revolving Credit Lender will make available its Pro Rata Share of such Borrowing, in immediately available funds and in the Foreign Currency so requested by the Borrowers at the applicable Foreign Currency Payment Account for the benefit of the Administrative Agent and otherwise according to the payment instructions of the Administrative Agent. Upon receipt from each Revolving Credit Lender of such amount and upon satisfaction of the conditions set forth in Section 3.1 and/or Section 3.2, as the case may be, the Administrative Agent will make such Revolving Loans available to the Borrowers by promptly crediting the amounts that it receives, in like funds by the close of business on such proposed date, to an account maintained with the Administrative Agent or at the Borrowers’ option, by effecting a wire transfer of such amounts to an account designated by the Borrowers to the Administrative Agent.
          (b) On the Closing Date, each of the Term Loan Lenders will make available to the Administrative Agent, at the Administrative Agent’s Office, in immediately available funds, the amount of such Term Loan Lender’s Term Loan Commitment. Upon receipt from each Term Loan Lender of such amount, and upon satisfaction of the conditions set forth in Section 3.1 and, as applicable, Section 3.2, the Administrative Agent will make available to the Borrowers the aggregate amount of such Term Loans made available to the Administrative Agent by the Term Loan Lenders. The failure or refusal of any Term Loan Lender to make available to the Administrative Agent at the aforesaid time and place on the Closing Date the amount of its Term Loan Commitment shall not relieve any other Lender from its several obligation hereunder to make available to the Administrative Agent the amount of such other Lender’s Term Loan Commitment.
          (c) Unless the Administrative Agent shall have been notified by any Lender prior to 3:00 p.m. two (2) Business Day prior to the date of a Borrowing in which such Lender is participating that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date, and the Administrative Agent, in reliance on such assumption, may make available to the Borrowers on such date a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender on the date of such Borrowing, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest at a rate per annum equal to the Administrative Agent’s cost of funds for such amount for up to two (2) days and thereafter at the rate specified for such Borrowing. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrowers, and the Borrowers shall immediately pay such corresponding amount to the Administrative Agent together with interest at the rate specified for such Borrowing.

Nothing in this subsection shall be deemed to relieve any Lender from its obligation to fund its Pro Rata Share of any Borrowing hereunder or to prejudice any rights which the Borrowers may have against any Lender as a result of any default by such Lender hereunder.
          (d) All Revolving Loans and Term Loans shall be made by the Lenders on the basis of their respective Pro Rata Shares. No Lender shall be responsible for any default by any other Lender in its obligations hereunder, and each Lender shall be obligated to make its Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.
          Section 2.8 Interest Elections; Conversions; Continuations.
          (a) Each Borrowing initially shall be of the Type specified in the applicable Notice of Borrowing, and in the case of a LIBO Rate Borrowing, shall have an initial Interest Period as specified in such Notice of Borrowing. Thereafter, the Borrowers may elect to convert such Borrowing into a different Type or to continue such Borrowing (subject to satisfaction of any conditions applicable to Borrowings of that Type), and in the case of a LIBO Rate Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrowers may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section 2.8 shall not apply to LIBO Rate Borrowings denominated in a Foreign Currency (other than continuations in the same Foreign Currency which shall be permitted) or Swingline Borrowings, which may not be converted or continued.
          (b) To make an election pursuant to this Section, the Borrowers shall give the Administrative Agent prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing substantially in the form of Exhibit 2.8 attached hereto (a “Notice of Conversion/Continuation”) that is to be converted or continued, as the case may be, (x) prior to 11:00 a.m. one (1) Business Day prior to the requested date of a conversion into a Base Rate Borrowing and (y) prior to 11:00 a.m. three (3) Business Days prior to a continuation of or conversion into a LIBO Rate Borrowing. Each such Notice of Conversion/Continuation shall be irrevocable and shall specify (i) the Borrowing to which such Notice of Continuation/Conversion applies and if different options are being elected with respect to different portions thereof, the portions thereof that are to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) shall be specified for each resulting Borrowing); (ii) the effective date of the election made pursuant to such Notice of Continuation/Conversion, which shall be a Business Day, (iii) whether the resulting Borrowing is to be a Base Rate Borrowing or a LIBO Rate Borrowing; and (iv) if the resulting Borrowing is to be a LIBO Rate Borrowing, the requested currency which shall be the same currency as the original Borrowing and the duration of the Interest Period applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of “Interest Period”. If any such Notice of Continuation/Conversion requests a LIBO Rate Borrowing but does not specify an Interest Period, the Borrowers shall be deemed to have selected an Interest Period of one month. The principal amount of any resulting Borrowing shall satisfy the minimum borrowing amount for LIBO Rate Borrowings and Base Rate Borrowings set forth in Section 2.3.

          (c) If, on the expiration of any Interest Period in respect of any LIBO Rate Borrowing, the Borrowers shall have failed to deliver a Notice of Conversion/Continuation, then, unless such Borrowing is repaid as provided herein, the Borrowers shall be deemed to have elected to convert such Borrowing to a Base Rate Borrowing; provided, that if, on the expiration of any Interest Period in respect of any LIBO Rate Borrowing denominated in a Foreign Currency, the Borrowers shall have failed to deliver a Notice of Conversion/Continuation for such Borrowing in the same Foreign Currency, then, unless such Borrowing is repaid as provided herein, the Borrowers shall be deemed to have elected to convert such Borrowing to a Base Rate Borrowing in the Dollar Equivalent of such Borrowing. No Borrowing may be converted into, or continued as, a LIBO Rate Borrowing if a Default or an Event of Default exists, unless the Administrative Agent and each of the Lenders shall have otherwise consented in writing. Further, any LIBO Rate Borrowing that may not be continued as a LIBO Rate Borrowing as a result of a Default or Event of Default shall automatically convert to a Base Rate Borrowing at the end of then applicable Interest Period, and such Borrowing shall be subject to the increased interest rate specified under Section 2.14(c) both before and after the conversion thereof. During the existence of a Default or an Event of Default (unless the Administrative Agent and each of the Lenders shall have otherwise consented in writing), all LIBO Rate Loans denominated in a Foreign Currency shall be converted into Dollars upon the expiration of Interest Period applicable thereto. No conversion of any LIBO Rate Loans shall be permitted except on the last day of the Interest Period in respect thereof.
          (d) Upon receipt of any Notice of Conversion/Continuation, the Administrative Agent shall promptly notify each affected Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
          Section 2.9 Optional Reduction and Termination of Revolving Commitments.
          (a) Unless previously terminated, all Revolving Commitments shall terminate on the Revolving Credit Termination Date.
          (b) Upon at least three (3) Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent (which notice shall be irrevocable), the Borrowers may reduce the Revolving Commitments in part or terminate the Revolving Commitments in whole; provided, that (i) any partial reduction shall apply to reduce proportionately and permanently the Revolving Commitment of each Revolving Credit Lender, (ii) any partial reduction pursuant to this Section 2.9 shall be in an amount of at least $5,000,000 and any larger multiple of $1,000,000, and (iii) no such reduction shall be permitted which would reduce the Revolving Commitments to an amount less than the outstanding Revolving Credit Exposures of all Revolving Credit Lenders. Any such reduction in the Aggregate Revolving Commitments shall result in a proportionate reduction (rounded to the next lowest integral multiple of $100,000) in the Swingline Commitment, the Foreign Currency Sublimit and the LC Commitment. Any such reduction in the Aggregate Revolving Commitments pursuant to this Section 2.9 shall be irrevocable and shall result in a permanent reduction of the Aggregate Revolving Commitments by such amount.

          Section 2.10 Repayment of Loans.
          (a) The outstanding principal amount of all Revolving Loans shall be due and payable (together with accrued and unpaid interest thereon) on the Revolving Credit Termination Date; provided, however, the outstanding principal amount of all LIBO Rate Loans denominated in a Foreign Currency shall be due and payable (together with accrued and unpaid interest thereon) on the last day of the Interest Period (unless such LIBO Rate Loans denominated in Foreign Currency are continued in the same Foreign Currency in accordance with Section 2.8).
          (b) The principal amount of each Swingline Loan shall be due and payable (together with accrued interest thereon) on the earlier of (i) the last day of the Interest Period applicable to such Loan and (ii) the Swingline Termination Date.
          (c) If the Administrative Agent determines at any time that the sum of the Dollar Equivalent of the aggregate principal amount of outstanding Revolving Loans, Swingline Loans and LC Exposures exceeds the Aggregate Revolving Commitment then in effect, then the Borrowers shall prepay Revolving Loans and/or Swingline Loans in an aggregate amount sufficient to eliminate such excess no later than the second Business Day following such notice. Promptly upon determining the need to make any such prepayment, the Administrative Agent shall notify the Borrowers of such required prepayment. Each such prepayment shall be accompanied by a payment of all accrued and unpaid interest on the Loans prepaid and any applicable breakage fees and funding losses pursuant to Section 2.21.
          (d) The aggregate outstanding principal amount of the Term Loans shall be payable in twenty-eight (28) equal quarterly installments of $525,000 each on the last day of each March, June, September and December (or if such date is not a Business Day, then on the following Business Day) with the first payment due on December 31, 2006, and one final installment of all outstanding principal and accrued and unpaid interest on the Term Loan Maturity Date.
          Section 2.11 Evidence of Indebtedness.
          (a) Each Lender shall maintain in accordance with its usual practice appropriate records evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain appropriate records in which shall be recorded (i) the Commitments of each Lender, (ii) the amount and currency of each Loan made hereunder by each Lender, the Class and Type thereof and the Interest Period applicable thereto, (iii) the date of each continuation thereof pursuant to Section 2.8, (iv) the date of each conversion of all or a portion thereof to another Type pursuant to Section 2.8, (v) the date and amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder in respect of such Loans and (vi) both the date and amount of any sum received by the Administrative Agent hereunder from the Borrowers in respect of the Loans and each Lender’s Pro Rata Share thereof. The entries made in such records shall be prima facie evidence of the existence and amounts of the obligations of the Borrowers therein recorded; provided, that the failure or delay of any Lender or the Administrative Agent in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans (both principal and unpaid accrued interest) of such Lender in accordance with the terms of this Agreement.
          (b) At the request of any Lender (including the Swingline Lender) at any time, the Borrowers agree that they will execute and deliver to such Lender a Revolving Credit Note and/or, in the case of a Term Loan Lender, a Term Loan Note, and, in the case of the Swingline Lender, a Swingline Note, payable to the order of such Lender.
          Section 2.12 [Reserved]
          Section 2.13 Optional and Mandatory Prepayments.
          (a) Optional Prepayment. With respect to any Loan, the Borrowers shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, without premium or penalty, by giving irrevocable written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent no later than (i) in the case of prepayment of any LIBO Rate Borrowing, 11:00 a.m. not less than three (3) Business Days prior to any such prepayment, (ii) in the case of any prepayment of any Base Rate Borrowing, not less than one (1) Business Day prior to the date of such prepayment, and (iii) in the case of Swingline Borrowings, on the date of such prepayment. Each such notice shall be irrevocable and shall specify the proposed date of such prepayment and the principal amount of each Borrowing or portion thereof to be prepaid. Upon receipt of any such notice, the Administrative Agent shall promptly notify each affected Lender of the contents thereof and of such Lender’s share of any such prepayment. If such notice is given, the aggregate amount specified in such notice shall be due and payable not later than 12:00 noon on the date designated in such notice, together with accrued interest to such date on the amount so prepaid in accordance with Section 2.14; provided, that if a LIBO Rate Borrowing is prepaid on a date other than the last day of an Interest Period applicable thereto, the Borrowers shall also pay all amounts required pursuant to Section 2.21. Each partial prepayment of (i) any Revolving Loan (other than a Swingline Loan) shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type pursuant to Section 2.21, (ii) any Swingline Loan shall be in an amount that would be permitted in the case of a Borrowing of a Swingline Loan pursuant to Section 2.5, or (iii) any Term Loan shall be in an amount not less than $1,000,000 for a LIBO Rate Loan or $100,000 for a Base Rate Loan. Each prepayment of a Borrowing shall be applied ratably to the Loans comprising such Borrowing as Borrowers may direct; provided however that, in the case of a prepayment of the Term Loan, each prepayment shall be applied to principal installments in inverse order of maturity.
          (b) Mandatory Prepayment.
     (i) Overadvance. If at any time the Administrative Agent determines that aggregate Revolving Credit Exposures of all Revolving Credit Lenders exceeds the Aggregate Revolving Commitments then in effect, then the Borrowers shall immediately pay the amount of such excess to the Administrative Agent for the respective accounts of the Revolving Credit Lenders for application: first, to any outstanding Swingline Loan, second, to any unreimbursed LC Disbursements; third, to the Revolving Loans; and fourth, to provide to the Administrative Agent cash collateral for LC Disbursements. Each prepayment of Revolving Loans shall be allocated by and among the Revolving Credit Lenders, in proportion, as nearly as practicable, to the respective unpaid principal amount of each Revolving Credit Lender’s pro rata share of such payment, with adjustments to the extent practicable to equalize any prior payments or repayments not exactly in proportion.
     (ii) Foreign Currency Overadvance. The Borrowers shall be required to make mandatory prepayments of Borrowings pursuant to and in accordance with Section 2.6(f) and Section 2.10(c). Any such prepayment shall be applied to such Loans as designated by the Borrowers and, in the event the Borrowers fail to designate such Loans, to such Loans with the earliest maturity dates, based upon the remaining terms of their respective Interest Periods, in any case, to the Lenders in accordance with their Pro Rata Share of such payment; provided, that the Borrowers shall also pay all amounts required pursuant to Section 2.20.
     (iii) Proceeds of Certain Events. Within three (3) Business Days of the receipt by any Consolidated Party of:
     (1) Net Cash Sale Proceeds in excess of $1,000,000 in the aggregate in any fiscal year of Crawford to the extent such Net Cash Sale Proceeds have not been reinvested in other assets or property used or useful in the business of the Consolidated Parties within one hundred and eighty (180) days of receipt of such proceeds (provided, however, if an Event of Default exists at the time of, or after receipt of, such Net Cash Sale Proceeds, all such proceeds shall not be reinvested and shall be immediately paid to the Administrative Agent);
     (2) Net Cash Equity Issuance Proceeds of any Consolidated Party;
     (3) Net Cash Debt Issuance Proceeds of any Consolidated Party; or
     (4) Cash proceeds in excess of $1,000,000 in the aggregate in any fiscal year of Crawford received from Casualty Events by any Consolidated Party which have not been reinvested by such Consolidated Party within one hundred and eighty (180) days of receipt of such proceeds in the repair or replacement of the property so damaged, destroyed or taken (provided, however, if an Event of Default exists at the time of, or after receipt of, such Net Cash Sale Proceeds, such proceeds shall not be invested and shall be immediately paid to the Administrative Agent);
the Borrowers shall cause such Consolidated Party to pay to the Administrative Agent for the respective accounts of the Lenders an amount equal to one hundred percent (100%) of (i) such Net Cash Sale Proceeds in excess of $1,000,000 received by any Consolidated Party, (ii) such Net Cash Equity Issuance Proceeds, (iii) such Net Cash Debt Issuance Proceeds; and (iv) such cash proceeds in excess of $1,000,000 received by any Consolidated Party with respect to any Casualty Event in accordance with clause (4) above, each to be applied in the manner set forth in clause (vi) below.
     (iv) Excess Cash Flow Payments. On the date ninety days following the last day of each fiscal year of Crawford beginning with the fiscal year ending December 31, 2007, the Borrowers shall pay to the Administrative Agent for the respective accounts of the Lenders an amount equal to (i) fifty percent (50%) of Excess Cash Flow if the Leverage Ratio as at the end of such fiscal year is equal to or greater than 3.00 to 1.00 and (ii) twenty-five percent (25%) of Excess Cash Flow if the Leverage Ratio as at the end of such fiscal year is less than 3.00 to1.00 but equal to or greater than 2.50 to 1.00. The Borrowers shall not be required to make prepayments of Excess Cash Flow if the Leverage Ratio as at the end of such fiscal year is less than 2.50 to 1.00.
     (v) Application of Payments. All payments made pursuant to the immediately preceding clauses (iii) and (iv) shall be applied first, to prepayment of the Term Loan in inverse order of maturity and, then, to reduce the outstanding amount of the Revolving Loans; provided, however, that if an Event of Default has occurred and is continuing, all payments made pursuant to Section 2.13 shall be applied in accordance with Section 2.23(b). Such mandatory prepayments shall be allocated among the Lenders holding Loans of the Class to which the prepayment is being applied in proportion, as nearly as practicable, to the respective outstanding amounts of each such Lender under its Notes evidencing that Class of Loans being prepaid with adjustments to the extent practicable to equalize any prior prepayments not exactly in proportion.
          Section 2.14 Interest on Loans.
          (a) The Borrowers shall pay interest (i) on each Base Rate Loan at the Base Rate in effect from time to time plus the Applicable Margin, and (ii) on each LIBO Rate Loan at the Adjusted LIBOR for the applicable Interest Period then in effect for such LIBO Rate Loan plus the Applicable Margin in effect from time to time.
          (b) The Borrowers shall pay interest on each Swingline Loan at the Swingline Rate in effect from time to time.
          (c) While an Event of Default exists and after acceleration, the Borrowers shall pay interest with respect to all Loans at the rates otherwise applicable to such Loans plus an additional two percent (2%) per annum. All interest payable under this clause (c) shall be due and payable on demand.
          (d) Interest on the principal amount of all Loans shall accrue from and including the date such Loans are made to but excluding the date of any repayment thereof, provided such Loans are repaid within the times provided for hereunder. Interest on all outstanding Base Rate Loans shall be payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Credit Termination Date or the Term Loan Maturity Date, as the

case may be. Interest on all outstanding LIBO Rate Loans shall be payable on the last day of each Interest Period applicable thereto, and, in the case of any LIBO Rate Loans having an Interest Period in excess of three months or ninety (90) days, respectively, on each day which occurs every three months or ninety (90) days, as the case may be, after the initial date of such Interest Period, and on the Revolving Credit Termination Date or the Term Loan Maturity Date, as the case may be. Interest on each Swingline Loan shall be payable on the maturity date of such Loan, which shall be the last day of the Interest Period applicable thereto, and on the Swingline Termination Date. Interest on any Loan which is converted into a Loan of another Type or which is repaid or prepaid shall be payable on the date of such conversion or on the date of any such repayment or prepayment (on the amount repaid or prepaid) thereof.
          (e) The Administrative Agent shall determine each interest rate applicable to the Loans hereunder and shall promptly notify the Borrowers and the Lenders of such rate in writing (or by telephone, promptly confirmed in writing). Any such determination shall be conclusive and binding for all purposes, absent manifest error.
          Section 2.15 Fees.
          (a) Administrative Agent’s Fees. The Borrowers shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon by the Borrowers and the Administrative Agent.
          (b) Commitment Fee. The Borrowers agree to pay to the Administrative Agent for the account of each Revolving Credit Lender a commitment fee, which fee shall accrue at the Applicable Percentage on the average daily amount of the unused Revolving Commitment of such Lender during the Revolving Credit Availability Period; provided, that if any Revolving Credit Lender continues to have any Revolving Credit Exposure after the Revolving Credit Termination Date, then the commitment fee shall continue to accrue on the amount of such Lender’s unused Revolving Commitment from and after the Revolving Credit Termination Date to the date that such Lender’s Revolving Commitment has been terminated. Accrued commitment fees shall be payable in arrears on the last day of each March, June, September and December of each year and on the Revolving Credit Termination Date, commencing on the first such date after the Closing Date; provided further, that any commitment fees accruing after the Revolving Credit Termination Date shall be payable on demand. For purposes of computing commitment fees with respect to the Revolving Commitments, the Revolving Commitment of each Revolving Credit Lender shall be deemed used to the extent of the outstanding Revolving Loans and LC Exposure of such Revolving Credit Lender. Any Swingline Loans outstanding shall be treated as if such Loan were unused for purposes of this Section 2.15(b).
          (c) Letter of Credit Fees. The Borrowers agree to pay (i) to the Administrative Agent, for the account of each Revolving Credit Lender, a letter of credit fee with respect to its participation in each Letter of Credit, which shall accrue at the Applicable Margin used to determine the interest rate on Revolving Borrowings comprised of LIBO Rate Loans then in effect on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to such Letter of Credit during the period from and including the date of issuance of such Letter of Credit to but excluding the date on which such Letter of Credit expires or is drawn in full (including without limitation any LC Exposure that remains outstanding after the Revolving Credit Termination Date) (the “Revolving LC Participation Fee”) and (ii) to the Issuing Bank for its own account a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the Revolving Credit Availability Period (or until the date that such Letter of Credit is irrevocably cancelled, whichever is later), as well as the Issuing Bank’s standard fees with respect to issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. While an Event of Default exists or after acceleration, at the option of the Majority Revolving Credit Lenders, the Borrowers shall pay to the Administrative Agent, for the account of each Revolving Credit Lender, a Revolving LC Participation Fee with respect to its participation in each Letter of Credit, which shall accrue at the rate otherwise applicable plus an additional two percent (2%) per annum until the date on which such Letter of Credit expires or is drawn in full (including without limitation any LC Exposure that remains outstanding after the Revolving Credit Termination Date).
          (d) Payments. Accrued fees shall be payable quarterly in arrears on the last day of each of March, June, September and December, commencing on the first such date after the Closing Date and with respect to the fees payable with respect to subsections (b) and (c) above, on the Revolving Credit Termination Date (and if later, the date the Revolving Loans and LC Exposure shall be repaid in their entirety) and on each day the Aggregate Revolving Commitments are reduced pursuant to Section 2.9(b).
          Section 2.16 Effective Date for Adjustment to Applicable Percentage and Applicable Margin.
          The Applicable Percentage and Applicable Margin with respect to Revolving Loans and Revolving LC Participation Fees shall be determined and adjusted quarterly on the date that is two Business Days after the date on which the Borrowers provide the officer’s certificate in accordance with the provisions of Section 5.1(c) (each “Margin Calculation Date”); provided, however that (i) the Applicable Percentage and the Applicable Margin with respect to Revolving Loans and Revolving LC Participation Fees from the Closing Date until the first Margin Calculation Date subsequent to the Closing Date shall be at Level I (as set forth in Schedule I), and, thereafter, such level shall be determined by the then current Leverage Ratio, and (ii) if the Borrowers fail to provide the officer’s certificate to the Administrative Agent by the date such certificate is required to be delivered under Section 5.1(c), the Applicable Percentage and the Applicable Margin with respect to Revolving Loans and Revolving LC Participation Fees from such date shall be at Level I until such time as an appropriate officer’s certificate is provided, whereupon the level shall be determined by the then current Leverage Ratio. Except as set forth above, the Applicable Percentage and the Applicable Margin with respect to Revolving Loans and Revolving LC Participation Fees shall be effective from one Margin Calculation Date until the next Margin Calculation Date.
          Section 2.17 Computation of Interest and Fees. Interest based on the prime lending rate hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and all fees shall be computed on the basis of a year of 360 days (except for any LIBO Rate Loans outstanding in British pounds sterling, Australia dollars, Canadian dollars,

Hong Kong dollars and South Africa rand, each of which shall be computed on the basis of a year of 365 or 366 days, as the case may be) and paid for the actual number of days elapsed (including the first day but excluding the last day). Each determination by the Administrative Agent of an interest amount or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.
          Section 2.18 Inability to Determine Interest Rates; Availability of Foreign Currency. If prior to the commencement of any Interest Period for any LIBO Rate Borrowing,
          (a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrowers) that, by reason of circumstances affecting the relevant interbank market, adequate means do not exist for ascertaining the LIBOR for such Interest Period, or
          (b) the Administrative Agent shall have received notice from the Required Lenders that the Adjusted LIBOR does not adequately and fairly reflect the cost to such Lenders of making, funding or maintaining their LIBO Rate Loans, the Administrative Agent shall give written notice (or telephonic notice, promptly confirmed in writing) to the Borrowers and to the Lenders as soon as practicable thereafter. In the case of LIBO Rate Loans, until the Administrative Agent shall notify the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, (i) the obligations of the Lenders to make LIBO Rate Revolving Loans, to continue or convert outstanding Loans as or into LIBO Rate Loans at Adjusted LIBOR shall be suspended and (ii) all such affected Loans shall automatically, on the last day of the then current Interest Period applicable thereto unless the Borrowers prepay such Loans in accordance with this Agreement, (A) if such Loans are LIBO Rate Loans, be converted into Base Rate Loans and (B) if such Loans are LIBO Rate Loans denominated in a Foreign Currency, be exchanged for the Dollar Equivalent thereof and converted into Base Rate Loans. Unless the Borrowers notify the Administrative Agent at least one Business Day before the date of any LIBO Rate Borrowing for which a Notice of Revolving Borrowing has previously been given that it elects not to borrow on such date, then such Borrowing shall be made as a Base Rate Borrowing.
          Section 2.19 Illegality. If any Change in Law shall make it unlawful or impossible for any Lender to make, maintain or fund any LIBO Rate Loan and such Lender shall so notify the Administrative Agent, the Administrative Agent shall promptly give notice thereof to the Borrowers and the other Lenders, whereupon until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make LIBO Rate Revolving Loans or to continue or convert outstanding Loans as or into LIBO Rate Loans shall be suspended. In the case of the making of a LIBO Rate Borrowing, such Lender’s Revolving Loan shall be made as a Base Rate Loan as part of the same Borrowing for the same Interest Period and if the affected LIBO Rate Loan is then outstanding, such Loan shall be converted to a Base Rate Loan either (i) on the last day of the then current Interest Period applicable to such LIBO Rate Loan if such Lender may lawfully continue to maintain such Loan to such date or (ii) immediately if such Lender shall determine that it may not lawfully continue to maintain such LIBO Rate Loan to such date. In the case of the making of a LIBO Rate Borrowing denominated in a Foreign Currency, such Lender’s Revolving Loan shall be made as a Base Rate Loan as part of the same Borrowing for the same Interest Period and if the affected Loan is then outstanding, such Loan shall be exchanged for the Dollar Equivalent thereof and converted to a Base Rate Loan either (i) on the last day of the then current Interest Period applicable to such Loan if such Lender may lawfully continue to maintain such Loan to such date or (ii) immediately if such Lender shall determine that it may not lawfully continue to maintain such Loan to such date. Notwithstanding the foregoing, the affected Lender shall, prior to giving such notice to the Administrative Agent, designate a different Applicable Lending Office if such designation would avoid the need for giving such notice and if such designation would not otherwise be disadvantageous to such Lender in the good faith exercise of its discretion.
          Section 2.20 Increased Costs.
          (a) If any Change in Law shall:
        (i) impose, modify or deem applicable any reserve, special deposit or similar requirement that is not otherwise included in the determination of the Adjusted LIBOR hereunder against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBOR ), the Administrative Agent or the Issuing Bank; or
        (ii) impose on any Lender, the Administrative Agent or on the Issuing Bank or the eurocurrency interbank market any other condition affecting this Agreement or any LIBO Rate Loans made by such Lender or any Letter of Credit or any participation therein;
and the result of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining a LIBO Rate Loan, or to increase the cost to such Lender, the Administrative Agent or the Issuing Bank of participating in or issuing any Letter of Credit or to reduce the amount received or receivable by such Lender, Administrative Agent or the Issuing Bank hereunder (whether of principal, interest or any other amount), then the Borrowers shall promptly pay, upon written notice from and demand by such Lender on the Borrowers (with a copy of such notice and demand to the Administrative Agent), to the Administrative Agent for the account of such Lender, within five (5) Business Days after the date of such notice and demand, additional amount or amounts sufficient to compensate such Lender, Administrative Agent or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
          (b) If any Lender or the Issuing Bank shall have determined that on or after the date of this Agreement any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital (or on the capital of such Lender’s or the Issuing Bank’s parent corporation) as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s parent corporation could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies or the policies of such Lender’s or the Issuing Bank’s parent corporation with respect to capital adequacy) then, from time to time, within five (5) Business Days after receipt by the Borrowers of written demand by such Lender (with a copy thereof to the Administrative Agent), the Borrowers shall pay to such Lender such additional amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s parent corporation for any such reduction suffered.
          (c) If and so long as any Lender is required to make special deposits with the Bank of England, to maintain reserve asset ratios or to pay fees, in each case in respect of such Lender’s LIBO Rate Loans denominated in any Foreign Currency, such Lender may require the Borrowers to pay, contemporaneously with each payment of interest on each of such Loans, additional interest on such Loan at a rate per annum equal to the Mandatory Costs Rate calculated in accordance with the formula and in the manner set forth in Exhibit 2.20 hereto (“Mandatory Costs Rate”).
          (d) If and so long as any Lender is required to comply with reserve assets, liquidity, cash margin or other requirements of any monetary or other authority (including any such requirement imposed by the European Central Bank or the European System of Central Banks, but excluding requirements reflected in the Statutory Reserve Rate or the Mandatory Costs Rate) in respect of any of such Lender’s LIBO Rate Loans denominated in a Foreign Currency, such Lender may require the Borrowers to pay, contemporaneously with each payment of interest on each of such Loans subject to such requirements, additional interest on such Loan at a rate per annum specified by such Lender to be the cost to such Lender of complying with such requirement in relation to such Loan.
          (e) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s parent corporation, as the case may be, specified in paragraph (a), (b), (c) or (d) of this Section shall be delivered to the Borrowers (with a copy to the Administrative Agent) and shall be conclusive, absent manifest error. The Borrowers shall pay any such Lender or the Issuing Bank, as the case may be, such amount or amounts within ten (10) days after receipt thereof.
          (f) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided, that the Borrowers shall not be required to compensate a Lender or the Issuing Bank under this Section for any increased costs or reductions incurred more than 120 days prior to the date that such Lender or the Issuing Bank notifies the Borrowers of such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor. The Borrowers shall not be required to compensate a Lender or the Issuing Bank under this Section for any Indemnified Taxes or Other Taxes.
          Section 2.21 Funding Indemnity. In the event of (a) the payment of any principal of a LIBO Rate Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion or continuation of a LIBO Rate Loan other than on the last day of the Interest Period applicable thereto or (c) the failure by the Borrowers to borrow, prepay, convert or continue any LIBO Rate Loan on the date specified in any applicable notice (regardless of whether such notice is withdrawn or revoked), then, in any such event, the Borrowers shall compensate each Lender or the Administrative Agent, as the case may be, within five (5) Business Days after written demand from such Lender or the Administrative Agent, for any loss, cost or expense attributable to such event. In the case of a LIBO Rate Loan, such loss, cost or expense shall be deemed to include an amount determined by such Lender or the Administrative Agent, as the case may be, to be the excess, if any, of (A) the amount of interest that would have accrued on the principal amount of such LIBO Rate Loan if such event had not occurred at the Adjusted LIBOR applicable to such LIBO Rate Loan for the period from the date of such event to the last day of the then current Interest Period therefor (or in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such LIBO Rate Loan) over (B) the amount of interest that would accrue on the principal amount of such LIBO Rate Loan for the same period if the Adjusted LIBOR were set on the date such LIBO Rate Loan was prepaid or converted or the date on which the Borrowers failed to borrow, convert or continue such LIBO Rate Loan. A certificate as to any additional amount payable under this Section 2.21 submitted to the Borrowers by any Lender or the Administrative Agent shall be conclusive, absent manifest error.
          Section 2.22 Taxes.
          (a) Any and all payments by or on account of any obligation of either Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, that if either Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, any Lender or the Issuing Bank (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law. In addition, such Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (b) Each Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within five (5) Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of either Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.
          (c) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Borrower to a Governmental Authority, the Borrowers shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
          (d) Each Foreign Lender shall deliver to the Borrowers (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrowers as will permit all payments under this Agreement to be made without withholding. Without limiting the generality of the foregoing, each Foreign Lender agrees that it will deliver to the Administrative Agent and the Borrowers (or in the case of a Participant, to the Lender from which the related participation shall have been purchased) (i) two (2) duly completed copies of Internal Revenue Service Form W-8ECI or W-8BEN, or any successor form thereto, as the case may be, certifying in each case that such Foreign Lender is entitled to receive payments made by the Borrowers hereunder and under the Notes payable to it, without deduction or withholding of any United States federal income taxes and (ii) a duly completed Internal Revenue Service Form W-8 or W-9, or any successor form thereto, as the case may be, to establish an exemption from United States backup withholding tax. Each such Foreign Lender shall deliver to the Borrowers and the Administrative Agent such forms on or before the date that it becomes a party to this Agreement (or in the case of a Participant, on or before the date such Participant purchases the related participation). In addition, each such Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Lender. Each such Lender shall promptly notify the Borrowers and the Administrative Agent at any time that it determines that it is no longer in a position to provide any previously delivered certificate to the Borrowers (or any other form of certification adopted by the U.S. taxing authorities for such purpose) which notice shall create in Borrowers the right to replace such Lender pursuant to Section 2.24 hereof.
          (e) Each Lender agrees upon the request of the Borrowers and at the Borrowers’ expense to complete, accurately and in a manner reasonably satisfactory to the Borrowers and the Administrative Agent, and to execute, arrange for any required certification of, and deliver to the Borrowers (with a copy to the Administrative Agent) (or to such government or taxing authority as the Borrowers or Administrative Agent reasonably directs), any other form or document that may be required under the laws of any jurisdiction outside the United States to allow the Borrowers to make a payment under this Agreement or the other Loan Documents without any deduction or withholding for or on account of any taxes of the type described in this Section 2.22 or with any such deduction or withholding for or on account of such taxes at a reduced rate, in each case so long as such Lender is (i) legally entitled to provide such certification and deliver such form or document and (ii) such action is consistent with its overall tax policies and is not otherwise, in the judgment of such Lender, impractical or disadvantageous in any material respect to such Lender.
          (f) Notwithstanding any provision of Section 2.22 above to the contrary, the Borrowers shall not have any obligations to pay any taxes or to indemnify any Lender for such taxes pursuant to this Section 2.22 to the extent that such taxes result from (i) the failure of any Lender to comply with its obligations pursuant to Section 2.22(d) or Section 2.22(e) or (ii) any representation made on Form 1001, 4224 or W-8 or successor applicable form or certification by any Lender incurring such taxes proving to have been incorrect, false or misleading in any material respect when so made or deemed to be made or (iii) such Lender changing its Applicable Lending Office to a jurisdiction in which such taxes arise, except to the extent in the judgment of such Lender such change was required by the terms of this Agreement.
          (g) To the extent that the payment of any Lender’s Indemnified Taxes or Other Taxes by the Borrowers hereunder gives rise from time to time to a Tax Benefit (as defined below) to such Lender in any jurisdiction other than the jurisdiction which imposed such Indemnified Taxes or Other Taxes, such Lender shall pay to the Borrowers the amount of each such Tax Benefit so recognized or received. The amount of each Tax Benefit and, therefore, payment to the Borrowers will be determined from time to time by the relevant Lender in its sole discretion, which determination shall be binding and conclusive on all parties hereto. Each such payment will be due and payable by such Lender to the Borrowers within a reasonable time after the filing of the tax return in which such Tax Benefit is recognized or, in the case of any tax refund, after the refund is received; provided, however, if at any time thereafter such Lender is required to rescind such Tax Benefit or such Tax Benefit is otherwise disallowed or nullified, the Borrowers shall promptly, after notice thereof from such Lender, repay to such Lender the amount of such Tax Benefit previously paid to such Lender and which has been rescinded, disallowed or nullified. For purposes hereof, the term “Tax Benefit” shall mean the amount by which any Lender’s income tax liability for the taxable period in question is reduced below what would have been payable had the Borrowers not been required to pay such Lender’s taxes hereunder.
          Section 2.23 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
          (a) The Borrowers shall make each payment required to be made by them hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.20, Section 2.21 or Section 2.22, or otherwise) (i) prior to 12:00 noon, in the case of payments in Dollars, and (ii) no later than 11:00 a.m. (at the Applicable Lending Office where the applicable Foreign Currency Payment Account is maintained) in the case of payments in a Foreign Currency, on the date when due, in immediately available funds, free and clear of any claims or defenses, and without deduction, set-off or counterclaim of any kind. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Payment Office or at the applicable Foreign Currency Payment Account, as the case may be, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Section 2.20, Section 2.21, Section 2.22 and Section 10.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension. All payments hereunder shall be made in Dollars; provided, however, that all payments of principal and interest with respect to LIBO Rate Loans denominated in a Foreign Currency shall be made in accordance with Section 2.6(c).
          (b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all Obligations then due hereunder, the Administrative Agent shall distribute such amounts in the following order of priority:
     (1) first, to the payment of all of the fees, interest, indemnification payments, costs and expenses that are due and payable to the Administrative Agent (solely in its capacity as the Administrative Agent)

under or in respect of this Agreement and the other Loan Documents on such date;
     (2) second, to the payment of all of the fees, interest, indemnification payments, costs, expenses and unreimbursed LC Disbursements that are due and payable to the Issuing Bank (solely in its capacity as such) under or in respect of this Agreement and the other Loan Documents on such date;
     (3) third, to the payment of all of the fees, indemnification payments, costs and expenses that are due and payable to the Lenders (including the Swingline Lender) under or in respect of this Agreement and the other Loan Documents on such date, ratably based upon the respective aggregate amounts of all such fees, indemnification payments, costs and expenses owing to the Lenders (including the Swingline Lender) on such date;
     (4) fourth, to the payment of all of the accrued and unpaid interest on the Obligations under or in respect of the Loan Documents due and payable to the Lenders (including the Swingline Lender), ratably based upon the respective aggregate amounts of all such interest owing to the Lenders (including the Swingline Lender) on such date;
     (5) fifth, to the payment of the principal amount of all outstanding Loans that are due and payable to the Lenders (including the Swingline Lender) on such date, ratably based upon the respective aggregate amounts of all such principal owing to the Lenders (including the Swingline Lender) on such date and amounts payable under Hedge Agreements with Lenders and/or their Affiliates (or Persons that were Lenders or Affiliates of Lenders at the time any such Hedge Agreement was entered into);
     (6) sixth, to the Administrative Agent to deposit in an account held by the Administrative Agent as cash collateral to secure all outstanding Letters of Credit; and
     (7) seventh, to the payment of all other Obligations of the Loan Parties owing under or in respect of the Loan Documents that are due and payable to the Administrative Agent, the Issuing Bank, the Swingline Lender and the other Lenders on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent, the Issuing Bank, the Swingline Lender and the other Lenders on such date.
      (c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans, or any other Obligation, such Lender shall immediately deliver such amounts to the Administrative Agent for application pursuant to Section 2.23(b).
          (d) Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount or amounts due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
          (e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.5(c), Section 2.25(e), Section 2.25(f) or Section 10.3(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
          Section 2.24 Mitigation of Obligations; Replacement of Lenders.
          (a) If any Lender requests compensation under Section 2.20, or if either Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.22, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable under Section 2.20 or Section 2.22, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all costs and expenses incurred by any Lender in connection with such designation or assignment.
          (b) If (i) any Lender requests compensation under Section 2.20, (ii) either Borrower is required to pay any additional amount to any Lender or any Governmental Authority of the account of any Lender pursuant to Section 2.22, (iii) any Lender is unable to make LIBO Rate Loans for the reasons set forth in Section 2.19, (iv) a Lender becomes a Defaulting Lender or, (v) as set forth in Section 10.2(c), a Lender refuses to consent to certain proposed changes, amendments, waivers, discharges or terminations with respect to this Agreement and/or the other Loan Documents which have been approved by the Required Lenders, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions set forth in Section 10.4(b) all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender); provided, that (i) the Borrowers shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal amount of all Loans owed to it, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (in the case of such outstanding principal and accrued interest) and from the Borrowers (in the case of all other amounts) and (iii) in the case of a claim for compensation under Section 2.20 or payments required to be made pursuant to Section 2.20, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.
          Section 2.25 Letters of Credit.
          (a) (i) During the Revolving Credit Availability Period, the Issuing Bank, in reliance upon the agreements of the other Lenders pursuant to Section 2.25(e), agrees to issue, at the request of the Borrowers, Letters of Credit for the account of the Borrowers on the terms and conditions hereinafter set forth; provided, that (A) each Letter of Credit shall be a standby letter of credit which shall expire on the earlier of (x) the date one year after the date of issuance of such Letter of Credit (or in the case of any renewal or extension thereof, one year after such renewal or extension) and (y) the date that is five (5) Business Days prior to the Revolving Credit Termination Date; (B) each Letter of Credit shall be in a minimum stated amount of at least $100,000 or in a minimum stated amount as agreed upon by the Borrowers and the Issuing Bank; and (C) the Borrowers may not request any Letter of Credit or increase in the stated amount of any Letter of Credit, if, after giving effect to such issuance or increase (x) the aggregate LC Exposure would exceed the LC Commitment or (y) the aggregate LC Exposure, plus the aggregate outstanding Revolving Loans of all Lenders would exceed the Aggregate Revolving Commitments. Upon the issuance of each Letter of Credit or an increase in the stated amount thereof, and without further action, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank without recourse a participation in such Letter of Credit equal to such Revolving Credit Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit. Each issuance of a Letter of Credit shall be deemed to utilize the Revolving Commitment of each Revolving Credit Lender by an amount equal to the amount of such participation.
          (ii) Each of the parties hereto: (A) acknowledges that, prior to the Closing Date, the Issuing Bank issued the Existing Letters of Credit for the account of the Borrowers and (B) agrees that the Existing Letters of Credit shall, for all purposes (including the Borrowers’ reimbursement obligations therefor, the reimbursement obligations of each Lender owing to the Issuing Bank pursuant to Section 2.25(f) and all fees payable in respect of Letters of Credit) be deemed to constitute a Letter of Credit issued by the Issuing Bank pursuant to this Agreement for the account of the Borrowers. The Existing Letters of Credit shall be deemed to be issued on and as of the Closing Date and the LC Commitment shall be deemed to have automatically been reduced on the Closing Date in an amount equal to the aggregate stated amount of the Existing Letters of Credit. The Issuing Bank shall, upon the request of any Lender, deliver copies of any information concerning the Existing Letters of Credit as any such Lender may reasonably request. All of the parties hereto agree that in the event there is any inconsistency between the terms of the letter of credit agreement or application or reimbursement agreement with respect to an Existing Letter of Credit and this Agreement including, without limitation, terms relating to the timing of reimbursement, fees, standards of conduct and other matters, the terms of this Agreement shall control.
          (b) To request the issuance of a Letter of Credit (or any amendment, renewal or extension of an outstanding Letter of Credit), the Borrowers shall give the Issuing Bank and the Administrative Agent irrevocable written notice at least three (3) Business Days prior to the requested date of such issuance specifying the date (which shall be a Business Day) such Letter of Credit is to be issued (or amended, extended or renewed, as the case may be), the expiration date of such Letter of Credit, the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. In addition to the satisfaction of the conditions in Article III, the issuance of such Letter of Credit (or any amendment which increases the amount of such Letter of Credit) will be subject to the further conditions that such Letter of Credit shall be in such form and contain such terms as the Issuing Bank shall approve and that the Borrowers shall have executed and delivered any additional applications, agreements and instruments relating to such Letter of Credit as the Issuing Bank shall reasonably require; provided, that in the event of any conflict between such applications, agreements or instruments and this Agreement, the terms of this Agreement shall control.
          (c) At least two Business Days prior to the issuance of any Letter of Credit, the Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received such notice and if not, the Issuing Bank will provide the Administrative Agent with a copy thereof. Unless the Issuing Bank has received notice from the Administrative Agent on or before the Business Day immediately preceding the date the Issuing Bank is to issue the requested Letter of Credit directing the Issuing Bank not to issue the Letter of Credit because such issuance is not then permitted hereunder because of the limitations set forth in Section 2.25(a) or that one or more conditions specified in Article III are not then satisfied, then, subject to the terms and conditions hereof, the Issuing Bank shall, on the requested date, issue such Letter of Credit in accordance with the Issuing Bank’s usual and customary business practices.
          (d) The Issuing Bank shall examine all documents purporting to represent a demand for payment under a Letter of Credit promptly following its receipt thereof. The Issuing Bank shall notify the Borrowers and the Administrative Agent of such demand for payment and whether the Issuing Bank has made or will make a LC Disbursement thereunder; provided, that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse the Issuing Bank and the Lenders with respect to such LC Disbursement. The Borrowers shall be irrevocably and unconditionally obligated to reimburse the Issuing Bank for any LC Disbursements paid by the Issuing Bank in respect of such drawing, without presentment, demand or other formalities of any kind.
          (e) Unless the Borrowers shall have notified the Issuing Bank and the Administrative Agent prior to 11:00 a.m. on the Business Day immediately prior to the date on which a Letter of Credit drawing is honored that the Borrowers intend to reimburse the Issuing Bank for the amount of such drawing in funds other than from the proceeds of Revolving Loans, the Borrowers shall be deemed to have timely given a Notice of Revolving Borrowing to the Administrative Agent requesting the Lenders to make a Base Rate Borrowing on the date on which such drawing is honored in an exact amount due to the Issuing Bank; provided, that for purposes solely of such Borrowing, the conditions precedent set forth in Section 3.2 hereof shall not be applicable. The Administrative Agent shall notify the Lenders of such Borrowing in accordance with Section 2.3, and each Lender shall make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of the Issuing Bank in accordance with Section 2.7(a). The proceeds of such Borrowing shall be applied directly by the Administrative Agent to reimburse the Issuing Bank for such LC Disbursement.
          (f) If for any reason a Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing Section 2.25(e), then each Revolving Credit Lender (other than the Issuing Bank) shall be obligated to fund the participation that such Lender purchased pursuant to subsection (a) in an amount equal to its Pro Rata Share of such LC Disbursement on and as of the date which such Base Rate Borrowing should have occurred. Each Revolving Credit Lender’s obligation to fund its participation shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or any other Person may have against the Issuing Bank or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of the Aggregate Revolving Commitments, (iii) any adverse change in the condition (financial or otherwise) of either Borrower or any Subsidiary, (iv) any breach of this Agreement by either Borrower or any other Lender, (v) any amendment, renewal or extension of any Letter of Credit or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. On the date that such participation is required to be funded, each Revolving Credit Lender shall promptly transfer, in immediately available funds, the amount of its participation to the Administrative Agent for the account of the Issuing Bank. Whenever, at any time after the Issuing Bank has received from any such Revolving Credit Lender the funds for its participation in a LC Disbursement, the Issuing Bank (or the Administrative Agent on its behalf) receives any payment on account thereof, the Administrative Agent or the Issuing Bank, as the case may be, will distribute to such Revolving Credit Lender its Pro Rata Share of such payment; provided, that if such payment is required to be returned for any reason to the Borrowers or to a trustee, receiver, liquidator, custodian or similar official in any bankruptcy proceeding, such Revolving Credit Lender will return to the Administrative Agent or the Issuing Bank any portion thereof previously distributed by the Administrative Agent or the Issuing Bank to it.
          (g) To the extent that any Revolving Credit Lender shall fail to pay any amount required to be paid pursuant to paragraph (f) of this Section 2.25 on the due date therefor, such Revolving Credit Lender shall pay interest to the Issuing Bank (through the Administrative Agent) on such amount from such due date to the date such payment is made at a rate per annum equal to the Federal Funds Rate. In addition, such Revolving Credit Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans and other amounts due to it hereunder, to the Issuing Bank to fund the amount of such Lender’s participation in such Letter of Credit that such Lender failed to fund, until such amount has been purchased in full.

          (h) If any Event of Default shall occur and be continuing, on the Business Day that the Borrowers receive notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Borrowers shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided, that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, with demand or notice of any kind, upon the occurrence of any Event of Default with respect to either Borrower described in Section 8.1(g) or Section 8.1(h). Such deposit shall be held by the Administrative Agent as collateral in an interest bearing account (which account shall be chosen in the sole discretion of the Administrative Agent and at the Borrowers’ risk and expense) for the payment and performance of the obligations of the Borrowers under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Interest and profits on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it had not been reimbursed and to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time. If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not so applied as aforesaid) shall be returned to the Borrowers within three (3) Business Days after all Events of Default have been cured or waived.
          (i) Promptly following the end of each fiscal quarter, the Issuing Bank shall deliver (through the Administrative Agent) to each Revolving Credit Lender and the Borrowers a report describing the aggregate Letters of Credit outstanding at the end of such fiscal quarter. Upon the request of any Lender from time to time, the Issuing Bank shall deliver to such Lender any other information reasonably requested by such Lender with respect to each Letter of Credit then outstanding.
          (j) The Borrowers’ obligation to reimburse LC Disbursements hereunder shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under all circumstances whatsoever and irrespective of any of the following circumstances:
     (i) Any lack of validity or enforceability of any Letter of Credit or this Agreement;
     (ii) The existence of any claim, set-off, defense or other right which either Borrower or any Subsidiary or Affiliate of either Borrower may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such beneficiary or transferee may be acting), any Lender (including the Issuing Bank) or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;

     (iii) Any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;
     (iv) Payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document to the Issuing Bank that does not comply with the terms of such Letter of Credit;
     (v) Any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder; or
     (vi) The existence of a Default or an Event of Default.
          Neither the Administrative Agent, the Issuing Bank, the Lenders nor any Related Party of any of the foregoing shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to above), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided, that nothing in this Agreement, any Letter of Credit or any other Loan Document shall be construed to excuse the Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by either Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts or other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree, that in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
          Unless otherwise expressly agreed by the Issuing Bank and the Borrowers when a Letter of Credit is issued and subject to applicable laws, performance under Letters of Credit by the Issuing Bank, its correspondents, and the beneficiaries thereof will be governed by the rules of the “International Standby Practices 1998” (ISP98) (or such later revision as may be published by the Institute of International Banking Law & Practice on any date any Letter of Credit may be issued) and to the extent not inconsistent therewith, the governing law of this Agreement set forth in Section 10.5.

          Section 2.26 Borrowers’ Representative. Each of the Borrowers hereby appoints Crawford as, and Crawford shall act under this Agreement as, the agent, attorney-in-fact and legal representative of the Borrowers for all purposes hereunder, including, without limitation, requesting Borrowings and Letters of Credit and receiving account statements and other notices and communications to the Borrowers (or either of them) from the Administrative Agent, the Issuing Bank or any Lender. Accordingly, the parties agree that any and all actions to be taken hereunder by the Borrowers may be taken by Crawford for and on behalf of the Borrowers, and any and all notices and communications permitted or required to be made by the Administrative Agent, the Issuing Bank or any Lender hereunder to the Borrowers, shall be deemed made to each of the Borrowers if delivered to Crawford. The Administrative Agent, the Issuing Bank and each Lender may rely, and shall be fully protected in relying, on any Notice of Borrowing, Notice of Conversion/Continuation, request for a Letter of Credit, disbursement instruction, report, information or any other notice or communication made or given by Crawford, whether in its own name, on behalf of the other Borrower or on behalf of “the Borrowers”, and neither the Administrative Agent, the Issuing Bank nor any Lender shall have any obligation to make any inquiry or request any confirmation from or on behalf of the other Borrower as to the binding effect on it of any such notice, request, instruction, report, information, other notice or communications. Crawford may from time to time tender to the Administrative Agent, the Issuing Bank and the Lenders, representations or performance of covenants hereunder and take actions in respect of other matters on behalf of the Borrowers, and any such representations, performance or actions by Crawford, if accepted by the Administrative Agent, the Issuing Bank or any such Lender, as the case may be, shall (irrespective of whether the particular matter is otherwise authorized elsewhere herein) be conclusively deemed done with the authorization of and on behalf of the other Borrower, as the circumstances and the specific action taken may indicate. The Administrative Agent, the Issuing Bank and each of the Lenders may in all cases rely on communications from, and representations and actions taken by, Crawford as though given, delivered, made or taken by or from the Borrowers, and all such communications, representations and actions shall be binding upon each Borrower on whose behalf such communications, representations or actions were purportedly taken by Crawford.
          Section 2.27 Joint and Several Liability.
          (a) Each of the Borrowers acknowledges and agrees that (i) it is a co-borrower hereunder and shall be jointly and severally, with the other Borrower, directly and primarily liable for the Obligations regardless of which Borrower actually receives Loans or other extensions of credit hereunder or the amount of such Loans or other extensions of credit received or the manner in which the Administrative Agent, the Issuing Bank and/or any Lender accounts for such Loans or other extensions of credit on its books and records, (ii) each of the Borrowers shall have the obligations of co-maker and shall be primary obligors with respect to all Loans, the Notes, the Letters of Credit and the other Obligations, it being agreed that such extensions of credit to each Borrower inure to the benefit of both Borrowers, and (iii) the Administrative Agent, the Issuing Bank and each of the Lenders is relying on such joint and several liability of the Borrowers as co-makers in extending the Loans and issuing the Letters of Credit hereunder. Each Borrower’s obligations with respect to Loans made to it or with respect to any Letters of Credit issued for its account, and each Borrower’s obligations arising as a result of the joint and several liability of the Borrowers hereunder, with respect to Loans made to the other Borrower hereunder or with respect to any Letters of Credit issued for the account of the other Borrower hereunder, shall be separate and distinct obligations, but all such Obligations shall be primary obligations of each Borrower. Each Borrower hereby unconditionally and irrevocably agrees that upon default in the payment when due (whether at stated maturity, by acceleration or otherwise) of any Obligation payable by it to the Administrative Agent, the Issuing Bank or any Lender, it will forthwith pay the same, without notice of demand.
          (b) Each Borrower’s obligations arising as a result of the joint and several liability of the Borrowers hereunder with respect to Obligations of the other Borrower hereunder shall, to the fullest extent permitted by law, be unconditional irrespective of (i) the validity or enforceability, avoidance or subordination of the Obligations of the other Borrower or of any Note or other document evidencing all or any part of the Obligations of the other Borrower, (ii) the absence of any attempt to collect the Obligations from the other Borrower, or any other security therefor, or the absence of any other action to enforce the same, (iii) the waiver, consent, extension, forbearance or granting of any indulgence by the Administrative Agent, the Issuing Bank or any Lender with respect to any provision of any instrument evidencing the Obligations of the other Borrower, or any part thereof, or any other agreement now or hereafter executed by the other Borrower and delivered to the Administrative Agent, the Issuing Bank or any Lender, (iv) the failure by the Administrative Agent, the Issuing Bank or any Lender to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security for the Obligations of the other Borrower, (v) any borrowing or grant of a security interest by the other Borrower, as debtors-in-possession under Section 364 of the Bankruptcy Code, (vi) the disallowance of all or any portion of the Administrative Agent’s, the Issuing Bank’s or any Lender’s claim(s) for the repayment of the Obligations of the other Borrower under Section 502 of the Bankruptcy Code, or (vii) any other circumstances which might constitute a legal or equitable discharge or defense of any other Borrower.
          (c) With respect to each Borrower’s obligations arising as a result of the joint and several liability of the Borrowers hereunder with respect to Obligations any of the other Borrower hereunder, each Borrower waives, until the Obligations shall have been paid in full in cash and this Agreement and the other Loan Documents shall have terminated, any right to enforce any right of subrogation or any remedy which the Administrative Agent, the Issuing Bank or any Lender now has or may hereafter have against such Borrower, any endorser or any guarantor of all or any part of the Obligations, and any benefit of, and any right to participate in, any security or collateral given to the Administrative Agent, the Issuing Bank or any Lender to secure payment of the Obligations.
          (d) No payment or payments made by either of the Borrowers or any other Person or received or collected by the Administrative Agent, the Issuing Bank or any Lender from either of the Borrowers or any other Person by virtue of any action or proceeding or any set-off-or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed (except to the extent Obligations are satisfied) to modify, release or otherwise affect the liability of each Borrower under this Agreement, which shall remain liable for the Obligations until the Obligations are paid in full in cash and this Agreement is terminated.

ARTICLE III.
CONDITIONS PRECEDENT TO LOANS AND LETTERS OF CREDIT
          Section 3.1 Conditions To Effectiveness. The obligations of the Lenders (including the Swingline Lender) to make Loans and the obligation of the Issuing Bank to issue any Letter of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.2):
          (a) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Closing Date, including reimbursement or payment of all out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel to the Administrative Agent) required to be reimbursed or paid by the Borrowers hereunder, under any other Loan Document and under any agreement with the Administrative Agent or SunTrust Robinson Humphrey, as Sole Lead Arranger (the “Arranger”).
          (b) The Administrative Agent (or its counsel) shall have received the following on or prior to the Closing Date in form and substance reasonably satisfactory to the Administrative Agent:
          (i) a counterpart of this Agreement signed by or on behalf of each party hereto or written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement;
          (ii) duly executed Notes payable to each Lender, as applicable;
          (iii) a Subsidiary Guaranty Agreement duly executed by each Subsidiary Loan Party;
          (iv) a Security Agreement duly executed by each Loan Party;
          (v) a Pledge Agreement duly executed by each Loan Party covering all of the Equity Interests owned by such Loan Party, together with delivery of the original certificates evidencing such Equity Interests (or, in the case of Equity Interests in Foreign Subsidiaries, stock certificates in the Applicable Pledge Amount for each of Crawford & Company Adjusters Limited, Crawford Adjusters Canada Incorporated and Crawford & Company (Australia) Pty. Ltd) undated powers executed in blank, and such other documents as the Administrative Agent may reasonably request with respect to the pledge of such Equity Interests (including without limitation, legal opinions of outside foreign counsel with respect to Crawford & Company Adjusters Limited and Crawford Adjusters Canada Incorporated);
          (vi) a Collateral Assignment Agreement duly executed by Crawford collaterally assigning the rights of Crawford in and under the Transaction Documents to the Administrative Agent for the benefit of the Lenders;

          (vii) duly executed payoff letters or other evidence of repayment in full of Indebtedness and release of liens satisfactory to the Administrative Agent with respect to (A) the Existing Credit Agreement, (B) the Private Placement Loan Documents and (C) indebtedness of the Target, if any;
          (viii) a certificate of the Secretary or Assistant Secretary of each Borrower and each Subsidiary Loan Party (or other similar officer for entities other than corporations)(other than the Dormant Companies), attaching and certifying copies of its bylaws, partnership or operating agreement, as the case may be, and of the resolutions of its boards of directors, board of managers or partners, as the case may be, authorizing the execution, delivery and performance of the Loan Documents to which it is a party and certifying the name, title and true signature of each officer of such Borrower or Subsidiary Loan Party executing the Loan Documents to which it is a party;
          (ix) certified copies of the certificate or articles of incorporation or other documents of formation or organization of each Borrower and each Subsidiary Loan Party (other than the Dormant Companies), together with certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of incorporation or formation of each Borrower and each Subsidiary Loan Party (other than the Dormant Companies) and (A) each other jurisdiction where the ownership of property or the conduct of its business requires the Borrowers to be qualified and (B) each jurisdiction where such Subsidiary Loan Party maintains its principal place of business;
          (x) (A) a fully executed copy of a completed perfection certificate with respect to the Loan Parties in form and substance reasonably satisfactory to the Administrative Agent, (B) the results of UCC searches with respect to Loan Parties and the Collateral, indicating no Liens other than Liens expressly permitted pursuant to Section 7.2 and those Liens terminated in accordance with the following clause (C), and otherwise in form and substance reasonably satisfactory to the Administrative Agent and (C) evidence satisfactory of the release and termination of all Liens (other than Liens expressly permitted pursuant to Section 7.2) covering any of the Collateral;
          (xi) all UCC financing statements, Control Agreements (except as set forth in the proviso to Section 5.14 or in Section 5.17), possessory Collateral and all other documents, instruments and certificates reasonably requested by the Administrative Agent to further evidence, perfect or protect the Administrative Agent’s Liens and security interest in the Collateral and all necessary filings shall have been made or made available to create a first priority Lien and security interest in all Collateral;
          (xii) all Mortgages, Leasehold Mortgages, landlords’ consents, local counsel opinions and other documents, instruments, certificates and reports relating to real property owned or leased by the Loan Parties reasonably requested by the Administrative Agent;
          (xiii) a certificate of insurance from an independent insurance broker dated as of the Closing Date, identifying insurers, types of insurance, insurance limits, and policy terms, listing the Administrative Agent as loss payee and additional insured (excluding those types of insurance for which insurers will not name the Administrative Agent as loss payee or additional insured), and otherwise describing the insurance obtained in accordance with the provisions of the Loan Documents unless and to the extent addressed in Section 5.17;
          (xiv) evidence, reasonably satisfactory to the Administrative Agent that, (A) the structure, terms and conditions of the Transaction are on terms and conditions reasonably satisfactory to the Administrative Agent and the Arranger; provided that the Agent and the Arranger acknowledge and agree that the structure, terms and conditions of the Transaction as set forth in the Purchase Agreement on August 18, 2006 are satisfactory to the Administrative Agent and the Arranger, (B) after giving effect to the Transaction, Crawford shall directly own 100% of the issued and outstanding Equity Interest of the Target; (C) all conditions precedent to the Transaction have been satisfied or, with the Administrative Agent’s prior written consent, waived, (D) no investigation or inquiry by any Governmental Authority regarding the Transaction shall be ongoing, (E) the Transaction shall have been consummated for an aggregate purchase price not exceeding $150,000,000 and (F) all fees and expenses relating to the Transaction have been paid in full;
          (xv) certified copies of (A) all Transaction Documents and (B) all material third-party consents, approvals, authorizations, registrations or filings required to be made or obtained under the Purchase Agreement by the Target, the Borrowers or any Subsidiary Loan Party which consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired;
          (xvi) a favorable written opinion of (A) King & Spalding LLP, counsel to the Loan Parties (other than the Dormant Companies), and, (B) with respect to Crawford Healthcare Management of Norfolk and Baltimore, Inc., Allen W. Nelson, general counsel of Crawford, each addressed to the Administrative Agent and the Lenders;
          (xvii) a certificate, dated the Closing Date and signed by a Responsible Officer of Crawford, confirming (including, without limitation, any calculations used in determining the following), among other things, (A) compliance with the conditions of Section 3.1 and compliance with the conditions set forth in paragraphs (a) and (b) of Section 3.2, (B) that as of August 31, 2006 after giving pro forma effect to the Transaction, (x) the Leverage Ratio (calculated on a trailing twelve-month basis and on a consolidated basis) is less than 4.00:1.00 and (y) the Consolidated EBITDA (calculated on a trailing twelve-month basis and on a consolidated basis) is greater than $65,000,000, and (C) that after giving pro forma effect to the Transaction (and the initial Borrowing of Revolving Loans and/or Swingline Loans, as the case may be, on the Closing Date), (x) the Aggregate Revolving Commitments minus the outstanding Revolving Loans and the outstanding Swingline Loans (but not Letters of Credit) equals an amount equal to or greater than $50,000,000 and (y) the Borrowers have cash-on-hand in an amount equal to or greater than $40,000,000; and
          (xviii) duly executed Notices of Borrowing, and duly executed Statement of Funds Flow.
          Section 3.2 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit is subject to the satisfaction of the following conditions:
          (a) at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall exist; and
          (b) all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, extension or renewal of such Letter of Credit, in each case before and after giving effect thereto (except for such representations and warranties that expressly relate to a prior date and, only with respect to any Borrowing or issuance of Letter of Credit made on the Closing Date, except for the representation made in Section 4.4(d)); and
          (c) with respect to any Borrowing other than a Borrowing on the Closing Date, since the date of the audited financial statements of Crawford described in Section 4.4(a), there shall have been no changes, events, acts, conditions or occurrences of any nature, singly or in the aggregate, that have had or could reasonably be expected to have a Material Adverse Effect.
Each Borrowing and each issuance, amendment, extension or renewal of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a), (b) and (c) (other than, with respect to clause (c), any Borrowing or issuance of any Letter of Credit made on the Closing Date) of this Section 3.2.
          Section 3.3 Delivery of Documents. All of the Loan Documents, certificates, legal opinions and other documents and papers referred to in this Article III, unless otherwise specified, shall be delivered to the Administrative Agent for the account of each of the Lenders and, except for the Notes and stock certificates, in sufficient counterparts or copies for each of the Lenders and shall be in form and substance reasonably satisfactory in all respects to the Administrative Agent.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES
          The Borrowers represent and warrant to the Administrative Agent, the Issuing Bank and each Lender as follows:
          Section 4.1 Existence; Power. Each of the Borrowers and each of their Subsidiaries (other than Dormant Companies) (i) is duly organized or formed, validly existing and in good standing as a corporation, limited liability company or partnership, as the case may be, under the laws of the jurisdiction of its organization or formation, (ii) has all requisite power and authority to carry on its business and to execute, deliver and perform its respective obligations under each Loan Document to which it is a party, and (iii) is duly qualified to transact business, and is in good standing, in each jurisdiction where such qualification is required, except, in the case of clause (iii), where a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.
          Section 4.2 Organizational Power; Authorization. The execution, delivery and performance by each Loan Party of the Loan Documents and the Transaction Documents to which it is a party are within such Loan Party’s organizational powers and have been duly authorized by all necessary organizational, and if required, stockholder, member or partner, action. This Agreement has been duly executed and delivered by each of the Borrowers, and constitutes, and each other Loan Document and Transaction Document to which any Loan Party is a party, when executed and delivered by such Loan Party, will constitute, valid and binding obligations of each Borrower or such Loan Party (as the case may be), enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.
          Section 4.3 Governmental and Third Party Approvals; No Conflicts. The execution, delivery and performance by the Borrowers of this Agreement, by each Loan Party of the other Loan Documents to which it is a party and by Crawford of the Transaction Documents to which it is a party, (a) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority or any other Person which, in the case of the Transaction Documents only, would be required to be obtained or made by Crawford, except those as have been obtained or made and are in full force and effect, (b) will not violate any applicable law, rule or regulation or any order or judgment of any Governmental Authority, (c) will not violate the articles or certificate of incorporation, operating agreement, partnership agreement, by-laws or other organizational documents of either Borrower or any Subsidiary, (d) will not violate or result in a default under any indenture, material agreement or other material instrument binding on either Borrower or any Subsidiary or any of its assets or give rise to a right thereunder to require any payment to be made by either Borrower or any Subsidiary and (e) will not result in the creation or imposition of any Lien on any asset of either Borrower or any Subsidiary, except Liens created under the Loan Documents.

          Section 4.4 Financial Statements.
          (a) The Borrowers have furnished to each Lender (i) the audited consolidated balance sheets of Crawford as of December 31, 2005 and the related audited consolidated statements of income, changes in shareholders’ equity and cash flows for the fiscal year then ended prepared by Ernst & Young LLP, and (ii) the unaudited consolidated balance sheet of Crawford as at the end of June 30, 2006, and the related unaudited consolidated statements of income and cash flows for the fiscal quarter then ending, certified by a Responsible Officer. Such financial statements fairly present in all material respects the consolidated financial condition of Crawford as of such dates and the consolidated results of operations for such periods in conformity with GAAP consistently applied, subject to year end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii).
          (b) The Borrowers have furnished to each Lender (i) the audited consolidated balance sheet of the Target for the fiscal years ended December 31, 2004 and December 31, 2005 and the related audited consolidated statements of income and shareholder’s investment and cash flows such the fiscal year then ended prepared by Ernst & Young LLP, and (ii) the unaudited consolidated balance sheet of the Target as at the end of June 30, 2006, and the related unaudited consolidated statement of income for the fiscal quarter then ending. Such financial statements fairly present in all material respects the consolidated financial condition of the Target as of the dates thereof and have been prepared in accordance with GAAP on a consistent basis during the periods covered thereby, subject to year end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii).
          (c) The projections and the annual performance forecasts of the Consolidated Parties on a consolidated basis, balance sheets and cash flow statements for the 2006 through 2011 fiscal years, copies of which have been delivered to each Lender, disclose all assumptions made. Such projections are based upon reasonable estimates and assumptions, have been prepared on the basis of the assumptions stated therein and reflect the reasonable estimates of the Consolidated Parties of the results of operations and other information projected therein, it being recognized by the Administrative Agent and the Lenders, however, that projections as to future events are not viewed as facts and that the actual results during the period or periods covered by the projections will probably differ from the projected results and that the difference may be material.
          (d) Subject to Section 3.2(b), since December 31, 2005, there have been no changes, events, acts, conditions or occurrences of any nature, singly or in the aggregate that have had or could reasonably be expected to have a Material Adverse Effect.
          Section 4.5 Litigation and Environmental Matters.
          (a) No litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against or, to the knowledge of either Borrower, threatened against or affecting either Borrower or any Subsidiary (i) as to which there is a reasonable probability of an adverse determination that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (ii) which in any manner challenges the validity or enforceability of this Agreement or any other Loan Document. With respect to any pending litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities, no events, acts or conditions have occurred in respect of or in relation to any such pending litigation, investigation or proceeding that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
          (b) Except for matters which could not reasonably be expected to have a Material Adverse Effect, neither either Borrower nor any Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.
          Section 4.6 Compliance with Laws and Agreements. Except where non-compliance, either singly or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, each of the Borrowers and each Subsidiary is in compliance with (a) all applicable laws, rules, regulations and orders of any Governmental Authority, and (b) all indentures, agreements or other instruments binding upon it or its properties.
          Section 4.7 Investment Company Act, Etc. Neither the Borrowers nor any Subsidiary is (a) an “investment company”, as defined in, or is controlled by an “investment company” as defined in, or is subject to regulation under, the Investment Company Act of 1940, as amended, or (b) otherwise subject to any other regulatory scheme limiting its ability to incur debt.
          Section 4.8 Taxes. Each of the Borrowers and each Subsidiary has, as applicable, timely filed or caused to be filed all federal, state and foreign tax returns and all other tax returns or reports that are required to be filed by them except, in the case of tax returns or reports that may be required to be filed in jurisdictions other than the United States and political subdivisions thereof, those foreign tax returns or reports which, in the aggregate, would not reflect an amount of taxes owing that would be material. Each of the Borrowers and each Subsidiary has paid all taxes and other amounts shown to be due and payable on such returns or reports or on any assessments made against it or its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except where the same are currently being contested in good faith by appropriate proceedings and for which such Borrower or such Subsidiary, as the case may be, has set aside on its books adequate reserves. There is no proposed tax assessment against either of the Borrowers or any of their respective Subsidiaries that would, if made, have a Material Adverse Effect. As of the Closing Date no Borrower nor any Subsidiary has entered into an agreement or waiver extending any statute of limitations regarding the payment or collection of any material taxes of either Borrower or their Subsidiaries. No Borrower nor any Subsidiary has incurred, or will incur, any material tax liability in connection with the Transaction.
          Section 4.9 Margin Regulations. None of the proceeds of any of the Loans or Letters of Credit will be used for “purchasing” or “carrying” any “margin stock” with the respective meanings of each of such terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the applicable Margin Regulations.

          Section 4.10 Employee Benefit Plans.
          (a) Each Employee Benefit Plan has been maintained and operated in compliance in all material respects with the provisions of ERISA and, to the extent applicable, the Code, including but not limited to the provisions thereunder respecting prohibited transactions and the bonding of fiduciaries and other persons handling plan funds as required by Section 412 of ERISA. To the extent applicable, each of the Consolidated Parties has heretofore delivered to the Administrative Agent the most recently completed annual report, Form 5500, with all required attachments, and actuarial statements required to be submitted under Section 103(d) of ERISA, with respect to each Guaranteed Pension Plan.
          (b) No Employee Benefit Plan provides post-employment health or life insurance benefits, except (i) such benefits required to be provided by Title I, Part 6 of ERISA or the applicable state insurance laws, and (ii) such benefits provided as part of the Crawford employee medical benefit plan (such benefits, the “Retiree Medical Plan”). One or more of the Consolidated Parties may terminate the Retiree Medical Plan at any time (or at any time subsequent to the expiration of any applicable bargaining agreement) in the discretion of such Consolidated Party without liability to any Person other than for claims for benefits arising prior to termination. Under the terms of the Retiree Medical Plan, no individuals may become eligible to receive benefits under the Retiree Medical Plan except for individuals who were eligible to receive benefits under Retiree Medical Plan as of January 1, 1988 (“Current Participants”). As determined by Borrower’s actuary, the present value of the aggregate accumulated postretirement benefit obligation (based on assumptions for purposes of Statement of Financial Standards No. 106) with respect to Current Participants does not exceed $2,900,000 as of January 1, 2006.
          (c) Each contribution required to be made to a Guaranteed Pension Plan, whether required to be made to avoid the incurrence of an accumulated funding deficiency, the notice or lien provisions of Section 302(f) of ERISA, or otherwise, has been timely made. No waiver of an accumulated funding deficiency or extension of amortization periods has been received with respect to any Guaranteed Pension Plan, if any, and no Borrower, Subsidiary or ERISA Affiliate is obligated to or has posted security in connection with an amendment to a Guaranteed Pension Plan pursuant to Section 307 of ERISA or Section 401(a)(29) of the Code. No liability to the PBGC (other than required insurance premiums due on or before the date of this representation, all of which have been paid) has been incurred by either Borrower, any Subsidiary or any ERISA Affiliate with respect to any Guaranteed Pension Plan, if any, and there has not otherwise been any ERISA Event, or any other event or condition which presents a material risk of termination of any Guaranteed Pension Plan, if any, by the PBGC. As determined by the Borrowers’ actuary, the present value of the aggregate projected benefit obligation of each underfunded Guaranteed Pension Plans subject to ERISA, as of January 1, 1006 (based on the assumptions used for purposes of ERISA), did not exceed by more than $89,000,000 the aggregate fair market value of assets of such underfunded plan as of January 1, 2006, as reported for purposes of Statement of Financial Standards No. 87.
          (d) None of the Consolidated Parties nor any ERISA Affiliate, has incurred any material liability (including secondary liability) to any Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan under Section 4201 of ERISA or as a result of a sale of assets described in Section 4204 of ERISA. Neither Borrower, no Subsidiary and no ERISA Affiliate, has been notified that any Multiemployer Plan is in reorganization or insolvent under and within the meaning of Section 4241 or Section 4245 of ERISA or is at risk of entering reorganization or becoming insolvent, or that any Multiemployer Plan intends to terminate or has been terminated under Section 4041A of ERISA.
     Section 4.11 Ownership of Property.
     (a) Each of the Borrowers and each Subsidiary (other than any Dormant Company) has good title to, or valid leasehold interests in, all of its real and personal property material to the operation of its business.
     (b) Each of the Borrowers and each Subsidiary owns, or is licensed, or otherwise has the right, to use, all patents, trademarks, service marks, tradenames, copyrights and other intellectual property material to its business, and the use thereof by the Borrowers and the Subsidiaries does not infringe on the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not have a Material Adverse Effect.
     (c) As of the Closing Date, no Loan Party owns any real property except as set forth on Schedule 4.11. Attached to this Agreement as Schedule 4.11, is a complete list, as of the Closing Date, of all real property leases and subleases and leases and subleases of personal property held by the Loan Parties as lessee or sublessee, and all real property leases and subleases and leases and subleases of personal property held by the Loan Parties as lessor or sublessor. As of the Closing Date, each of such leases and subleases is valid and enforceable in accordance with its terms and is in full force and effect, and no default by any Loan Party to any such lease or sublease exists, except for any such default that would not have a Material Adverse Effect.
     Section 4.12 Disclosure. The Borrowers have disclosed to the Lenders all agreements, instruments, and corporate or other restrictions to which either Borrower or any Subsidiary is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports (including without limitation all reports that Crawford is required to file with the Securities and Exchange Commission), financial statements, certificates or other information furnished by or on behalf of the Borrowers to the Administrative Agent or any Lender in connection with the negotiation or syndication of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in light of the circumstances under which they were made, not misleading.
     Section 4.13 Labor Relations. There are no strikes, lockouts or other labor disputes or grievances against either Borrower or any Subsidiary, or, to either Borrower’s knowledge, threatened against or affecting either Borrower or any Subsidiary, and no significant unfair labor practice, charges or grievances are pending against either Borrower or any Subsidiary, or to either Borrower’s knowledge, threatened against any of them before any Governmental Authority that could reasonably be expected to have a Material Adverse Effect.
     Section 4.14 Subsidiaries. As of the Closing Date, Schedule 4.14 sets forth the exact legal name of, the percentage and type of ownership interest in, the name of the Person who is the record owner of, the jurisdiction of incorporation or formation of, and the type of, each Subsidiary, and identifies each Subsidiary that is a Subsidiary Loan Party and each Subsidiary that is a Dormant Company. Except as set forth on Schedule 4.14, there are not outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which any Loan Party (other than Crawford) may be required to issue, sell, repurchase or redeem any of its Equity Interests.
     Section 4.15 Solvency. Each of the Borrowers and each of their Subsidiaries is Solvent (including, without limitation, after giving effect to all Borrowings on the Closing Date and the Transaction).
     Section 4.16 Indebtedness. Neither of the Borrowers nor any Consolidated Subsidiary has any Indebtedness except for Indebtedness that is permitted under Section 7.1.
     Section 4.17 Dormant Companies. Except as set forth on Schedule 4.17, none of the Dormant Companies own any material assets or has any outstanding Indebtedness or other material liabilities. The aggregate revenues and assets of the Dormant Companies are less than 1% of the aggregate revenues and assets of Crawford and its Subsidiaries on a consolidated basis.
     Section 4.18 Insurance. Each Loan Party maintains with financially sound and reputable insurers insurance with respect to their respective properties and businesses against such casualties and contingencies as are in accordance with the general practices of businesses engaged in similar activities in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent and in accordance with the terms of Section 5.9.
     Section 4.19 Security Interests. The Security Documents are effective to create a valid, binding and enforceable security interest in the Collateral. As and to the extent required in the Loan Documents, all filings, assignments, pledges and deposits of documents or instruments have been made and all other actions have been taken that are necessary, under applicable law, to establish and perfect the Administrative Agent’s first priority Lien in the Collateral. The Collateral and the Administrative Agent’s rights with respect to the Collateral are not subject to any setoff, claims, withholdings or other defenses. Each Loan Party is the owner (or lessee or licensee in the case of leased or licensed Collateral) of the Collateral free from any Lien, except for Liens expressly permitted by Section 7.2.
     Section 4.20 Transaction Documents. The Borrowers have furnished to the Administrative Agent true, complete and correct copies of the Transaction Documents (including schedules, exhibits and annexes thereto). The Transaction Documents have not subsequently been amended, supplemented, or modified (other than amendments, supplements and modifications, if any, delivered to the Administrative Agent on or prior to the Closing Date and consented to or approved on or prior to the Closing Date by the Administrative Agent or as expressly permitted by this Agreement) and constitute the complete understanding among the parties thereto in respect of the matters and transactions covered thereby. The requirements of Articles VI and VII of the Purchase Agreement have been satisfied as of the Closing Date. As of the Closing Date the representations and warranties contained in Article IV of the Purchase Agreement are true and correct (without regard to any “material,” “materiality” or “Material Adverse Effect” qualifications included therein (other than defined terms such as “Material Customers” and “Material Contracts”) and except those representations and warranties that speak as to a stated date, in which case such representations and warranties shall be true and correct as of such date), except to the extent that the failure of the representations and warranties, taken as a whole, to be true and correct would not reasonably be expected to have a “Material Adverse Effect” as defined in the Purchase Agreement, to materially delay the closing of the Transaction or to materially and adversely affect the ability of parties to consummate the Transaction.
          Section 4.21 Sanctioned Entity/Sanctioned Persons. No portion of the proceeds of any Loan is to be used, and no portion of any Letter of Credit is to be obtained, for the purpose of funding any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or Sanctioned Entity.
ARTICLE V.
AFFIRMATIVE COVENANTS
     The Borrowers covenant and agree that, from and after the Closing Date, so long as any Lender has a Commitment hereunder or the principal of and interest on any Loan or any fee or any LC Disbursement remains unpaid or any Letter of Credit remains outstanding:
          Section 5.1 Financial Statements and Other Information. The Borrowers will deliver to the Administrative Agent:
          (a) as soon as available and in any event within ninety (90) days after the end of each fiscal year of Crawford, a copy of the annual audited report for such fiscal year for Crawford and its Subsidiaries, containing a consolidated balance sheet of Crawford and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, stockholders’ equity and cash flows (together with all footnotes thereto) of Crawford and its Consolidated Subsidiaries for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and reported on by Ernst & Young LLP or other independent public accountants of nationally recognized standing (without a “going concern” or like qualification, exception or explanation and without any qualification or exception as to scope of such audit); provided, that the delivery required by this clause (a) shall not be required so long as Crawford delivers to the Administrative Agent and each Lender, within the time frame set forth above, its periodic filing on Form 10-K of the Securities Act of 1934 as filed with the Securities and Exchange Commission; provided, further, that, if Crawford no longer files such financial information with the Securities and Exchange Commission, then Crawford shall cause to be delivered to the Administrative Agent at such time a certificate from Ernst & Young LLP or other independent public accountants of nationally recognized standing to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations of Crawford and its Consolidated Subsidiaries for such fiscal year on a consolidated basis in accordance with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

     (b) as soon as available and in any event within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of Crawford, an unaudited consolidated balance sheet of Crawford and its Consolidated Subsidiaries as of the end of such fiscal quarter and (A) the related unaudited consolidated statements of income, stockholders’ equity and cash flows of Crawford and its Consolidated Subsidiaries for the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of Crawford’s previous fiscal year; provided, that the delivery required by this clause (b) shall not be required so long as Crawford delivers to the Administrative Agent and each Lender, within the time frame set forth above, its periodic filing on Form 10-Q of the Securities Act of 1934 as filed with the Securities and Exchange Commission; provided, further, that, if Crawford no longer files such financial information with the Securities and Exchange Commission, then Crawford shall provide to the Administrative Agent at such time a certificate of the chief financial officer or treasurer of Crawford certifying that the foregoing financials present fairly in all material respects the financial condition and results of operations of Crawford and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;
     (c) concurrently with the delivery of the financial statements referred to in clauses (a) and (b) above, a certificate of a Responsible Officer, (i) certifying as to whether there exists a Default or Event of Default on the date of such certificate, and if a Default or an Event of Default then exists, specifying the details thereof and the action which the Borrowers have taken or proposes to take with respect thereto, (ii) certifying as to whether the Borrowers are in compliance with Section 5.12, Section 5.13, Section 5.14, Section 5.15, Article VI and Section 7.5 and setting forth in reasonable detail the calculations, information or certification used in determining such compliance or non-compliance (including, without limitation, the calculations used in determining the Restricted Payments Coverage Ratio set forth in Section 7.5(b) containing the Net Decrease In Deferred Revenue for such reporting period), (iii) certifying whether any Pledged Foreign Subsidiary has become a Material Foreign Subsidiary within the meaning of Section 5.15(d), and (iv) stating whether any change in GAAP or the application thereof has occurred since the date of Crawford’s audited financial statements referred to in Section 4.4 and, if any change has occurred, specifying the effect of such change on the financial statements accompanying such certificate; provided, however, that no action shall be required by the Borrowers under this clause (iv) to the extent any such change in GAAP or the application thereof does not affect or apply to the Borrowers and their Subsidiaries, including the presentation by such Persons of their financial statements;
     (d) as soon as available and in any event within sixty (60) days after the end of each fiscal year of Crawford, a budget in reasonable detail on a quarterly basis (including budgeted income statements, statements of cash flow and balance sheets and the principal assumptions upon which such budgets are based) prepared by Crawford for such year;
     (e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Crawford with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all functions of said Commission, or with any national securities exchange, or distributed by Crawford to its shareholders generally, as the case may be;

     (f) promptly upon receipt thereof, copies of any management letters and any other reports disclosing any significant deficiencies or material weaknesses with respect to any Consolidated Party submitted to such Consolidated Party or its board of directors (or similar governing body) by its accountants;
     (g) promptly, but in any event within three (3) Business Days of the execution thereof, a copy of any amendment, supplement or other modification to any of the Transaction Documents; and
     (h) promptly, but in any event within thirty (30) days of the execution thereof, a copy of any lease or sublease entered into by the Borrower or any other Loan Party with respect to real property having aggregate square footage in excess of 8,000;
     (i) promptly following any request therefor, such forecasts, data, certificates, reports, statements, documents or further information regarding the business, assets, liabilities, financial condition, results of operations or business prospects of the Borrowers and their Subsidiaries as the Administrative Agent may reasonably request.
     Section 5.2 Notices of Material Events. The Borrowers will furnish to the Administrative Agent and each Lender prompt written notice of the following:
     (a) the occurrence of any Default or Event of Default;
     (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of either Borrower, affecting either Borrower or any Subsidiary which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect and of any judgment filed against either Borrower or any Subsidiary, final or otherwise, in an amount in excess of $1,000,000;
     (c) the occurrence of any event or any other development (which individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect) by which either Borrower or any Consolidated Subsidiary (i) fails to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) becomes subject to any Environmental Liability, (iii) receives notice of any claim with respect to any Environmental Liability, or (iv) becomes aware of any basis for any Environmental Liability;
     (d) the occurrence of any ERISA Event that alone, or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrowers and the Consolidated Subsidiaries in an aggregate amount exceeding $1,000,000;
     (e) any setoff, claims (including, without limitation, with respect to real property or intellectual property), withholdings or other defenses to which any Collateral having an aggregate fair market value in excess of $1,000,000, or the Administrative Agent’s rights with respect to any Collateral having an aggregate fair market value in excess of $1,000,000, are subject;

          (f) any notice given or action taken in respect of a claimed default or breach of the Transaction Documents and any claim for indemnification or reimbursement made with respect to the Transaction Documents by any party thereto; and
          (g) any development or change in the business, assets, liabilities, financial condition or results of operations of either Borrower or any Subsidiary which has, or could reasonably be expected to have, a Material Adverse Effect.
     Each notice delivered under this Section shall be accompanied by a written statement of a Responsible Officer setting forth the details of the event or development requiring such notice and, if applicable, any action taken or proposed to be taken with respect thereto.
          Section 5.3 Existence. Each of the Borrowers will, and will cause each of the Subsidiaries (other than any Dormant Company) to, do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and its respective rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business; provided, that nothing in this Section shall prohibit any merger, consolidation, liquidation or dissolution expressly permitted under Section 7.3 or any disposition expressly permitted by Section 7.6.
          Section 5.4 Compliance with Laws, Etc. Each of the Borrowers will, and will cause each of the Subsidiaries to, comply with all laws, rules, regulations and requirements of any Governmental Authority applicable to its properties, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Each of the Borrowers will comply at all times with the Margin Regulations.
          Section 5.5 Payment of Obligations.
          (a) The Borrowers will duly and punctually pay or cause to be paid the principal and interest on the Loans and all other Obligations provided for in this Agreement and the other Loan Documents to which the Borrowers are a party, all in accordance with the terms of this Agreement and such other Loan Documents.
          (b) Each of the Borrowers will, and will cause each of the Subsidiaries to, pay and discharge at or before maturity, all of its obligations and liabilities (including without limitation all tax liabilities and claims that could result in a statutory Lien) before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
          Section 5.6 Books and Records. Each of the Borrowers will, and will cause each of the Subsidiaries to, keep proper books of record and account in which full, true and correct entries shall be made of all material dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of Crawford in conformity with

GAAP. Each of the Borrowers will, and will cause each of the Subsidiaries to, maintain adequate accounts and reserves for all taxes (including income taxes), depreciation, depletion, obsolescence and amortization of their respective properties, contingencies and other reserves.
     Section 5.7 Visitation, Inspection, Etc. Each of the Borrowers will, and will cause each of the Subsidiaries to, permit any representative of the Administrative Agent or any Lender, to visit and inspect its properties, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants, all at such reasonable times and as often as the Administrative Agent or any Lender may reasonably request after reasonable prior notice to the Borrowers; provided, that, so long as no Default or Event of Default has occurred and is continuing, no more than one (1) such visit, inspection and examination in any fiscal year of Crawford shall be at the expense of the Borrowers and; provided, further, that, if a Default or Event of Default has occurred and is continuing, each such visit, inspection and examination shall be at the expense of the Borrowers and shall be at such times and as often as the Administrative Agent or any Lender may request.
     Section 5.8 Maintenance of Properties. Each of the Borrowers will, and will cause each of the Subsidiaries (other than any Dormant Company) to, (a) maintain and keep all assets and properties of the Borrowers and the Subsidiaries used or useful in the conduct of their business in good condition (ordinary wear and tear excepted), repair and working order and supplied with all necessary equipment, (b) make, or cause to be made, all necessary repairs, renewals, replacements, betterments and improvements thereof as may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times, and (c) continue to engage primarily in the businesses now conducted by them and in related businesses.
     Section 5.9 Insurance. The Borrowers will, and will cause the Subsidiaries to, maintain with financially sound and reputable insurers insurance with respect to their properties and business against such casualties and contingencies as shall be in accordance with the general practices of businesses engaged in similar activities in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent. Not in limitation of the foregoing:
     (a) The Borrowers shall, and shall cause the Subsidiary Loan Parties, each at their own expense, to maintain insurance with respect to all of their properties against (i) loss or damage by fire with extended coverage, (ii) theft, burglary, pilferage and loss in transit, (iii) public liability and third party property damage, (iv) product liability, (v) larceny, embezzlement or other criminal liability, (vi) and such other hazards or of such other types as is customary for Persons engaged in the same or similar business as such Borrower or Subsidiary Loan Party, as the Administrative Agent, in its reasonable discretion, shall specify, in amounts, and under policies reasonably acceptable to the Administrative Agent.
     (b) All insurance policies required hereunder with respect to the Loan Parties shall be maintained with financially sound and reputable insurers having at least an A- or better rating from A.M. Best Rating Guide, and shall name the Administrative Agent, as an additional insured and shall contain loss payable clauses in form and substance satisfactory to the

Administrative Agent, naming the Administrative Agent as loss payee, as its interests may appear, and providing that:
     (i) all proceeds thereunder relating to Collateral on account of casualty loss or damage with respect to such Collateral shall be payable to the Administrative Agent as set forth in Section 2.13(b)(iii)(4);
     (ii) no such insurance shall be affected by any act or neglect of the insurer or owner of the property described in such policy; and
     (iii) such policy and loss payable clauses may not be canceled, amended or terminated unless at least thirty (30) days prior written notice is given to the Administrative Agent.
     (c) The Borrowers irrevocably make, constitute and appoint the Administrative Agent (and all officers, employees or agents designated by the Administrative Agent), so long as any Event of Default shall have occurred and be continuing as Borrowers’ true and lawful agent and attorney-in-fact for the purpose of making, settling and adjusting claims under such “All Risk” policies of insurance, endorsing the name of the Borrowers or any other Loan Party on any check or other item of payment for the proceeds of such “All Risk” policies of insurance and for making all determinations and decisions with respect to such “All Risk” policies of insurance. Prior to the occurrence and continuation of an Event of Default, in the event that any claim which is or could be made under any of any insurance policies held by the Borrowers or any other Loan Party exceeds $1,000,000, no such claim shall be settled, compromised or finally determined, except with the prior written notice to the Administrative Agent. The Administrative Agent shall have no duty to exercise any rights or powers granted to it pursuant to the foregoing power-of-attorney. The Borrowers shall promptly notify the Administrative Agent of any loss, damage, or destruction to the Collateral in the amount of $1,000,000 or more, whether or not covered by insurance. After deducting from such insurance proceeds the expenses, if any, incurred by the Administrative Agent in the collection or handling thereof, the Administrative Agent shall apply such proceeds as set forth in Section 2.13(b) of this Agreement.
     Section 5.10 Use of Proceeds and Letters of Credit. The Borrowers will use the proceeds of all Loans (i) to finance the Transaction on the Closing Date, (ii) to refinance certain indebtedness of the Borrowers, the Target and the other Subsidiaries on the Closing Date, (iii) to pay costs and expenses related to the Transaction and such refinancing on the Closing Date and (iv) to finance Permitted Acquisitions and working capital needs of the Borrowers and their Subsidiaries and for other general corporate purposes of the Borrowers and their Subsidiaries including loans from Borrowers to their Subsidiaries to the extent permitted herein after the Closing Date. All Letters of Credit will be used solely for general corporate purposes. Notwithstanding the foregoing, the Borrowers will not, directly or indirectly, use the proceeds of any Loan or any Letter of Credit to make any loan or other advance to, or Investment in, any Dormant Company.
     Section 5.11 Intellectual Property. The Borrowers shall, and shall cause each Subsidiary to (a) promptly register or cause to be registered (to the extent not already registered) with the United States Patent and Trademark Office, the United States Copyright Office and any

other applicable Governmental Authority either within or outside of the United States, as the case may be, those material registrable intellectual property rights now owned or hereafter developed or acquired by the Borrowers or the Subsidiaries, to the extent commercially reasonable and consistent with past practice, (b) notify the Administrative Agent in writing (i) not later than ten (10) days following the date of the filing of any material applications or registrations with the United States Patent and Trademark Office, the United States Copyright Office or any other Governmental Authority, including, to the extent applicable, the date of such filing, the registration or application numbers, if any, and the title of such intellectual property rights to be registered and (ii) concurrent with the delivery of the financial statements referred to in clauses (a) and (b) of Section 5.1 following the date of the filing of any other applications or registrations with the United States Patent and Trademark Office, the United States Copyright Office or any other Governmental Authority, including, to the extent applicable, the date of such filing, the registration or application numbers, if any, and the title of such intellectual property rights to be registered, (c) promptly, execute such documents as the Administrative Agent may reasonably request for the Administrative Agent to maintain the priority and perfection of its Lien in such intellectual property rights; (d) upon the request of the Administrative Agent, either deliver to the Administrative Agent or file such documents in connection with the filing of any such applications or registrations; and (e) upon filing any such applications or registrations, within the time periods for notice thereof described in clause (b) above, provide the Administrative Agent with a copy of such applications or registrations together with any exhibits, evidence of the filing of any documents requested by the Administrative Agent to be filed for the Administrative Agent to maintain the perfection and priority of its security interest in such intellectual property rights, and the date of such filing. The Borrowers shall, and shall cause the Subsidiaries to use commercially reasonable efforts to (i) protect, defend and maintain the validity and enforceability of any material intellectual property, (ii) promptly advise the Administrative Agent in writing of any detected material infringements of the intellectual property and (iii) not allow any material intellectual property to be abandoned, forfeited or dedicated to the public without the written consent of the Requisite Lenders.
     Section 5.12 Mortgages. If, after the Closing Date, any Loan Party acquires owned real property, the Borrowers shall deliver, or shall cause the Loan Party to deliver, within thirty (30) days of such acquisition, to the Administrative Agent a fully executed valid and enforceable mortgage or deed of trust over such acquired real property free and clear of all defects and encumbrances except for Permitted Encumbrances. Each such mortgage or deed of trust referred to in this Section 5.12 shall be in form and substance reasonably satisfactory to the Administrative Agent, together with appraisals, environmental assessments, title policies, surveys with surveyor certificates, evidence of insurance, legal opinions and other documents and certificates with respect to such real property as reasonably required by the Administrative Agent, in each case at the sole cost and expense of the Borrowers.
     Section 5.13 Leasehold Mortgages/Landlord Agreements. With respect to any lease or sublease entered into by the Borrower or any other Loan Party with respect to real property having aggregate square footage in excess of 8,000, within thirty (30) days after the Administrative Agent’s request therefore, the Borrowers will or will cause such Loan Party to use their commercially reasonable best efforts to, (a) execute a valid and enforceable first priority Leasehold Mortgage in favor of the Administrative Agent, free and clear of all defects and encumbrances except for Permitted Encumbrances, on the leasehold interests of such Loan

Party and, to the extent that applicable law of any jurisdiction requires that a separate fixture filing is to be recorded in the real property records of the county where such leasehold real property is located in order to perfect a Lien in fixtures, the Borrowers will cause a fixture filing in form and substance satisfactory to the Administrative Agent to be so recorded simultaneously with the corresponding Leasehold Mortgage; or (b) obtain a landlord’s agreement or mortgagee agreement, as applicable, from the lessor of each leased property or mortgagee of each owned property, which agreement (i) shall contain a waiver or subordination of all Liens or claims that the landlord or mortgagee may assert against the Collateral at that location, (ii) shall provide that the Administrative Agent shall have reasonable access to the affected premises for a specified period of time in order to inspect, maintain and dispose of any Collateral located there, and (iii) shall otherwise be reasonably satisfactory in form and substance to Administrative Agent.
     Section 5.14 Control Agreements. Excepting only those accounts described in Section 5.17(f) hereof, the Borrowers shall, and shall cause each other Loan Party to, at all times maintain all cash, cash equivalents and investment property (as defined in the Uniform Commercial Code as in effect in the State of New York (“UCC”)) of the Loan Parties in a deposit account or a securities account (each as defined in the UCC) in which the Administrative Agent has a perfected Lien pursuant to a Control Agreement; provided, however, that the Loan Parties may maintain cash, cash equivalents and investment property in other deposit accounts and securities accounts that are not subject to a Control Agreement so long as the aggregate balance in all such deposit and securities accounts does not at any time exceed $1,000,000; provided, further, that any accounts into which a Loan Party deposits funds (x) solely for payroll and/or withholding taxes or (y) solely as a fiduciary for customers (and, in the case of this clause (y), where the Loan Parties have no ownership interest in such funds) shall not be required to be subject to a Control Agreement.
     Section 5.15 Additional Subsidiaries; Dormant Companies; Delivery of Certain Foreign Subsidiary Stock Certificates.
     (a) If any Subsidiary is acquired, formed or created after the Closing Date, the Borrowers will, within fifteen (15) Business Days, notify the Administrative Agent thereof and (i) if such Subsidiary is not a Foreign Subsidiary, will (A) cause such Subsidiary to become a Subsidiary Loan Party by executing a Subsidiary Guaranty Agreement in the form of Exhibit D, (B) cause such Subsidiary to grant a security interest in all of its assets to the Administrative Agent for the benefit of the Lenders by entering into a joinder agreement to the Security Agreement, (C) cause such Subsidiary to pledge any Equity Interests or other “Pledged Collateral” (as defined in the Pledge Agreement) owned by it, including without limitation, the Applicable Pledge Amount of any Foreign Subsidiary owned by it, to the Administrative Agent for the benefit of the Lenders by entering into a joinder agreement to the Pledge Agreement (and will deliver or cause to be delivered the original certificate(s) or document(s) evidencing such “Pledged Collateral” (if any), and the related undated powers or other instruments of assignment executed in blank) and (D) pledge or cause to be pledged 100% of the Equity Interests of such Subsidiary to the Administrative Agent for the benefit of the Lenders pursuant to a Pledge Agreement and will deliver or cause to be delivered the original certificate(s) evidencing such Equity Interests, and the undated powers executed in blank, (ii) if such Subsidiary is a Foreign Subsidiary whose Equity Interests are owned by a Loan Party, pledge or cause to be pledged the Applicable Pledge Amount of the Equity Interests of such Foreign Subsidiary to the Administrative Agent for the benefit of the Lenders pursuant to a Pledge

Agreement and, if such Foreign Subsidiary is a Material Foreign Subsidiary (provided, that for purposes of determining “Material Foreign Subsidiary” in this clause (a), if the relevant Foreign Subsidiary is newly created or formed, the pre-tax revenue shall be determined on an annualized basis until such time as such Foreign Subsidiary has a complete period of four fiscal quarters following its creation or formation) for the relevant period of four fiscal quarters and to the extent applicable, will deliver or cause to be delivered the original certificate(s) evidencing such Equity Interests (if any), and the related undated powers executed in blank within 90 days of the acquisition, formation or creation thereof, and (iii) will cause such Subsidiary to deliver simultaneously therewith similar documents applicable to such Subsidiary required under Section 3.1 as reasonably requested by the Administrative Agent (including an opinion of counsel covering such matters as reasonably requested by the Administrative Agent).
     (b) If, at any time after the Closing Date, the Borrowers decide that any Subsidiary that is a Dormant Company at such time shall cease being a Dormant Company, such Subsidiary shall cease to be a Dormant Company for all purposes of this Agreement and the other Loan Documents upon the satisfaction of each of the following conditions:
     (i) the Borrowers shall notify the Administrative Agent of the proposed change in the status of such Subsidiary, which notice shall contain a certification by a Responsible Officer of each of the Borrowers to the effect that (A) such Subsidiary is in full compliance with all provisions of this Agreement applicable to it as a Subsidiary that is not a Dormant Company, (B) each of the representations and warranties set forth in Article IV that are applicable to a Subsidiary that is not a Dormant Company are true and correct with respect to such Subsidiary and (C) no Default or Event of Default would result from such change in status of such Subsidiary.
     (ii) Schedule 4.14 hereto shall be revised to reflect that such Subsidiary is no longer a Dormant Company; and
     (iii) the Borrowers shall have delivered to the Administrative Agent such information (financial and otherwise) as is reasonably requested by the Administrative Agent.
     (c) If, at any time after the Closing Date, the Borrowers decide that any Subsidiary that is not a Dormant Company at such time shall become a Dormant Company, such Subsidiary shall become a Dormant Company for all purposes of this Agreement and the other Loan Documents upon the satisfaction of each of the following conditions:
     (i) the Borrowers shall notify the Administrative Agent of the proposed change in the status of such Subsidiary, which notice shall contain a certification by a Responsible Officer of each of the Borrowers to the effect that (A) such Subsidiary is in full compliance with all provisions of this Agreement applicable to it as a Subsidiary that is a Dormant Company, (B) after giving effect to such Subsidiary becoming a Dormant Company, the aggregate revenues and assets of all Dormant Companies is less than 1% of the aggregate revenues and assets of Crawford and its

Consolidated Subsidiaries and (C) no Default or Event of Default would result from such change in status of such Subsidiary;
     (ii) Schedule 4.14 hereto shall be revised to reflect that such Subsidiary has after such time become a Dormant Company; and
     (iii) the Borrowers shall have delivered to the Administrative Agent such information (financial and otherwise) as is reasonably requested by the Administrative Agent.
     (d) If, at any time after the Closing Date, any Pledged Foreign Subsidiary whose stock certificate (to the extent such Pledged Foreign Subsidiary has certificated securities) has not been previously delivered to the Administrative Agent becomes a Material Foreign Subsidiary (as defined below), the Borrowers shall cause original certificates evidencing the Applicable Pledge Amount of Equity Interests of such Pledged Foreign Subsidiary to be delivered to the Administrative Agent within 90 days (or such later period as the Administrative Agent determines is advisable in its reasonable discretion) after the Borrowers determine such Pledged Foreign Subsidiary has become a Material Foreign Subsidiary, together with undated stock powers executed in blank or similar stock transfer documents reasonably requested by the Administrative Agent. For purposes of this Section 5.15 only, the term “Material Foreign Subsidiary” means any Pledged Foreign Subsidiary that, as of the last day of any fiscal quarter of Crawford, either: (i) owns assets having a book value equal to or greater than two percent (2%) of the book value of the consolidated assets of International and its Subsidiaries on the date of determination or (ii) generates pre-tax revenues equal to or greater than two percent (2%) of the aggregate pre-tax revenues of International and its Subsidiaries for the period of four fiscal quarters of Crawford ending on the date of determination.
     Section 5.16 Further Assurances. The Borrowers will and will cause the each Subsidiary to, cooperate with the Lenders and the Administrative Agent and execute such further instruments and documents as the Administrative Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Agreement and the other Loan Documents. Not in limitation of the foregoing, with respect to any Collateral acquired by either Borrower or any Subsidiary after the Closing Date as to which the Administrative Agent does not have a first priority perfected security interest (subject only to Liens expressly permitted by Section 7.2), promptly (and in any event within ten (10) days following the date of such acquisition) such Borrower or Subsidiary shall take all actions necessary or advisable to grant to, or continue on behalf of, the Administrative Agent, a perfected first priority security interest in such Collateral (subject only to Liens expressly permitted by Section 7.2).
     Section 5.17 Post Closing Obligations. The Borrowers shall deliver to the Administrative Agent the following, each in form and substance reasonably satisfactory to the Administrative Agent and within the time periods set forth below for each such item:
     (a) Within 90 days of the Closing Date, a fully completed and accurate Schedule I to the Pledge Agreement (which Schedule I will replace the Schedule I attached to the Pledge Agreement on the Closing Date);

     (b) Within 90 days of the Closing Date, stock certificates evidencing the Applicable Pledge Amount of Equity Interests for each Pledged Foreign Subsidiary (to the extent such Pledged Foreign Subsidiary has certificated securities) (i) whose pre-tax revenues represent those Pledged Foreign Subsidiaries who generate the top ten revenues of all Pledged Foreign Subsidiaries and (ii) whose assets have a book value that is one of the top ten book values of assets of all Pledged Foreign Subsidiaries (with the measurement period for clause (b)(i) above shall be the period of four fiscal quarters of Crawford ending September 30, 2006 and the measurement date for clause (b)(ii) above shall be Crawford’s fiscal quarter ending September 30, 2006); provided, however, that the Administrative Agent may extend the 90 day period or waive one or more of the requirements under this clause (b), in each case, in its reasonable discretion;
     (c) Within 14 days of the Closing Date, with respect to Federal Insurance Company policy number 35828070 held by Crawford and its Subsidiaries, an endorsement evidencing inclusion of a Lender Loss Payable endorsement;
     (d) Within 75 days of the Closing Date (or such later period as the Administrative Agent determines is advisable in its reasonable discretion), an amendment to the UCC financing statement naming The Garden City Group, Inc. as debtor in favor of Key Equipment Finance Inc. (“Key”) (filing number 52530732 and filed with the Secretary of State of Delaware on August 15, 2005) to provide a description of collateral therein limited solely to the equipment leased with Key and assets associated therewith;
     (e) Within 60 days of the Closing Date, an amendment terminating the UCC-1 financing statement naming Broadspire Services, Inc. as debtor in favor of General Electric Capital Corporation (filing number 10969704 and filed with the Secretary of State of Delaware on September 6, 2001);
     (f) Within 30 days of the Closing Date, fully executed and delivered Control Agreements with (i) Comerica Bank with respect to account numbers 18926175541, 1892615533, 1892615566, 1892938588 and 1892615517, (ii) Wachovia Capital Markets, LLC with respect to account numbers 24752412 and (iii) Federated Investors Prime Obligations Fund Money Market Fund with respect to account number ACT-87654; provided, that one or more of the foregoing Control Agreements shall not be required to be executed and delivered pursuant to this clause (f) if the funds or assets held in these accounts are transferred to deposit accounts or securities accounts, as applicable, prior to the end of such 30-day period, and/or the Borrowers are otherwise in compliance with the terms of Section 5.14 at such time;
     (g) Within 30 days of the Closing Date, a legal opinion of King & Spalding LLP, addressed to the Administrative Agent for the benefit of the Lenders and in substantially the same form of the opinion rendered by them on the Closing Date, but only with respect to those opinions necessary to provide an opinion as to the perfection of the Liens in the deposit accounts and securities accounts described in clause (f) immediately above;
     (h) (i) Within 45 days from the Closing Date, the Borrowers shall, with respect to each of the following parcels of leased real property, use their commercially reasonable best efforts: (A) to record, or to cause to be recorded, a Leasehold Mortgage encumbering each such parcel of real property, along with a memorandum of lease and a fixture filing financing statement, in each case in form and substance reasonably satisfactory to the Administrative Agent; and (B) to obtain and to deliver to the Administrative Agent (x) a policy of title insurance insuring each the Leasehold Mortgage that is (1) issued by the Chicago Title Insurance Company, or another title insurance company reasonably acceptable to the Administrative Agent, (2) in form and substance reasonably satisfactory to the Administrative Agent and (3) accompanied by such endorsements as the Administrative Agent shall reasonably require, and (y) an opinion from the Borrowers’ local counsel with respect to those matters as are reasonably required by, and shall be in a form reasonably satisfactory to, the Administrative Agent:
(X)	1601 S.W. 80th Terrace, Plantation, Broward County, Florida;

(Y)	20 Perimeter Summit Boulevard, N.E., Atlanta, DeKalb County, Georgia;

(Z)	105 Maxess Road, Melville, Suffolk County, New York;
          (ii) Within 45 days from the Closing Date, the Borrowers shall use their commercially reasonable best efforts to record, or to cause to be recorded, a Leasehold Mortgage encumbering the following parcels of real property, along with a memorandum of lease and a fixture filing financing statement, in each case in form and substance reasonably satisfactory to the Administrative Agent, for each of the following parcels of real property:
(X)	5168 North Blythe Avenue, Fresno, Fresno County, California;

(Y)	2920 Kilgore Road, Rancho Cordova, Sacramento County, California; and

(Z)	5151 Blazer Parkway, Dublin, Franklin County, Ohio.
          (iii) Notwithstanding anything to the contrary in this clause (h), if, despite the Borrowers’ commercially reasonable best efforts, the Borrowers cannot record, or cannot cause to be recorded, a Leasehold Mortgage, a memorandum of lease and a fixture filing financing statement for any one of the parcels of leased real property referenced in clauses (h)(i) and (ii) within the applicable time periods (each such parcel of real property referred to as a “Non-Leasehold Mortgage Property”), then for each Non-Leasehold Mortgage Property, in lieu of a Leasehold Mortgage, memorandum of lease and a fixture filing financing statement, the Borrowers shall have an additional 45 days commencing from the 46th day after the Closing Date to obtain, for each Non-Leasehold Mortgage Property, a landlord subordination and consent in form and substance reasonably satisfactory to the Administrative Agent.
          (iv) (A) In the event that 20 Perimeter Summit Boulevard, N.E., Atlanta, DeKalb County, Georgia shall be a Non-Leasehold Mortgage Property, and such parcel of leased real property is subsequently sold or otherwise transferred to a new landlord or sublandlord (as the case may be), within 45 days of either Borrower becoming aware of such sale or transfer, the Borrowers shall use their commercially reasonable best efforts (1) to record, or to cause to be recorded, a Leasehold Mortgage encumbering such parcel of real property, along with a memorandum of lease and a fixture filing financing statement, in each case in form and substance reasonably satisfactory to the Administrative Agent and (2) to obtain and to deliver to the Administrative Agent (x) a policy of title insurance insuring the Leasehold Mortgage encumbering such parcel of real property that is (I) issued by the Chicago Title Insurance Company, or another title insurance company reasonably acceptable to the Administrative Agent, (II) in form and substance reasonably satisfactory to the Administrative Agent and (III) accompanied by such endorsements as the Administrative Agent shall reasonably require, and (y) an opinion from the Borrowers’ local counsel with respect to those matters as are reasonably required by, and shall be in a form reasonably satisfactory to, the Administrative Agent.
                    (B) Notwithstanding anything to the contrary in this clause (h), if, despite the Borrowers’ commercially reasonable best efforts, the Borrowers cannot record, or cannot cause to be recorded, a Leasehold Mortgage, a memorandum of lease and a fixture filing financing statement as required in clause (h)(iv)(A) above within the applicable time period, then, in lieu of a Leasehold Mortgage, memorandum of lease and a fixture filing financing statement, the Borrowers shall have an additional 45 days commencing from the 46th day after either Borrower’s awareness of such sale or transfer to obtain, for such parcel of real property, a landlord subordination and consent in form and substance reasonably satisfactory to the Administrative Agent.
     (i) Within 90 days of the Closing Date, the Borrowers shall use their commercially reasonable best efforts to obtain a landlord subordination and consent, in form and substance reasonably satisfactory to the Administrative Agent, for each of the parcels of leased real property referenced below:
(i)	3050 Saturn Street, Suite 200, Brea, Orange County, California;

(ii)	4511 N. Himes Avenue, Tampa, Hillsborough County, Florida;

(iii)	3728 Phillips Highway, Suite 64, Jacksonville, Duval County, Florida;

(iv)	5620 Glenridge Drive NE, Atlanta, Fulton County, Georgia;

(v)	Building 100 Glendridge Drive NE, Atlanta, Fulton County, Georgia;

(vi)	Building 200 Glendridge Drive NE, Atlanta, Fulton County, Georgia;

(vii)	Greenbrook Corporate Center, Fairfield, Essex County, New Jersey;

(viii)	45 Broadway, New York, New York County, New York;

(ix)	19111 Dallas Parkway North, Suite 100, Dallas, Collin County, Texas;

(x)	3100 South Gessner Road, Houston, Harris County, Texas; and

(xi)	4035 Ridge Top Road, Fairfax, Fairfax County, Virginia.
     Notwithstanding anything to the contrary in Section 8.1(e) or otherwise, the failure of the Borrowers to comply with their obligations in clauses (a), (c), (d), (e), (f) or (g) of this Section 5.17 within the time periods specified in such clauses shall result in an immediate Event of Default hereunder. The failure of the Borrowers to comply with their obligations in clauses (b), (h)(iii), (h)(iv)(B) and (i) of this Section 5.17 within the time periods specified in such clauses shall result in a Default and shall be subject to cure by the Borrowers for a period of 30 days following the occurrence of such Default. The failure to cure such Default within such 30-day period shall result in an immediate Event of Default hereunder.
ARTICLE VI.
FINANCIAL COVENANTS
     The Borrowers covenant and agree that, from and after the Closing Date, so long as any Lender has a Commitment hereunder or the principal of, or interest on, or any Loan remains unpaid or any fee or any LC Disbursement remains unpaid or any Letter of Credit remains outstanding:
          Section 6.1 Leverage Ratio. Crawford will not permit the Leverage Ratio, as at the end of each fiscal quarter of Crawford set forth below, to exceed the ratio set forth opposite such period:

Period	Ratio
Closing Date through and including September 30, 2007	4.25 to 1.00
December 31, 2007 through and including September 30, 2008	3.00 to 1.00
December 31, 2008 and thereafter	2.50 to 1.00
          Section 6.2 Fixed Charge Coverage Ratio. Crawford will not permit the Fixed Charge Coverage Ratio, as at the end of each fiscal quarter of Crawford set forth below, to be less than the ratio set forth opposite such period:

Period	Ratio
Closing Date through and including December 31, 2006	1.25 to 1.00
March 31, 2007 through and including September 30, 2007	1.35 to 1.00
December 31, 2007 and thereafter	1.50 to 1.00

          Section 6.3 Minimum Consolidated Net Worth. Crawford will, as of the last day of each fiscal quarter of Crawford, maintain a Consolidated Net Worth in an amount equal to or greater than the sum of (i) $150,000,000 plus (ii) 50% of cumulative positive Consolidated Net Income accrued after September 30, 2006 plus (iii) 100% of the Net Offering Proceeds from any Offering; provided, that the Net Offering Proceeds of an Offering of a debt security that is convertible into or exchangeable for capital stock of Crawford or a debt security that is issued with a warrant or other instrument to purchase capital stock of Crawford shall not be required to be added under this clause (iii) unless and until such debt security is converted into or exchanged for, or such warrant or other instrument is exercised for, capital stock of Crawford. For purposes of determining Consolidated Net Worth on any date after September 30, 2006, (A) any non-cash adjustment after September 30, 2006 (whether such adjustment is an increase or decrease) to shareholders’ investment related to pension fund liabilities or other post retirement benefit liabilities, (B) any non-cash adjustment after September 30, 2006 (whether such adjustment is an increase or decrease) to shareholders’ investment related to goodwill and (C) any non-cash adjustment after June 30, 2006 (whether such adjustment is an increase or decrease) to shareholders’ investment related to foreign currency translations shall, in each case, be excluded.
ARTICLE VII.
NEGATIVE COVENANTS
     The Borrowers covenant and agree that, from and after the Closing Date, so long as any Lender has a Commitment hereunder or the principal of, or interest on, any Loan remains unpaid or any fee or any LC Disbursement remains unpaid or any Letter of Credit remains outstanding:
          Section 7.1 Indebtedness. The Borrowers will not, and will not permit any Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:
          (a) Indebtedness created pursuant to the Loan Documents (including the Existing Letters of Credit);
          (b) Indebtedness existing and outstanding on the Closing Date set forth on Schedule 7.1 and borrowings, reborrowings and refinancings of such amounts up to the “Available” amounts set forth on such Schedule 7.1;
          (c) Indebtedness of any Loan Party incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations; provided, that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvements and extensions, renewals, and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof and (ii) such Indebtedness does not, in the aggregate, exceed $5,000,000 at any time outstanding;

     (d) Indebtedness of any Consolidated Subsidiary (other than a Dormant Company) owing to a Loan Party to the extent permitted under Section 7.4(d);
     (e) (i) Guarantees by the Borrowers or any Subsidiary Loan Party of any Indebtedness of any other Loan Party permitted to be incurred hereunder and (ii) Guarantees by the Borrowers or any Subsidiary Loan Party of any Indebtedness of any Consolidated Subsidiary that is not a Loan Party to the extent such Guarantee is permitted pursuant to Section 7.4(d) hereof;
     (f) Indebtedness of the Borrowers in respect of obligations under Hedging Agreements permitted by Section 7.10;
     (g) Indebtedness arising under any performance or surety bond or any bond related to worker’s compensation entered into in the ordinary course of business and consistent with past practices;
     (h) other than as set forth on Schedule 7.1, Indebtedness consisting of working capital facilities, lines of credit or cash management arrangements of Foreign Subsidiaries; provided, however, that the aggregate principal amount of all Indebtedness outstanding at any one time pursuant to this clause (h) shall not exceed $5,000,000; and
     (i) other Indebtedness of the Borrowers and the Consolidated Subsidiaries (other than a Dormant Company) which shall be unsecured; provided, however, that the aggregate principal amount of all Indebtedness outstanding at any one time pursuant to this clause (i) shall not exceed $5,000,000.
     Section 7.2 Negative Pledge. The Borrowers will not, and will not permit any of its Subsidiaries to directly or indirectly, (a) create or incur or suffer to be created or incurred or to exist any Lien upon any of the property or assets of the Borrowers or their Subsidiaries of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) transfer any of such property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; or (d) suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim or demand against it that if unpaid might by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over its general creditors except:
     (a) Permitted Encumbrances;
     (b) any Liens on any property or asset of the Borrowers or any Subsidiary existing on the Closing Date set forth on Schedule 7.2; provided, that such Lien shall not apply to any other property or asset of the Borrowers or any Subsidiary;
     (c) Liens on assets of Foreign Subsidiaries securing Indebtedness permitted by Section 7.1(h);

     (d) purchase money Liens to secure Indebtedness permitted pursuant to Section 7.1(c); provided, that (i) such Lien attaches to such asset concurrently or within 90 days after the acquisition, improvement or completion of the construction thereof and (ii) such Lien does not extend to any other asset (other than replacement assets of the same type) or secure any other Indebtedness; and
     (e) extensions, renewals, or replacements of any Lien referred to in paragraphs (a) through (d) of this Section; provided, that the Indebtedness secured thereby is not increased and that any such extension, renewal or replacement is limited to the assets originally encumbered thereby.
     Section 7.3 Fundamental Changes; Line of Business.
     (a) The Borrowers will not, and will not permit any Subsidiary (other than any Dormant Company) to, merge into or consolidate into any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired) or all or substantially all of the Equity Interest of any of its Subsidiaries (in each case, whether now owned or hereafter acquired) or liquidate or dissolve; provided, that if at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing (i) a Borrower or any Subsidiary (other than a Dormant Company) may, in connection with a Permitted Acquisition, merge with a Person that is not a Subsidiary if a Borrower (or such Subsidiary) is the surviving Person, (ii) any Subsidiary may merge into another Subsidiary (other than a Dormant Company) or either Borrower; provided, that if any party to such merger is a Loan Party (other than a Dormant Company), the Loan Party shall be the surviving Person, (iii) any Subsidiary may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to a Borrower or to a Subsidiary (other than a Dormant Company); provided, that a Subsidiary Loan Party may only sell, lease or otherwise dispose of all or substantially all of its assets to a Borrower or another Subsidiary Loan Party (other than a Dormant Company), (iv) any Dormant Company may liquidate or dissolve if the Borrowers determine in good faith that such liquidation or dissolution is in the best interests of the Borrowers and is not materially disadvantageous to the Lenders and (v) the asset or Equity Interest of a Subsidiary may be sold or transferred so long as such sale or transfer is permitted under Section 7.6.
     (b) The Borrowers will not, and will not permit any Subsidiary to, engage in any business other than businesses of the type conducted by the Borrowers and the Subsidiaries on the Closing Date and businesses reasonably related thereto.
     (c) The Borrowers will not permit any Dormant Company to own any material assets or incur any Indebtedness or other material liabilities. The Borrowers will not at any time permit the aggregate revenues and assets of the Dormant Companies to exceed 1% of the aggregate revenues and assets of Crawford and its Subsidiaries on a consolidated basis.
     Section 7.4 Investments, Loans, Acquisitions, Etc. The Borrowers will not, and will not permit any Subsidiaries to make or permit to exist any Investments, except:

     (a) Permitted Investments;
     (b) Guarantees of Indebtedness expressly permitted by Section 7.1; provided, that the aggregate principal amount of Indebtedness of Subsidiaries that are not Subsidiary Loan Parties that is Guaranteed by any Loan Party shall be subject to the limitations set forth in clause (d) hereof, as applicable;
     (c) Investments in or to any Loan Party (other than a Dormant Company);
     (d) Investments made by the Borrowers in the form of Indebtedness of any Consolidated Subsidiary owing to the Borrowers (or either of them) and Guarantees by the Borrowers of Indebtedness of any Consolidated Subsidiary; provided, that (i) the aggregate amount of (A) Investments (determined at book value without giving effect to any consolidation of accounts) by the Borrowers in Indebtedness of any Consolidated Subsidiary that is not a Subsidiary Loan Party (including Investments existing on the Closing Date and which are identified on Schedule 7.4 hereto) and (B) Guarantees (determined in accordance with the definition of “Investment” without giving effect to any consolidation of accounts) by the Borrowers of Indebtedness of any Consolidated Subsidiary that is not a Subsidiary Loan Party (including such Guarantees existing on the Closing Date which are identified on Schedule 7.4 hereto) shall not exceed $20,000,000 in any period of 12 consecutive months, (ii) the aggregate amount of (A) Investments (determined at book value without giving effect to any consolidation of accounts) by the Borrowers in Indebtedness of any single Consolidated Subsidiary that is not a Subsidiary Loan Party (including Investments existing on the Closing Date and which are identified on Schedule 7.4 hereto) and (B) Guarantees (determined in accordance with the definition of “Investment” without giving effect to any consolidation of accounts) by the Borrowers of Indebtedness of any single Consolidated Subsidiary that is not a Loan Party (including such Guarantees existing on the Closing Date which are identified on Schedule 7.4 hereto) shall not exceed $5,000,000 during the term of this Agreement and (iii) no Investment shall be made, directly or indirectly, by the Borrowers (or either of them) or any of their Subsidiaries in any Dormant Company;
     (e) loans or advances to employees of the Borrowers or any Consolidated Subsidiary (other than a Dormant Company) in the ordinary course of business for travel, relocation and other business related expenses in an amount not to exceed $2,000,000 at any one time outstanding;
     (f) Hedging Agreements permitted by Section 7.10;
     (g) Permitted Acquisitions;
     (h) Investments existing on the Closing Date and set forth on Schedule 7.4; provided, that, with respect to any Investment set forth on Schedule 7.4 consisting of Indebtedness owing by a Subsidiary that is not a Subsidiary Loan Party to any Consolidated Party, such Indebtedness, upon repayment, may not be reborrowed;
     (i) Investments in joint ventures that are not Subsidiaries of the Borrowers (other than a Dormant Company) made after the Closing Date; provided, that (a) no Default or Event of

Default shall exist prior to or after giving effect to such Investment and (b) the total amount of all such Investments (determined at book value) made under this clause (i) during the preceding 12-month period, when aggregated with such Investment, does not exceed the lesser of (A) $5,000,000 and (B) (x) the Permitted Acquisition Basket minus (y) the aggregate amount of Total Acquisition Consideration of all Acquisitions consummated by Crawford and the Consolidated Subsidiaries during such preceding 12-month period; and
     (j) other Investments in and to a Subsidiary Loan Party (other than a Dormant Company).
     Section 7.5 Restricted Payments.
     (a) The Borrowers will not, and will not permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any dividend on any class of its Equity Interests, any Earnout Obligations (other than those Earnout Obligations set forth on Schedule 7.5 and subject to the limitations in the amounts set forth therein) or any payment or prepayment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance or other acquisition of, any Equity Interest, or Indebtedness subordinated in any manner to the Obligations, or any options, warrants, or other rights to purchase such Indebtedness, whether now or hereafter outstanding (each, a “Restricted Payment”), except for (i) dividends payable by Crawford solely in shares of any class of its Equity Interests (other than Disqualified Stock), (ii) Restricted Payments made by any Subsidiary to either Borrower or to another Subsidiary (other than a Dormant Company), (iii) (x) if, at the time of making of a proposed Restricted Payment, the Leverage Ratio (after giving pro forma effect to such Restricted Payment) is less than 3.00 to 1.00 but equals or exceeds 2.25 to 1.00, Crawford may make such Restricted Payment so long as the “Restricted Payments Coverage Ratio” (as set forth below) (after giving pro forma effect to such Restricted Payment) at the time of making such Restricted Payment exceeds 1.35 to 1.00, and no Default or Event of Default has occurred and is continuing or would be caused by such Restricted Payment and (y) if, at the time of making of a proposed Restricted Payment, the Leverage Ratio (after giving pro forma effect to any such Restricted Payment) is less than 2.25 to 1.00, Crawford may make such Restricted Payment so long as no Default or Event of Default has occurred and is continuing or would be caused by such Restricted Payment; notwithstanding the foregoing, in no event may Crawford make Restricted Payments pursuant to this clause (iii) in any four-quarter period in an aggregate amount in excess of $12,500,000 and (iv) Earnout Obligations in an aggregate amount not to exceed $5,000,000 in any four-quarter period.
     (b) For purposes of this Section 7.5 the “Restricted Payments Coverage Ratio” shall mean, for any period of four consecutive fiscal quarters of Crawford, (a) (i) Consolidated EBITDA for such period, minus (ii) the Net Decrease In Deferred Revenue for such period minus (iii) the amount of Unfinanced Capital Expenditures made during such period minus (iv) income taxes paid in cash during such period to (b) (i) Consolidated Interest Expense for such period, plus (ii) scheduled principal payments on all Indebtedness (which for purposes of such calculation should include the principal component of payments in respect of Capitalized Lease Obligations) for such period plus (iii) mandatory prepayments made with respect to the Term Loan plus (iv) all Restricted Payments made during such period, including, without limitation the proposed Restricted Payments.

     (c) The Borrowers will not, and will not permit any Subsidiary to, settle or compromise, or enter into any agreement to settle or compromise, any pending or threatened suit, investigation, cause of action or other proceeding with any Person or Governmental Authority, as to any single or related series of claims, involving payment by a Consolidated Party (or a group of them) of $2,000,000 or more, without the obtaining the prior written consent of the Administrative Agent.
     Section 7.6 Sale of Assets. Except as permitted under Section 7.3, the Borrowers will not, and will not permit any Subsidiary (other than a Dormant Company) to, convey, sell, lease, assign, transfer or otherwise dispose of, any of their respective assets, business or property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Equity Interests to any Person other than Crawford or any Wholly-Owned Subsidiary of Crawford (other than a Dormant Company) (or to qualify directors if required by applicable law), except:
     (a) the sale or other disposition for fair market value of obsolete or worn out property or other property not necessary for operations disposed of in the ordinary course of business;
     (b) the sale of inventory and Permitted Investments in the ordinary course of business; and
     (c) the sale or other disposition of such assets (which may include the Equity Interests of any Subsidiary (but may not include a Subsidiary Loan Party) or all or substantially all of the assets of any Subsidiary (but may not include a Subsidiary Loan Party) in an aggregate amount in any fiscal year of Crawford not to exceed $7,500,000.
     Section 7.7 Transactions with Affiliates. The Borrowers will not, and will not permit any Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, officers, directors or employees, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrowers or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Loan Parties not involving any other Affiliates (subject to limitations set forth elsewhere in this Article VII) and (c) any Restricted Payment permitted by Section 7.5. Notwithstanding the foregoing, the Borrowers will not, and will not permit any Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any Dormant Company, unless (i) such transaction is at prices and on terms and conditions not less favorable to the Borrowers or such Subsidiary (other than the Dormant Company) than could be obtained on an arm’s length basis from unrelated third parties or involves maintaining the corporate existence, good standing or properties of any Dormant Company and (ii) after giving effect to such transaction, the representations and warranties contained in Section 4.17 shall be true and correct.

     Section 7.8 Restrictive Agreements. The Borrowers will not, and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (a) the ability of either Borrower or any Subsidiary to create, incur or permit any Lien upon any of its assets or properties, whether now owned or hereafter acquired, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to its Equity Interest, to make or repay loans or advances to either Borrower or any other Subsidiary, to Guarantee Indebtedness of either Borrower or any other Subsidiary or to transfer any of its property or assets to either Borrower or any Subsidiary; provided, that (i) the foregoing shall not apply to restrictions or conditions imposed by law or by this Agreement or any other Loan Document, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is sold and such sale is permitted hereunder, (iii) clause (a) above shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions and conditions apply only to the property or assets securing such Indebtedness, and (iv) clause (a) above shall not apply to restrictions or conditions imposed by the agreements listed on Schedule 7.8.
     Section 7.9 Sale and Leaseback Transactions. The Borrowers will not, and will not permit any Subsidiaries to, enter into any arrangement, directly or indirectly, whereby they shall sell or transfer any property, real or personal, used or useful in their business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that they intend to use for substantially the same purpose or purposes as the property sold or transferred.
     Section 7.10 Hedging Agreements. The Borrowers will not, and will not permit any of the Subsidiaries to, enter into any Hedging Agreement, other than non-speculative Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which a Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities.
     Section 7.11 Amendment to Organizational Documents; Transaction Documents. The Borrowers will not, and will not permit any Subsidiary to, amend, modify or waive any of their rights in a manner materially adverse to the Lenders under their articles or certificate of incorporation, bylaws or other organizational documents other than in connection with a transaction expressly permitted by Section 7.3. The Borrowers will not, and will not permit any Subsidiary to, directly or indirectly, amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of any of the Transaction Documents without the prior written consent of the Administrative Agent if such change could reasonably be expected to adversely affect the Administrative Agent’s or any Lender’s rights or interests or could reasonably be expected to have a Material Adverse Effect.
     Section 7.12 Accounting Changes; Change of Fiscal Year. The Borrowers will not, and will not permit any Subsidiary to, change their respective fiscal year ends or make any significant change in accounting treatment or reporting practices, except as permitted or required by GAAP or applicable law.

          Section 7.13 Information Regarding Collateral. Except upon thirty (30) days prior written notice to the Administrative Agent and delivery to the Administrative Agent of all documents, certificates and information reasonably requested by the Administrative Agent to maintain the validity, perfection and priority of the security interests of the Administrative Agent in the Collateral, the Borrowers will not, and will not permit any Loan Party to, (i) change any Loan Party’s corporate name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties, (ii) change the location of any Loan Party’s chief executive office (except for the change in Crawford’s chief executive office as specified on Schedule 7.13), its principal place of business, any office in which it maintains books or records relating to the Collateral, which locations shall be listed on Schedule 7.13, (iii) locate any Loan Party’s equipment (other than such equipment which, together with all such other inventory or equipment, does not have a fair market value in excess of $500,000) at any location which is not listed on Schedule 7.13 (except to the extent such equipment is in transit from a location listed on Schedule 7.13 to another location listed on such Schedule), (iv) in any Loan Party’s identity or corporate structure, (v) in any Loan Party’s organizational number issued by the Secretary of State of the State of such Loan Party’s organization or (vi) in the jurisdiction of organization of any Loan Party.
          Section 7.14 No Limitation on Prepayments or Amendments to Certain Loan Documents. The Borrowers will not, and will not permit any Subsidiary to, be a party to any agreement or instrument limiting its rights (a) to make payments or prepayments on the Obligations, whether optional or mandatory, or (b) to amend or waive any term or provision of this Agreement or any Loan Document.
ARTICLE VIII.
EVENTS OF DEFAULT
          Section 8.1 Events of Default.
     If any of the following events (each an “Event of Default”) shall occur:
          (a) the Borrowers shall fail to pay any principal of any Loan or of any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or otherwise; or
          (b) the Borrowers shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount payable under clause (a) of this Article VIII) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days; or
          (c) any representation or warranty made or deemed made by or on behalf of either Borrower or any Subsidiary in or in connection with this Agreement or any other Loan Document (including the Schedules attached thereto) and any amendments or modifications hereof or waivers hereunder, or in any certificate, report, financial statement or other document submitted to the Administrative Agent or the Lenders by either Borrower or any Subsidiary or any representative of either Borrower or any Subsidiary pursuant to or in connection with this Agreement or any other

Loan Document shall prove to be incorrect in any material respect when made or deemed made or submitted; or
     (d) the Borrowers or any Subsidiary shall fail to observe or perform any covenant or agreement contained in Section 5.1, Section 5.2, Section 5.3 (with respect to the Borrowers’ existence), Section 5.10, Section 5.12, Section 5.13, Section 5.14, Section 5.15 or Article VI or Article VII; provided, however, that failure to comply with Section 5.14 shall not constitute an Event of Default unless such failure shall remain unremedied for five (5) Business Days after the occurrence of such failure; or
     (e) the Borrowers or any Subsidiary shall fail to observe or perform any covenant or agreement contained in this Agreement or any other Loan Document (other than those referred to in clauses (a), (b) and (d)), and such failure shall remain unremedied for thirty (30) days after the earlier of (i) any Responsible Officer of either Borrower becomes aware of such failure, or (ii) notice thereof shall have been given to the Borrowers by the Administrative Agent or any Lender; or
     (f) any Consolidated Party (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of or premium or interest on any Indebtedness which exceeds $5,000,000 individually or in the aggregate, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable; or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; or
     (g) either Borrower or any Subsidiary shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Section 8.1(g), (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for either Borrower or any such Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing; or
     (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of either Borrower or any Subsidiary or its debts, or any substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for either Borrower or any Subsidiary or for a substantial part of its assets, and in any such case, such proceeding or petition shall remain undismissed for a period of sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered; or
     (i) either Borrower or any Subsidiary Loan Party shall become unable to pay, shall admit in writing its inability to pay, or shall fail generally to pay, its debts as they become due; or
     (j) an ERISA Event shall have occurred that, when taken together with other ERISA Events that have occurred, could reasonably be expected to result in liability to either Borrower or any Consolidated Subsidiary in an aggregate amount exceeding $5,000,000; or
     (k) any judgment or order for the payment of money in excess of $10,000,000 shall be rendered against either Borrower or any Consolidated Subsidiary, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be a period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
     (l) a Consolidated Party is enjoined, restrained or in any way prevented by the order of any Governmental Authority from conducting all or a material part of its business and such order continues for more than thirty (30) days; or
     (m) any non-monetary judgment shall have been rendered against any Consolidated Party that could reasonably be expected to have a Material Adverse Effect and there shall be a period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
     (n) a Change in Control shall occur or exist; or
     (o) any of the Loan Documents shall be cancelled, terminated, revoked or rescinded (except in accordance with its terms) or any action at law, suit or in equity or other legal proceeding to cancel revoke or rescind any of the Loan Documents shall be commenced by or on behalf of a Loan Party or any of their respective Equity Interest holders, or any court or any other Governmental Authority shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof; or
     (p) the Transaction Documents shall cease to be valid and binding agreements against any party thereto; or
     (q) the Security Documents or the Subsidiary Guaranty Agreement shall for any reason cease to be valid and binding on, or enforceable against, any Loan Party, or any Loan Party shall so state in writing, or any Loan Party shall challenge the validity of or seek to terminate the Security Documents, any provision of this Agreement or any other Loan Document or the Liens in a material portion of the Collateral shall cease to be perfected, then, and in every such event (other than an event with respect to either Borrower described in clause (g) or (h) of this Section) and at any time thereafter during the continuance of such event, the Administrative Agent may, and upon the written request of the Required Lenders shall, by notice to the Borrowers, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, whereupon the Commitment of each Lender shall terminate immediately; (ii) declare the principal of and any accrued interest on the Loans, and all other Obligations owing hereunder, to be, whereupon the same shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower, (iii) require that the Borrowers deposit an amount equal to the LC Exposure of all Lenders as of the date of the occurrence of such Event of Default for deposit into a collateral account to be held by the Administrative Agent in accordance with Section 2.25(h) and (iv) exercise all remedies contained in any other Loan Document; and that, if an Event of Default specified in either Section 8.1(g) or Section 8.1(h) shall occur, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon, all fees, payment of an amount equal to the LC Exposure of all Lenders as of the date of such Event of Default for deposit into a collateral account to be held by the Administrative Agent in accordance with Section 2.25(h) and all other Obligations shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower. Notwithstanding anything herein or otherwise to the contrary, any Event of Default occurring hereunder shall continue to exist (and shall be deemed to be continuing) until such time as such Event of Default is waived in writing in accordance with the terms of Section 10.2 notwithstanding (i) any attempted cure or other action taken by the Borrowers or any other Person subsequent to the occurrence of such Event of Default or (ii) any action taken or omitted to be taken by the Administrative Agent or any Lender prior to or subsequent to the occurrence of such Event of Default (other than the granting of a waiver in writing in accordance with the terms of Section 10.2).
ARTICLE IX.
THE ADMINISTRATIVE AGENT
     Section 9.1 Appointment of Administrative Agent.
     (a) Each Lender irrevocably appoints SunTrust Bank as the Administrative Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto. Further, each Lender irrevocably authorizes the Administrative Agent to enter into, and perform the obligations of the Lenders and the Administrative under, each other Loan Document on behalf of such Lender. The Administrative Agent may perform any of its duties hereunder by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions set forth in this Article shall apply to any such sub-agent and the Related Parties of the Administrative Agent and any such sub-agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

     (b) The Issuing Bank shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time and except for so long as the Administrative Agent may agree at the request of the Majority Revolving Credit Lenders to act for the Issuing Bank with respect thereto; provided, that the Issuing Bank shall have all the benefits and immunities (i) provided to the Administrative Agent in this Article IX with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as the term “Administrative Agent” as used in this Article IX included the Issuing Bank with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to the Issuing Bank.
     (c) Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent. The provisions of this Article IX are solely for the benefit of the Administrative Agent and the Lenders, and, except as provided in Section 9.7, no Loan Party shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, the Administrative Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation or relationship of agency or trust with or for any Loan Party.
     Section 9.2 Nature of Duties of Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable (provided that the Borrowers reserve any and all rights and claims against any Lender, including the Administrative Agent in its capacity as a Lender) for (i) any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and nonappealable judgment. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof is given to the Administrative Agent by the Borrowers or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
     Section 9.3 Lack of Reliance on the Administrative Agent. Each of the Lenders, the Swingline Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders, the Swingline Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, continue to make its own decisions in taking or not taking of any action under or based on this Agreement, any related agreement or any document furnished hereunder or thereunder.
     Section 9.4 Certain Rights of the Administrative Agent. If the Administrative Agent shall request instructions from the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2) with respect to any action or actions (including the failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from such act or taking such act, unless and until it shall have received instructions from such Lenders; and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2) where required by the terms of this Agreement.
     Section 9.5 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed, sent or made by the proper Person. The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (including counsel for the Borrowers), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.
     Section 9.6 The Administrative Agent in its Individual Capacity. The bank serving as the Administrative Agent shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent; and the terms “Lenders”, “Required Lenders”, “holders of Notes”, or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The bank acting as the Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with either Borrower or any Subsidiary or Affiliate of either Borrower as if it were not the Administrative Agent hereunder.
     Section 9.7 Successor Administrative Agent.
     (a) The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrowers. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, subject to the approval by the Borrowers provided that no Event of Default shall exist at such time. If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States of America or any state thereof or a bank which maintains an office in the United States, having a combined capital and surplus of at least $500,000,000.
     (b) Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. If within 45 days after written notice is given of the retiring Administrative Agent’s resignation under this Section 9.7 no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Administrative Agent’s resignation shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time as the Required Lenders appoint a successor Administrative Agent as provided above. After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article IX shall continue in effect for the benefit of such retiring Administrative Agent and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as the Administrative Agent.
     Section 9.8 Indemnification of Administrative Agent. The Lenders agree to indemnify the Administrative Agent in its capacity as such ratably according to their respective percentages of Loans and Commitments used in determining Required Lenders at such time (with such percentages to be determined as if there are no Defaulting Lenders), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, reasonable expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following the payment of the Obligations) be imposed on, incurred by or asserted against the Administrative Agent in its capacity as such in any way relating to or arising out of this Agreement or any other Loan Document, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted to be taken by the Administrative Agent under or in connection with any of the foregoing, but only to the extent that any of the foregoing is not paid by the Borrowers; provided that no Lender shall be liable to the Administrative Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from (i)

the Administrative Agent’s gross negligence or willful misconduct as by a court of competent jurisdiction in a final and nonappealable judgment or (ii) a claim brought by the Lenders against the Administrative Agent for breach in bad faith of the Administrative Agent’s obligations hereunder or under the other Loan Documents, if the Lenders have obtained a final and nonappealable judgment in their favor as determined by a court of competent jurisdiction. The agreements in this Section 9.8 shall survive the payment of all Obligations.
ARTICLE X.
MISCELLANEOUS
     Section 10.1 Notices.
     (a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

To either Borrower:	From the Closing Date until notice is given in accordance with this Section 10.1:

Crawford & Company
5620 Glenridge Drive NE
Atlanta, GA 30342
Attention: Joe Caporaso
Telecopy Number: (404) 845-3127

After notice is given in accordance with this Section 10.1:
Crawford & Company
20 Perimeter Summit Boulevard, N.E.
Atlanta, Georgia 30319
Attention: Joe Caporaso
Telecopy Number: To be provided in such notice

With a copy to:	King & Spalding
1180 Peachtree Street
Atlanta, GA 30309
Attention: John J. Kelley, Esq.
Telecopy Number: (404) 572-5100

To the Administrative Agent:	SunTrust Robinson Humphrey
c/o Agency Services
303 Peachtree Street, N. E./ 25th Floor
Atlanta, Georgia 30308
Attention: Agency Services
Telecopy Number: (404) 724-3879

With a copy to:	SunTrust Bank
303 Peachtree Street, N. E., 3rd Floor
Atlanta, Georgia 30308
Attention: Kelly Gunter
Telecopy Number: (404) 588-8833

To the Issuing Bank:	SunTrust Bank
25 Park Place, N. E./Mail Code 3706
Atlanta, Georgia 30303
Attention: Francis Walker
Telecopy Number: (404) 588-8129

To the Swingline Lender:	SunTrust Bank
303 Peachtree Street, N.E./2nd Floor
Atlanta, Georgia 30308
Attention: Agency Services
Telecopy Number: (404) 724-3879

To each other Lender:	The address for notices set forth on the signature pages hereto.
     Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All such notices and other communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the mails or if delivered, upon delivery; provided, that notices delivered to the Administrative Agent, the Issuing Bank or the Swingline Bank shall not be effective until actually received by such Person at its address specified in this Section 10.1.
          (b) Any agreement of the Administrative Agent and the Lenders herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrowers. The Administrative Agent, the Issuing Bank and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrowers to give such notice and the Administrative Agent, the Issuing Bank and Lenders shall not have any liability to the Borrowers or other Person on account of any action taken or not taken by the Administrative Agent, the Issuing Bank or the Lenders in reliance upon such telephonic or facsimile notice. The obligation of the Borrowers to repay the Loans, the LC Disbursements and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the Administrative Agent, the Issuing Bank and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent, the Issuing Bank and the Lenders of a confirmation which is at variance with the terms understood by the Administrative Agent, the Issuing Bank and the Lenders to be contained in any such telephonic or facsimile notice.

          Section 10.2 Waiver; Amendments.
     (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or any other Loan Document, and no course of dealing between either Borrower and the Administrative Agent, the Issuing Bank or any Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by either Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.
     (b) No amendment or waiver of any provision of this Agreement or the other Loan Documents, nor consent to any departure by either Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by each Borrower and the Required Lenders or each Borrower and the Administrative Agent with the consent of the Required Lenders and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no amendment or waiver shall: (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or LC Disbursement or interest thereon or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of each Lender affected thereby, (iv) alter the required application of any repayments or prepayments as between Classes of Loans pursuant to Section 2.13 or Section 2.23 without the consent of either the Majority Revolving Credit Lenders or the Majority Term Loan Lenders, whichever is being allocated a lesser repayment or prepayment as a result, (v) change (1) any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender or (2) the definition of “Interest Period” so as to permit any Interest Period with a duration greater than 6 months without the written consent of each Lender affected thereby, (vi) release any Subsidiary Loan Party from, or limit the liability of any Subsidiary Loan Party under, the Subsidiary Guaranty Agreement without the consent of each Lender; provided, that the consent of the Administrative Agent or any Lender shall not be required for the release of a Subsidiary Loan Party under the Subsidiary Guaranty Agreement (A) in connection with the sale or other disposition of such Subsidiary Loan Party expressly permitted by this Agreement (or permitted pursuant to a waiver or consent of a transaction otherwise prohibited by this Agreement) or (B) so long as such Subsidiary Loan Party (1) is a Dormant Company and (2) will be dissolved simultaneously with such release under the Subsidiary Guaranty Agreement, (vii) release all or substantially all of the Collateral without the consent of each Lender, (viii) adversely affect the rights of the Revolving Credit Lenders to an extent greater than any of the other Lenders without the prior written consent of the Majority Revolving Credit Lenders, or (ix) adversely affect the rights of the Term Loan Lenders to an extent greater than any of the other Lenders without the prior written consent of the Majority Term Loan Lenders; provided, further, that no such agreement shall amend, modify or otherwise affect the rights, duties or obligations of the Administrative Agent, the Swingline Bank or the Issuing Bank without the prior written consent of such Person.
     (c) If, in connection with any proposed change, waiver, discharge or termination to any of the provisions of this Agreement or any other Loan Document as contemplated by the first proviso to Section 10.2(b), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrowers shall have the right, to replace each such non-consenting Lender or Lenders (but not less than all such non-consenting Lenders if there are more than one) with one or more replacement Lenders pursuant to Section 2.24 so long as at the time of such replacement, each such replacement Lender consents to the proposed change, waiver, discharge or termination.
     Section 10.3 Expenses; Indemnification.
     (a) The Borrowers shall pay (i) all reasonable out-of-pocket costs and expenses of the Administrative Agent and its Affiliates as previously agreed upon by the Borrowers and the Administrative Agent, including, subject to such previously agreed upon arrangement, the reasonable fees, charges and disbursements of counsel for the Administrative Agent and its Affiliates in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket costs and expenses (including, without limitation, the fees, charges and disbursements of outside counsel) of the Administrative Agent, the Issuing Bank or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or any Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
     (b) The Borrowers shall indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing (each, an “Indemnitee”) against, and hold each of them harmless from, any and all costs, losses, liabilities, claims, damages and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, which may be incurred by or asserted against any Indemnitee or asserted against any Indemnitee by any third party or by any of the Loan Parties or their Affiliates arising out of, in connection with or as a result of (i) the execution or delivery of this Agreement or any other agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of any of the transactions contemplated hereby, (ii) any Loan or Letter of

Credit or any actual or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned by either Borrower or any Subsidiary or any Environmental Liability related in any way to either Borrower or any Subsidiary, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any of the Loan Parties or their Affiliates, and regardless of whether any Indemnitee is a party thereto or (v) the administration of the transactions contemplated by any Loan Document or the enforcement of any of the terms of, or the preservation of any rights under, any Loan Document, or in any way relating to or arising out of the ownership, ordering, purchase, delivery, control, acceptance, lease, financing, possession, operation, condition, sale, return or other disposition or use of the Collateral, including the violation by any Loan Party of the laws of any country, state or other Governmental Authority; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such costs, losses, liabilities, claims, damages or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Loan Parties against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
     (c) The Borrowers shall pay, and hold the Administrative Agent and each of the Lenders harmless from and against, any and all present and future Other Taxes and Indemnified Taxes, and save the Administrative Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.
     (d) To the extent that either Borrower fails to pay any amount required to be paid to the Administrative Agent, the Issuing Bank or the Swingline Lender under clauses (a), (b) or (c) hereof, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such. For purposes of this Section 10.3, a Lender’s “pro-rata share” shall be determined based upon its share of the sum of the Aggregate Revolving Credit Exposure, outstanding Term Loans and unused Commitments at the time.
     (e) To the extent permitted by applicable law, no Borrower shall assert, and each such Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Loan or any Letter of Credit or the use of proceeds thereof.

     (f) All amounts due under this Section shall be payable promptly after written demand therefor.
     Section 10.4 Successors and Assigns.
     (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that no Borrower may assign or transfer any of its rights hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any such Borrower without such consent shall be null and void).
     (b) Any Lender may at any time assign to one or more banks or other financial institutions all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment, and the Loans and LC Exposure at the time owing to it); provided, that (i) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, the Borrowers and the Administrative Agent (and, in the case of an assignment of all or a portion of a Revolving Commitment or any Lender’s obligations in respect of its LC Exposure or Swingline Exposure, the Issuing Bank and the Swingline Lender) must give their prior written consent (which consent shall not be unreasonably withheld or delayed), (ii) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, or an assignment while an Event of Default has occurred and is continuing, the amount of the Commitment or Loan of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 (unless the Borrowers and the Administrative Agent shall otherwise consent), (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) the assigning Lender and the assignee shall (unless otherwise waived by the Administrative Agent) execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee payable by the assigning Lender or the assignee (as determined between such Persons) in an amount equal to $1,000 (unless otherwise waived by the Administrative Agent) and (v) such assignee, if it is not a Lender, shall deliver a duly completed administrative questionnaire to the Administrative Agent; provided, that any consent of the Borrowers otherwise required hereunder shall not be required in connection with the initial syndication of the Loans or if an Event of Default has occurred and is continuing. Upon the execution and delivery of the Assignment and Acceptance and payment by such assignee to the assigning Lender of an amount equal to the purchase price agreed between such Persons, such assignee shall become a party to this Agreement and any other Loan Documents to which such assigning Lender is a party and, to the extent of such interest assigned by such Assignment and Acceptance, shall have the rights and obligations of a Lender under this Agreement, and the assigning Lender shall be released from its obligations hereunder to a corresponding extent (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.18, Section 2.19, Section 2.20, Section 2.21 and Section 10.3). Upon the consummation of any such assignment hereunder, the assigning Lender, the Administrative Agent and the Borrowers shall make appropriate arrangements to have new Notes issued. Any assignment or other transfer by a Lender that does not fully comply with the terms of this clause (b) shall be treated for purposes of this Agreement as a sale of a participation pursuant to clause (c) below. Contemporaneous assignments by or to related Approved Funds shall be treated as a single assignment for purposes of the minimum assignment amount and processing fees provided in this subsection.
     (c) Any Lender may at any time, without the consent of either Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment, the Loans owing to it and its LC Exposure); provided, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of its obligations hereunder, and (iii) the Borrowers, the Administrative Agent, the Swingline Bank, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. Any agreement between such Lender and the Participant with respect to such participation shall provide that such Lender shall retain the sole right and responsibility to enforce this Agreement and the other Loan Documents and the right to approve any amendment, modification or waiver of this Agreement and the other Loan Documents; provided, that such participation agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver of this Agreement described in the first proviso of Section 10.2(b) that affects the Participant. Each of the Borrowers agrees that each Participant shall be entitled to the benefits of Section 2.19, Section 2.20, Section 2.21 and Section 2.22 to the same extent as if it were a Lender hereunder and had acquired its interest by assignment pursuant to paragraph (b); provided, that no Participant shall be entitled to receive any greater payment under Section 2.18 or Section 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant. To the extent permitted by law, the Borrowers agree that each Participant shall be entitled to the benefits of Section 2.22 as though it were a Lender, provided, that such Participant agrees to share with the Lenders the proceeds thereof in accordance with Section 2.23 as fully as if it were a Lender hereunder. Notwithstanding the other provisions of this Section 10.4(c), a Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.22 unless the Borrowers are notified of such participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.22(d) as though it were a Lender hereunder.
     (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement and its Notes (if any) to secure its obligations to a Federal Reserve Bank without complying with this Section; provided, that no such pledge or assignment shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. Further, and notwithstanding anything to the contrary contained herein, any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the related Note, if any, held by it to the trustee for holders of obligations owed or to other creditors of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of clause (b) of this Section, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents, (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise (unless such trustee has complied with the requirements of clause (b) of this Section).
     (e) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrowers, the option to provide to the Borrowers all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrowers pursuant to this Agreement; provided, that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of any Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it will not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State. Notwithstanding anything to the contrary in this Section 10.4, any SPV may (i) with notice to, but without the prior written consent of, the Borrowers and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrowers and the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV. As this Section 10.4(e) applies to any particular SPV, this Section may not be amended without the written consent of such SPV.
     (f) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Payment Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
     Section 10.5 Governing Law; Jurisdiction; Consent to Service of Process.
     (a) This Agreement and the other Loan Documents shall be construed in accordance with and be governed by the law (without giving effect to the conflict of law principles thereof) of the State of New York.

     (b) Each of the Borrowers hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the United States District Court of the Southern District of New York, and of any state court of the State of New York and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York state court or, to the extent permitted by applicable law, such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against either Borrower or their properties in the courts of any jurisdiction.
     (c) Each of the Borrowers irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in paragraph (b) of this Section and brought in any court referred to in paragraph (b) of this Section. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
     (d) Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.
     Section 10.6 WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     Section 10.7 Right of Setoff. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Lender and the Issuing Bank shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to either Borrower, any such notice being expressly waived by each Borrower to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of either Borrower at any time held or other obligations at any time owing by such Lender and the Issuing Bank to or for the credit or the account of either Borrower against any and all Obligations held by such Lender or the Issuing Bank, as the case may be, irrespective of whether such Lender or the Issuing Bank shall have made demand hereunder and although such Obligations may be unmatured. Each Lender and the Issuing Bank agree promptly to notify the Administrative Agent and the Borrowers after any such set-off and any application made by such Lender and the Issuing Bank, as the case may be; provided, that the failure to give such notice shall not affect the validity of such set-off and application.
     Section 10.8 Counterparts; Integration. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement, the other Loan Documents, and any separate letter agreement(s) relating to any fees payable to the Administrative Agent constitute the entire agreement among the parties hereto and thereto regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters.
     Section 10.9 Survival. All covenants, agreements, representations and warranties made by either Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and the issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Section 2.20, Section 2.21, Section 2.22, and 10.3 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof. All representations and warranties made herein, in the certificates, reports, notices, and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and the making of the Loans and the issuance of the Letters of Credit.
     Section 10.10 Severability. Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     Section 10.11 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or participation in any LC Disbursement, together with all fees, charges and other amounts which may be treated as interest on such Loan or participation in such LC Disbursement under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by a Lender holding such Loan or participation in accordance with applicable law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participation or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Lender.
     Section 10.12 Confidentiality. The Administrative Agent, the Issuing Bank and each Lender agrees to keep confidential all information identified as confidential in writing and provided to it by the Borrowers or any of their Subsidiaries; provided that nothing herein shall prevent the Administrative Agent, the Issuing Bank or any Lender from disclosing such information: (a) to the Administrative Agent, any other Lender or any Affiliate thereof that are informed of the confidential nature of such information and are instructed to keep it confidential, (b) to prospective transferees, assignees, SPVs, participants or any actual or prospective counterparty (or its advisors) to any Hedging Agreements permitted hereby, in each case, that sign a document containing the provisions of this Section prior to disclosure, (c) its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its Affiliates that are made aware of the provisions of this Section prior to disclosure, (d) in response to any order of any court or other Governmental Authority or as may be required by law or regulation (including, without limitation, if requested or required to do so in connection with any litigation or similar proceeding), (e) with the consent of the Borrowers, (f) to the extent such information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or the Issuing Bank on a nonconfidential basis from a Person other than the Borrowers, or (g) in connection with the exercise of any remedy hereunder or under any other Loan Document.
     Section 10.13 USA PATRIOT Act. Each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), such Lender may be required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with said Act.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CRAWFORD & COMPANY

By	/s/ W. B. Swain

Name: W. B. Swain Title: Executive Vice President

CRAWFORD & COMPANY INTERNATIONAL, INC.

By	/s/ J. R. Caporaso

Name: J. R. Caporaso Title: Vice President & Treasurer

[Signature page to Crawford & Company Credit Agreement]

SUNTRUST BANK, as Administrative Agent, as Issuing Bank, as Swingline Lender, as Revolving Credit Lender and as Term Loan Lender

By	/s/ E. Donald Besch, Jr.

Name: E. Donald Besch, Jr. Title: Managing Director

Lending Office (all Types of Loans) and
Address for Notices:

SunTrust Robinson Humphrey
303 Peachtree Street, N.E.
25th Floor
Atlanta, Georgia 30308
Attention: Agency Services
Telecopy: (404) 724-3879

[Signature page to Crawford & Company Credit Agreement]

CITIBANK, N.A., as Revolving Credit Lender

By	/s/ Andrew Kreeger

Name: Andrew Kreeger
Title: Vice President

Lending Office (all Types of Loans) and
Address for Notices:

Citibank, N.A.
400 Perimeter Center Terrace, Suite 600
Atlanta, Georgia 30346
Attention: Brian King
Telecopy: (404) 601-5103

[Signature page to Crawford & Company Credit Agreement]

BANK OF AMERICA, N.A., as Revolving Credit Lender and as Term Loan Lender

By	/s/ Ken Bauchle

Name: Ken Bauchle
Title: Senior Vice President

Lending Office (all Types of Loans) and
Address for Notices:

Bank of America, N.A.
600 Peachtree Street
GA1-006-13-15
Atlanta, Georgia 30308
Attention: Ken Bauchle
Telecopy: (404) 607-6343

[Signature page to Crawford & Company Credit Agreement]

WACHOVIA BANK, NATIONAL ASSOCIATION, as Revolving Credit Lender and as Term Loan Lender

By	/s/ Elaine Eaton

Name: Elaine Eaton Title: Senior Vice President — Risk Manager

Lending Office (all Types of Loans) and
Address for Notices:

Wachovia Bank, National Association
171 17th Street N.W., 5th Floor
Atlanta, Georgia 30363
Attention: Elaine Eaton
Telecopy: (404) 214-7309

[Signature page to Crawford & Company Credit Agreement]

NORTHERN TRUST COMPANY, as Revolving Credit Lender

By	/s/ John Canty

Name: John Canty Title: Vice President

Lending Office (all Types of Loans) and
Address for Notices:

Northern Trust Company
50 South LaSalle — B2
Chicago, Illinois 60603
Attention: John Canty
Telecopy: (312) 444-7028

[Signature page to Crawford & Company Credit Agreement]

HSBC BANK USA, N.A., as Revolving Credit Lender and as Term Loan Lender

By	/s/ Jose M. Cruz

Name: Jose M. Cruz
Title: Senior Vice President

Lending Office (all Types of Loans) and
Address for Notices:

HSBC Bank USA, N.A.
1441 Brickell Avenue
Miami, Florida 33131
Attention: Barbara Baltar
Telecopy: (305) 539-4930

Schedule I
APPLICABLE MARGIN AND APPLICABLE PERCENTAGE

		Applicable Margin	Applicable
		for LIBO Rate	Margin for
		Revolving Loans and	Base Rate	Applicable
Pricing		Revolving LC	Revolving	Percentage for
Level	Leverage Ratio	Participation Fees	Loans	Commitment Fee
I	Greater than or equal to 3.25 to 1.00	2.25%	1.25%	0.50%

II	Less than 3.25 to 1.00 but greater than or equal to 2.50 to 1.00	2.00%	1.00%	0.375%

III	Less than 2.50 to 1.00 but greater than or equal to 1.75 to 1.00	1.75%	0.75%	0.375%

IV	Less than 1.75 to 1.00 but greater than or equal to 1.00 to 1.00	1.375%	0.375%	0.375%

V	Less than 1.00 to 1.00	1.00%	0.00%	0.25%